AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 31, 2005

                                                REGISTRATION NO. 333-___________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             AVAX Technologies, Inc.
                 (Name of small business issuer in its charter)

          DELAWARE                              2836                               13-3575874
  State of jurisdiction of         (Primary Standard Industrial      (I.R.S. Employer Identification No.)
incorporation or organization       Classification Code Number)

                              2000 HAMILTON STREET
                                    SUITE 204
                        PHILADELPHIA, PENNSYLVANIA 19130
                                 (215) 241-9760
                                WWW.AVAX-TECH.COM
        (Address and telephone number of principal executive offices and principal place of business)

                                                             COPY TO:

               RICHARD P. RAINEY                      RICHARD M. WRIGHT, JR.
                   PRESIDENT                           GILMORE & BELL, P.C.
              2000 HAMILTON STREET                     2405 GRAND BOULEVARD
                   SUITE 204                                SUITE 1100
        PHILADELPHIA, PENNSYLVANIA 19130            KANSAS CITY, MISSOURI 64108
                 (215) 241-9760                           (816) 221-1000
(Name, address and telephone number of agent
                    for service)

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

------------------------- ---------------------- ----------------------- ---------------------- ----------------------
 Title of each class of           Share             Proposed maximum       Proposed maximum
    securities to be          Amount to be           offering price       aggregate offering          Amount of
       registered              registered             per unit(1)                price            registration fee
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Common Stock                   32,946,460                $0.32                $10,542,868              $1,241
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

(1) Estimated for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, and based on the average of the high and low prices of our common stock reported by the OTC Bulletin Board on August 29, 2005.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     IN ACCORDANCE WITH SEC RULE 429, THE PROSPECTUS FORMING A PART OF THIS REGISTRATION STATEMENT WILL, UPON THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT, ALSO CONSTITUTE THE PROSPECTUS UNDER OUR PREVIOUS REGISTRATION STATEMENT ON FORM SB-2 (REGISTRATION NO. 333-118334).

                  SUBJECT TO COMPLETION, DATED August 31, 2005

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THIS REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS


                             AVAX TECHNOLOGIES, INC.

                                   60,956,957

                                  COMMON STOCK



     The selling stockholders listed on page 43 of this prospectus may sell up to 60,956,957 shares of our common stock. At any time, without notifying us, the selling stockholders can sell all or a portion of the common stock offered in this prospectus. The selling stockholders can sell the common stock to buyers directly or through underwriters, brokers, dealers or agents. The sale price for the common stock may be either a price negotiated between the selling stockholder and the buyer, or the prevailing market price of the common stock at the time of the sale. We will not receive any proceeds from the sale of shares by the selling stockholders.

     Our common stock is traded on the OTC Bulletin Board under the symbol "AVXT.OB." On August 12, 2005, the last reported sale price of our common stock was $0.32.

                             ______________________


     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 3.


                             ______________________


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ______________________











                 THE DATE OF THIS PROSPECTUS IS AUGUST __, 2005

                             ______________________

                                TABLE OF CONTENTS
                             ______________________

                                                                            PAGE

PROSPECTUS SUMMARY........................................................... 1

RISK FACTORS................................................................. 3

FORWARD-LOOKING STATEMENTS................................................... 8

USE OF PROCEEDS.............................................................. 8

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS..................... 8

DIVIDEND POLICY.............................................................. 9

PLAN OF OPERATION............................................................ 9

BUSINESS.................................................................... 21

MANAGEMENT.................................................................. 35

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................. 40

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............. 41

SELLING STOCKHOLDERS........................................................ 43

PLAN OF DISTRIBUTION........................................................ 47

DESCRIPTION OF CAPITAL STOCK................................................ 48

LEGAL MATTERS............................................................... 50

EXPERTS..................................................................... 50

WHERE YOU CAN FIND MORE INFORMATION......................................... 51

CONSOLIDATED FINANCIAL STATEMENTS.......................................... F-1

                            _________________________

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, THE INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH THE OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE USING THIS PROSPECTUS WILL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME AFTER ITS DATE.

                            _________________________

51

                               PROSPECTUS SUMMARY

     THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING. WE ENCOURAGE YOU TO READ THIS ENTIRE PROSPECTUS, INCLUDING THE RISK FACTORS SECTION AND THE FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.

OUR BUSINESS

     We are a development stage biopharmaceutical company engaged in the development and potential commercialization of products and technologies for the treatment of cancer and other life-threatening diseases. In 1995, we identified research being conducted by Dr. David Berd, an oncologist and professor at Thomas Jefferson University (TJU) in Philadelphia, and licensed the rights and the patents related to Dr. Berd's research. We are a typical development stage biotech company in that we are not currently generating any significant revenue from our proposed products, and we have not yet made a profit.

     We are primarily focusing our efforts on the development of immunotherapies for the treatment of cancer. Historically, chemotherapies have been the only accepted post-surgical treatment for cancer. Chemotherapy is the prevention or treatment of disease by administering chemicals or drugs. Alternatively, immunotherapy is the treatment of disease or infection by stimulating the body's immune system through a process of immunization. When a person is immunized for a particular disease or infection, that person is injected with portions of or all of the disease agent itself, which stimulates the body's immune system to fight the foreign agent. In this way, he or she builds up immunity to the disease or infection. Immunotherapies that are being developed to treat cancer are intended to act in the same way. Through our agreement with Thomas Jefferson University and Dr. David Berd, we are researching and attempting to develop a safe, effective immunotherapy for the treatment of cancer.

     Our leading product candidate is an autologous cell vaccine (AC Vaccine) referred to as M-Vax, which is designed as an immunotherapy for the post-surgical treatment of cancer. Initially we are targeting our developmental efforts on late stage (stages 3 and 4) melanoma. Autologous cell vaccine means a vaccine produced from the patient's own cancer cells. Melanoma is a highly malignant tumor that can spread so rapidly that it can be fatal within months of diagnosis. We believe that M-Vax is the first immunotherapy to suggest, from clinical trial results, that its use may result in a significant improvement in the survival rate for patients with stage 3 melanoma.

     In 2002, we filed two Investigational New Drug (IND) applications with the U.S. Food and Drug Administration (the FDA) for the treatment of patients with melanoma and ovarian cancer. We do not have any drug products that have been approved by the FDA and are not currently engaged in clinical testing of any products in the U.S. We cannot currently anticipate when, if ever, we will have drug products in the U.S. market.

     In France, we prepared and filed a Biological License Application (BLA) filing with AFSSAPS (the French counterpart of the FDA) for the treatment of stage 3 melanoma patients in 2004. In November 2003, we held a pre-BLA meeting with AFSSAPS representatives to discuss revisions to the manufacturing of the AC Vaccine, the planned testing of the final product and our desire to file our BLA utilizing the data generated to date.

     In December 2003/January 2004, we filed two INDs in France for use of the AC Vaccine for hepatic and peritoneal cancer, which will also include patients that have ovarian and colorectal cancers that have metastasized to these locations. We believe that the AC Vaccine is a technology that has application in a broad spectrum of solid tumor cancers. By initiating and completing these trials for other cancer indications, we are seeking to demonstrate this.

     The regulatory approval process for new drugs in France is substantially similar to the process in the U.S. The primary difference between the U.S. and French regulatory processes is new regulations first published by AFSSAPS in 2002 specific to the regulation of cell and gene therapies (which includes the AC Vaccine technology). These regulations are new, and our BLA filing in France for M-Vax was one of the first autologous products to be covered by these new regulations. Accordingly, the regulatory approval path for this and other products in France subject to these new regulations is likely to continue to evolve.

     Since 2003, we have made M-Vax available for sale on a compassionate use basis in various European countries. Compassionate use is considered for patients who have failed to respond to accepted standards of care for their cancer and are facing a prognosis of death. Compassionate use of M-Vax has been permitted by regulatory authorities in France, Spain and Belgium (even though there is no approval for marketing of M-Vax in those countries) when the patient's prognosis is death and there are no alternative treatments available to the patient. We treated one patient on a compassionate use basis in 2003, and treated 20 additional patients through June 30, 2005. An additional 11 patients presented to us, through June 30, 2005, for treatment on a compassionate use basis were untreatable with the vaccine as a result of inadequate cell count, the tumor samples received were not melanoma or sterility issues. We expect to continue to treat patients on a compassionate use basis in Europe. This development is important to us and our AC Vaccine technology because it expands the availability of the AC Vaccine within the scientific and medical communities that are now seeking out the compassionate use of M-Vax. These experiences of oncology leaders in various European countries may become critical to the overall market and regulatory acceptance of the AC Vaccine technology in Europe. This also will allow us to educate practitioners to maintain and aseptically handle and ship tumors to reduce incidences where tumors become contaminated. Additionally, the compassionate use of our vaccine provides revenue for the Company. Compassionate use sales currently are paid for by the hospital that contracts for the acquisition of the vaccine.

     In the United States, we had previously initiated clinical trials to evaluate the safety and efficacy of M-Vax and O-Vax (our AC Vaccine for ovarian cancer). In March and April 2001, we received first oral notification and then written confirmation from the FDA that clinical activities then underway for both our M-Vax and O-Vax autologous cancer vaccines were placed on clinical hold pending further review by the agency. The written notification from the FDA confirming the clinical hold identified the specific issues that the FDA wanted addressed, which dealt primarily with the sterility of autologous tumors received by us at the Philadelphia facility and the assurance that vaccines being provided to patients would meet FDA sterility guidelines. In conjunction with the clinical hold, the FDA conducted an inspection of our manufacturing facility in Philadelphia. The issues identified by the FDA in this inspection focused primarily on the sterility of autologous tumors received by us at the Philadelphia facility, the handling of sterile and non-sterile tumors and assurance that vaccines being provided to patients would meet FDA sterility guidelines.

     In working with the FDA to resolve the issues identified as part of the clinical hold, we concluded that (1) it would no longer be feasible to continue the clinical development of the original AC Vaccine format without the ability to ensure clinical samples have completed sterility testing prior to administration (referred to as the "fresh" vaccine product format), and (2) a revised product format needed to be established, tested and reviewed by the FDA which allowed us to test the vaccine for sterility prior to administration of the vaccine to patients. Through these research and development activities we re-engineered the manufacturing steps for the production and distribution of the AC Vaccine, referred to as the "frozen" vaccine technology. Based upon the changes to the manufacturing of the product, the FDA recommended that we consider preparing and filing new INDs for the frozen vaccine. At the recommendation of the FDA, we inactivated the INDs for M-Vax and O-Vax, and agreed to file new INDs for the revised product format for the AC Vaccine for melanoma and ovarian cancer, which IND filings were accepted by the FDA. Our Philadelphia facility was cleared to begin processing clinical samples for administration to patients in clinical trials. We have commenced our clinical trial for melanoma in the U.S. for the treatment of melanoma with the AC Vaccine, using DTH as the endpoint.

COMPANY INFORMATION

     We were incorporated in the State of New York on January 12, 1990. On October 22, 1992, we merged into Walden Laboratories, Inc. (Walden), a Delaware corporation, which was incorporated on September 18, 1992. We changed our name from Walden Laboratories, Inc., to AVAX Technologies, Inc., effective March 26, 1996.

     Our principal executive office is located at 2000 Hamilton Street, Suite 204, Philadelphia, Pennsylvania 19130. The telephone number at that address is
(215) 241-9760.

THE OFFERING

     The selling stockholders may sell their shares of common stock according to the plan of distribution described on page 47 of this prospectus. We will not receive any proceeds from the sale of these shares.

                                  RISK FACTORS

     INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. BEFORE MAKING A DECISION ABOUT INVESTING IN OUR SECURITIES, ONE SHOULD CAREFULLY CONSIDER THE RISK FACTORS LISTED BELOW, AS WELL AS THE REST OF THE INFORMATION CONTAINED IN THIS PROSPECTUS.

BECAUSE OF OUR CONTINUING NEED FOR CAPITAL, THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

     We presently anticipate that our current cash resources, including the net proceeds of the private placement that we closed in April 2005, will be sufficient to fund operations through the end of 2005, depending upon how aggressively we implement our development plans. We have only a limited ability to generate revenues from operations, and any revenues we generate are almost certain to be substantially less than our operating expenses. Accordingly, it will be necessary to raise additional equity capital by the end of 2005 or early in 2006. Because of our limited cash and financial resources, our ability to continue as a going concern is in question.

     In the past, we have had periods in which we have been unable to raise adequate capital, and as a result, we have ceased certain of our product development programs and have taken numerous other steps to reduce our cash expenditures. Each of these steps, while conserving cash, has slowed the prospects of success in various product development efforts.

     We have no way of knowing if we will be able to complete any additional financings.

WE ARE PURSUING A REGULATORY APPROVAL PROCESS IN FRANCE THAT IS THE RESULT OF RECENTLY PUBLISHED REGULATIONS, FOR WHICH THERE IS NO CLEAR APPROVAL PATH, WHICH COULD DELAY OUR PLANNED REGULATORY APPROVAL GOALS IN FRANCE.

     In March 2005, we submitted to AFSSAPS (the French regulatory authority) a biological license application (BLA) for approval of our AC Vaccine for the treatment of patients in France with stage 3 and stage 4 melanoma. The basis upon which we filed this application is data that were obtained in non-controlled, single site, clinical trials conducted by Dr. Berd at TJU. The rules under which we made this submission were recently enacted and, to our knowledge, represent the first ever regulations that are specifically developed for the regulation of cell and gene therapy treatments. The clinical trials that are the basis upon which we submitted our clinical data are non-controlled, meaning they do not include a comparative treatment against which the results of the clinical product are compared. In general, most drugs require controlled studies that they are compared against alternate treatments to measure their effect and efficacy.

     The response of AFSSAPS to our planned BLA filing is uncertain, due to the lack of a clear regulatory path for approval of autologous products in France. Accordingly, we cannot predict the timing or nature of the response of AFSSAPS to our BLA filing.

WE NOW CONDUCT ALL AC VACCINE MANUFACTURING OUT OF OUR LYON, FRANCE FACILITY, WHICH CREATES BUSINESS UNCERTAINTIES AND LOGISTICAL RISKS AS WE RECOMMENCE TREATING PATIENTS IN CLINICAL TRIALS IN THE U.S.

     We previously manufactured our AC Vaccine for U.S. patients enrolled in our clinical trials at our facility in Philadelphia. We now conduct all AC Vaccine manufacturing at our Lyon, France facility. As we recommence clinical trials in the U.S. for melanoma or commence trials for non-small cell lung cancer, we will encounter various business uncertainties and logistical risks associated with the transport of biologics (consisting of human tumor cells) to France and shipping a patient's individualized AC Vaccine back to the U.S. Had we been using this business model in September 2001, the September 11 attacks in the U.S. and the resultant suspensions and interruptions of international travel and shipments would have significantly disrupted our treatment of patients. There are additional risks associated with the transport of biologics and vaccines, including the limited "shelf life" of the vaccine after it is manufactured. Although we have developed plans to manage these risks, we may encounter disruptions that we are unable to control, which could adversely affect the willingness of U.S. patients to enroll in our clinical studies or otherwise disrupt our clinical development of the AC Vaccine in the U.S.

THE U.S. CLINICAL TRIAL AND REGULATORY APPROVAL PROCESS FOR OUR PRODUCTS HAS BEEN AND WILL CONTINUE TO BE EXPENSIVE AND TIME CONSUMING AND THE OUTCOME UNCERTAIN.

     To obtain regulatory approval for the commercial sale of our products in the U.S., we must demonstrate through clinical trials that our products are safe and effective. We will continue to incur substantial expense for, and devote a significant amount of time to, pre-clinical testing and clinical trials of our products in the U.S. The results from pre-clinical testing and early clinical trials are not totally predictive of results that may be obtained in later clinical trials. Data obtained from pre-clinical testing and clinical trials are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, regulatory delays or rejections may be encountered as a result of many factors, including changes in regulatory policy during the period of product development. Our business and financial condition will be materially and adversely affected by any delays in, or termination of, our clinical trials.

     Our clinical trials for the AC Vaccine were placed on clinical hold by the FDA in spring 2001. We did not re-file the INDs until fall 2002 to recommence clinical trials. That delay was costly to us in terms of both time and money. During that 16-month period, we were unable to proceed with the enrollment or treatment of any patients in our AC Vaccine clinical trials. Similar delays could occur in the future, resulting in significant delays, expense and lost opportunities. Even if we initiate these studies and even if we obtain approval for our AC Vaccine drug candidates from one or more foreign regulatory agencies, we still may not have the funding to complete the U.S. regulatory approval process or we may fail to obtain FDA approval for the same products. We may never be able to commercialize our AC Vaccine products in the U.S.

WE COMPETE WITH OTHER CLINICAL PROGRAMS AND OTHER TREATMENTS FOR PATIENTS FOR OUR CLINICAL TRIALS, WHICH WILL AFFECT OUR ABILITY TO ENROLL QUICKLY OUR CLINICAL TRIALS.

     We have competed, and will continue to compete, with numerous clinical trials and other treatment regimens (both in the U.S. and Europe) for patients for our clinical trials. Companies with clinical trials, including us, provide information and other incentives to oncologists and other specialists as an inducement to participate in clinical trials. A physician is required to place patients in clinical trials based upon the physician's assessment of the likely benefits of that clinical trial to the patient. The information provided by us regarding any future clinical trials may not be sufficient to persuade physicians to place their patients in our clinical trials. We have experienced intense competition for patients for our previous clinical trials.

WE ARE OPERATING IN A REGULATED INDUSTRY WHERE THE GUIDANCE FOR ACCEPTABLE MANUFACTURING AND TESTING OF OUR PRODUCTS AND PROCESSES IS EVOLVING, WHICH CREATES UNCERTAINTIES, DELAYS AND EXPENSE FOR US.

     Regulatory standards require that we produce our products in compliance with current Good Manufacturing Practices (cGMP). These requirements, as dictated by the applicable U.S. and European regulatory authorities, adopt the methods for end product standards and methods of analysis, which in the U.S. guidance is published in the United States Pharmacopoeia (similar guidance for Europe is published in the European Pharmacopoeia). In February 2002, the United States Pharmacopeia issued a new general information chapter entitled "cell and gene therapy products," which became effective April 2002. This relates to the production and testing of cell and gene therapy products. This is the first known industry general guideline specifically related to the manufacture of cell and gene therapy products. New guidance can be expected as the cell and gene therapy areas of the pharmaceutical industry expand. We will be required to adapt our existing physical facilities, process and procedures to these standards for the production of our products during clinical testing and for future commercialization. The inability to adapt to these evolving standards will delay our ability to produce product for clinical testing and would delay our ability to enter into clinical trials.

     During 2002, the French regulatory authority, AFSSAPS, published information defining clinical regulations for cell and gene therapy products. We believe that this is the first guidance by a regulatory authority that defines the clinical evaluation of cell and gene therapy products separately from other pharmaceutical products. We will need to adapt to and adhere to these new guidelines to obtain approval for our lead technology. As with any new regulatory scheme, there is not a clear precedent for resolving certain issues, which could further delay regulatory reviews and approvals of our products.

WE ARE A DEVELOPMENT STAGE BIOPHARMACEUTICAL COMPANY, AND WE MAY NEVER DEVELOP OR SUCCESSFULLY MARKET ANY PRODUCTS.

     Investors must evaluate us in light of the expenses, delays, uncertainties and complications typically encountered by development stage biopharmaceutical companies, many of which we have already experienced and many of which are beyond our control. The risks of a development stage biopharmaceutical company that we have already encountered include:

 o the FDA clinical hold of our AC Vaccine clinical trials in 2001 and the resultant substantial expenses and delays in resolving the FDA concerns and refiling new INDs for the reformulated AC Vaccine products;
 o manufacturing challenges relating to the production of a vaccine from the patient's own cancer cells, such as the sterility issues we previously experienced at our Philadelphia facility;
 o our failure to develop a market for the AC Vaccine in Australia, notwithstanding substantial expenditures of time and money to do so;
 o our inability to agree with the FDA on an acceptable potency assay (which is a biological measure of the drug's active ingredients) of our product prior to administration of the vaccine, which will be required for later stage clinical trials and commercial approval of the vaccine;
 o our inability to generate any meaningful revenues from any other products or services while we work to develop our lead products and technologies; and
 o the cutbacks in our development plans and programs due to the limited cash resources in recent years, which have delayed the development of the AC Vaccine.

     As a result of these and likely continuing challenges of being a development stage biopharmaceutical company, our products may never be successfully developed or marketed.

EVEN IF OUR AC VACCINE TECHNOLOGY RECEIVES REGULATORY APPROVAL AND IS DETERMINED TO BE SAFE AND EFFECTIVE, OUR PRODUCTS MAY NOT GAIN COMMERCIAL ACCEPTANCE.

     Even if the AC Vaccine technology is safe and effective, there is no guarantee of commercial acceptance. Because the AC Vaccine technology is a new approach to the treatment of cancer, it must be accepted by both patients and physicians before it can be successfully commercialized. Due to the nature of the vaccine technology it requires that current practitioners revise the way they think about cancer and cancer treatment. The marketplace of ideas, technologies and information is crowded, and we must develop the means to reach leading specialist physicians in each market with the AC Vaccine story.

IF GOVERNMENTAL AND INSURANCE REIMBURSEMENT IS NOT AVAILABLE OR IS INSUFFICIENT, A MARKET FOR OUR PRODUCTS MAY NEVER DEVELOP OR BE ECONOMICALLY FEASIBLE.

     The availability of governmental and insurance reimbursements of the costs of the vaccine is critical to ultimate physician and patient acceptance of the AC Vaccine technology. In both the U.S. and other countries, sales of our products will depend in part upon the availability of reimbursement from third-party payors, which include government health administration authorities, managed care providers, and private health insurers. For new products or technologies, reimbursement must be established under existing governmental or insurance regulations or practices. We will be required to obtain reimbursement approvals (both governmental and insurance) in each country in which we obtain appropriate regulatory authority to market the AC Vaccine products.

     In addition, third-party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services. Significant uncertainty surrounds the reimbursement status of newly approved health care products, and our products may not be considered cost effective by a particular governmental authority or insurer. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in the research and development of our products.

WE MAY LOSE CONTROL OVER THE MARKETING AND DISTRIBUTION OF OUR VACCINES IF WE CANNOT AFFORD TO SUPPORT OUR PRODUCTS.

     We may have to depend on third parties to develop, market and distribute our products. We currently do not have the resources to develop fully, market or distribute M-Vax, O-Vax or any other products that we may develop in the future. Moreover, it is particularly difficult and expensive to develop and distribute the AC Vaccine products, because they are custom made for each individual patient. We may have less control over marketing and distribution activities performed by third parties than if we were performing those functions with our own facilities and employees. This lack of direct control could adversely affect the results of these activities.

CURRENT AND FUTURE LEGISLATION MAY MAKE OUR PRODUCTS UNPROFITABLE.

     Current and future legislation can and likely will continue to affect directly the ultimate profitability of pharmaceutical products and technologies. The U.S. and other countries continue to propose and pass legislation designed to reduce the cost of healthcare. Accordingly, legislation and regulations affecting the pricing of our products may change before the products are approved for marketing to the public. Adoption of new legislation and regulations could further limit reimbursement for our products. If third-party payors fail to provide adequate coverage and reimbursement rates for our products, the market acceptance of the products may be adversely affected. In that case, our business and financial condition will suffer. We are not aware of any specific legislation or regulation in the U.S. or Europe designed to limit reimbursement for products like ours, but we believe that there is a credible risk that political and budget considerations could change dramatically the funding available for vaccine reimbursement.

WE MAY NOT BE ABLE TO CONTROL THE PRICING OF OUR PRODUCTS OVERSEAS.

     Foreign government regulations and programs will likewise affect foreign pricing opportunities for our products. Virtually all foreign countries regulate or set the prices of pharmaceutical products, which is a separate determination from whether a particular product will be subject to reimbursement under that government's health plans. There are systems for reimbursement and pricing approval in each country and moving a product through those systems is time consuming and expensive.

WE MAY NOT BE ABLE TO OBTAIN OR DEFEND OUR PATENTS, OR OPERATE WITHOUT INFRINGING UPON THE RIGHTS OF OTHERS.

     We, as well as our current and potential future licensors, may be unable or have difficulty obtaining and defending our patents and maintaining our trade secrets. If so, we could be delayed or prevented from manufacturing, using or selling our products. It is also possible that one of our products or technologies may infringe upon an existing U.S. or foreign patent of a third party, or that other patents could issue in the future that could interfere with our ability to make or sell our products. If we are involved in a patent dispute, we may have to pay significant legal costs, license fees or damages, and may have to stop producing and selling our products and technologies. It is also possible that if we require the use of other patents in order to be able to commercialize our products, we may not be able to obtain licenses for those patents.

OUR MANAGEMENT TEAM HAS BEEN REDUCED IN ORDER TO REDUCE OUR CURRENT CASH REQUIREMENTS.

     We have always been dependent upon our small management team to obtain funding for the research and development of our products, to decide which of our products to promote, to shepherd the products through the clinical trial and regulatory approval process, and to stimulate business development and seek out new products and technologies for development. In December 2002, we terminated two senior executives, at the recommendation of management, in order to reduce our cash requirements. It is more difficult for us to implement our plans with a significantly reduced management team.

WE MAY NOT BE ABLE TO COMPETE WITH OTHER COMPANIES, RESEARCH INSTITUTES, HOSPITALS OR UNIVERSITIES THAT ARE DEVELOPING AND PRODUCING CANCER TREATMENT PRODUCTS AND TECHNOLOGIES.

     Many other companies, research institutes, hospitals and universities are working to develop products and technologies in our specific field of cancer research. Many of these entities have more experience than do we in developing and producing cancer treatment products. Most of these entities also have much greater financial, technical, manufacturing, marketing, distribution and other resources than we possesses. We believe that numerous pharmaceutical companies are engaged in research and development efforts for products that could directly compete with our products under development. In addition, some of our competitors have already begun testing products and technologies similar to our own. These other entities may succeed in developing products before us or that are better than those that we are developing. We expect competition in our specific area of research to intensify.

THE TRADING VOLUME OF OUR COMMON STOCK IS RELATIVELY LOW AND A MORE ACTIVE MARKET MAY NEVER DEVELOP.

     The average daily trading volume in our common stock varies significantly, but is usually low. On many days, the common stock trades less than 15,000 shares. This low average volume and low average number of transactions per day may affect the ability of our stockholders to sell their shares in the public market at prevailing prices. A more active trading market for our common stock may never develop.

OUR COMMON STOCK WAS DELISTED FROM NASDAQ IN 2003, WHICH WILL CONTINUE TO HAVE AN ADVERSE IMPACT ON THE LIQUIDITY AND PRICING OF OUR COMMON STOCK.

     Our common stock was moved from the Nasdaq National Market to the Nasdaq SmallCap Market in 2002 and was delisted from the Nasdaq SmallCap Market in 2003 due to the continuing failure of our stock to meet the continuing listing requirements of both the Nasdaq National and SmallCap Markets. We believe that the delisting has hurt the liquidity and pricing of our common stock, which trades on the OTC Bulletin Board. The trading efficiencies for our common stock associated with a listing on Nasdaq or a national security exchange will continue until our stock is re-listed, which may never occur.

BECAUSE OUR COMMON STOCK IS A "PENNY STOCK," YOU MAY HAVE DIFFICULTY SELLING OUR COMMON STOCK IN THE SECONDARY TRADING MARKET.

     The SEC has adopted regulations that generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share. Additionally, if the equity security is not registered or authorized on a national securities exchange or Nasdaq, the equity security also would constitute a "penny stock." Because our common stock falls within the definition of penny stock, these regulations require the delivery, prior to certain transactions involving our common stock, of a risk disclosure schedule explaining the penny stock market and the risks associated with it. Disclosure is also required to be made in certain circumstances regarding compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. In addition, monthly statements are required to be sent disclosing recent price information for the penny stocks. Accordingly, the ability of broker-dealers to sell our common stock and the ability of stockholders to sell our common stock in the secondary market is limited. As a result, the market liquidity for our common stock is adversely affected by the application of these penny stock rules. Trading in our common stock will likely continue to be adversely affected by the application of these rules.

THE RIGHTS OF OUR PREFERRED STOCKHOLDERS ARE SUPERIOR TO THE RIGHTS OF OUR COMMON STOCKHOLDERS.

     The holders of our Series C preferred stock have certain rights that are superior to the rights of holders of our common stock, including a liquidation preference over the common stock. In the case of (1) a liquidation, (2) if we cease to exist by virtue of a merger in which we are not the surviving corporation, or (3) if one person or entity acquires more than 50% of the voting power of our company, holders of our Series C preferred stock will receive $100 per share in cash or securities (a total of $3,675,000 as of June 30, 2005), before any distributions are made to the holders of our common stock. Additionally, the holders of the Series C preferred stock are entitled to the consideration per share of common stock that they would have received from the transaction if they had converted all of their shares of Series C preferred stock into common stock immediately before the transaction. These rights of the Series C preferred stock holders could result in the holders of those shares receiving substantially more of the consideration in a merger transaction than they would otherwise have received if they had actually converted their shares of Series C preferred stock into common stock before the merger transaction. The holders of our common stock would, accordingly, receive a lesser amount in a merger transaction of that type than they would have received if there were no outstanding shares of the Series C preferred stock.


                           FORWARD-LOOKING STATEMENTS

     In this prospectus, we make statements that plan for or anticipate the future. These forward-looking statements include statements about the future of biotechnology products and the biopharmaceutical industry, statements about our future business plans and strategies and other statements that are not historical in nature. These forward-looking statements are based on our current expectations. Forward-looking statements may be identified by words or phrases such as "believe," "expect," "anticipate," "should," "planned," "may," "estimated" and "potential." The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. In order to comply with the terms of the safe harbor, and because forward-looking statements involve future risks and uncertainties, listed below are a variety of factors that could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. These factors might include those risks discussed above under Risk Factors.


                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares by the selling stockholders. All proceeds from the sale of those shares will go to the selling stockholders. See "Selling Stockholders" and "Plan of Distribution" below.

     We will receive proceeds from any exercise of the warrants issued in connection with the private placements of our common stock completed on May 21, 2004, and April 5, 2005, and from any exercise of the warrants issued in connection with the bridge financing transaction completed in December 2003. If the warrants are exercised, we intend to use the proceeds for general working capital purposes. Proceeds, if any, from the exercise for cash of all the warrants would be approximately $5,785,000. We cannot predict whether any of the warrants will be exercised.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock was publicly traded on the OTC Bulletin Board from December 19, 1996 through July 9, 1997. From 1997 until 2003, our common stock was listed for quotation on the Nasdaq under the symbol "AVXT," initially on the Nasdaq SmallCap Market and later on the Nasdaq National Market. The stock was moved from the Nasdaq National Market to the Nasdaq SmallCap Market in 2002 and was delisted from Nasdaq in August 2003 due to our failure to maintain Nasdaq's minimum continuing listing standards. Since that time, the common stock has been traded on the OTC Bulletin Board under the symbol "AVXT.OB." The following table sets forth, for the periods indicated, the high and low sales price for the common stock, as reported by Nasdaq, or by OTC, as applicable, for the quarters presented. Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

---------------------------------------------- -------------- -----------------
                                                   High             Low
---------------------------------------------- -------------- -----------------
Fiscal year ended December 31, 2003
   First quarter                                  $0.23            $0.11
   Second quarter                                  0.34             0.19
   Third quarter                                   0.50             0.10
   Fourth quarter                                  0.17             0.06

---------------------------------------------- -------------- -----------------
Fiscal year ending December 31, 2004
   First quarter                                   0.51             0.14
   Second quarter                                  0.40             0.18
   Third quarter                                   0.27             0.08
   Fourth quarter                                  0.37             0.11

---------------------------------------------- -------------- -----------------
Fiscal year ending December 31, 2005
   First quarter                                   0.41             0.28
   Second quarter                                  0.38             0.24
   Third quarter (through August 12)               0.48             0.27

---------------------------------------------- -------------- -----------------

     The last reported sale price for our common stock on the OTC Bulletin Board on August 12, 2005, was $0.32 per share. At August 12, 2005, there were 61,415,018 shares of common stock outstanding, which were held by approximately 4,000 record and beneficial stockholders. The 36,750 shares of Series C preferred stock outstanding at June 30, 2005, are convertible into 1,130,755 shares of common stock, excluding the effect of any fractional shares.


                                 DIVIDEND POLICY

     We have not paid any cash dividends on our common stock since our formation. We do not intend to declare any dividends on our common stock in the foreseeable future. We anticipate that all earnings, if any, will be retained by us for use in our business.


                                PLAN OF OPERATION

GENERAL

     Since our inception, we have concentrated our efforts and resources on the development and commercialization of biotechnology and pharmaceutical products and technologies. We have been unprofitable since our founding and have incurred a cumulative net loss of $70,571,319 as of June 30, 2005. We incurred net losses of $9,425,564, $3,286,100, and $3,457,908 for the years ended December 31, 2002,
2003, and 2004, respectively and $1,789,405 for the six months ended June 30, 2005. We expect to continue to incur operating losses, primarily due to the expenses associated with our product development efforts in Europe, clinical development efforts in the U.S. and Europe, the cost of maintaining our manufacturing facility in the United States, activities related to planned reestablishment of our clinical trials for M-Vax and possible studies in non-small cell lung cancer ("NSCLC"), and pre-clinical studies.

     Our ability to continue as an operating company depends upon, among other things, our ability to raise additional capital by the end of 2005 or early in 2006 to allow us to develop products, obtain regulatory approval for our proposed products, and enter into agreements for product development, manufacturing and commercialization. M-Vax does not currently generate any material revenue, and we may never achieve significant revenues or profitable operations from the sale of M-Vax or any other products that we may develop.

     We presently anticipate that our current cash resources, including the net proceeds of the private placement that we closed in April 2005, will be sufficient to fund operations only through the end of 2005 or early in 2006, depending upon how aggressively we implement our development plans. We have only a limited ability to generate revenues from operations, and any revenues we generate are almost certain to be substantially less than our operating expenses.

     The major challenges for us and others in the biopharmaceutical industry are the significant costs, time delays and uncertainties related to efforts to obtain regulatory approval to market drug products in the U.S. and foreign countries. We have encountered a number of these challenges in our efforts to develop the AC Vaccine into marketable products including the following:

         o the FDA clinical hold of our AC Vaccine clinical trials in 2001 and the resultant substantial expenses and delays in resolving the FDA concerns and refiling new INDs for a revised AC Vaccine;
         o manufacturing challenges relating to the production of a vaccine from the patient's own cancer cells, such as the sterility issues we previously experienced at our Philadelphia facility;
         o our failure to develop a market for the AC Vaccine in Australia notwithstanding substantial expenditures of time and money to do so;
         o our inability to agree with the FDA on an acceptable potency assay (which is a biological measure of the drug's active ingredients) of our product prior to administration of the vaccine which will be required for later stage clinical trials and commercial approval of the vaccine;
         o our inability to generate any meaningful revenues from any other products or services while we work to develop our lead products and technologies; and
         o the cutbacks in our development plans and programs due to the limited cash resources in recent years, which is not likely to change unless we are able to raise substantial additional capital;

     Notwithstanding these setbacks, we believe that the potential efficacy and viability of the AC Vaccine technology is still substantial and is, in many respects, of greater probability today than it was four years ago. We base this optimism in our lead products on the following:

         o As a result of the FDA clinical hold, we concluded that (1) it would no longer be feasible to continue the clinical development of the original AC Vaccine using the established manufacturing format (referred to as the "fresh" vaccine product format), and
              (2) a revised product format needed to be established, tested and reviewed by the FDA. Through these research and development activities we re-engineered the manufacturing steps for the production and distribution of the AC Vaccine, referred to as the "frozen" vaccine technology, which we believe has substantial advantages over the former "fresh" product.
         o After years of frustration and lack of acceptance of the AC Vaccine technology among the oncology community in Australia, which resulted in us abandoning our efforts in Australia, we are experiencing meaningful new acceptance of the AC Vaccine technology in Europe, particularly in France and Spain, among keys members of the oncology community.
         o In France, AFSSAPS has published regulations specific to the regulation of cell and gene therapies (which includes the AC Vaccine technology). Based upon prior clinical results achieved with the fresh vaccine, these regulations create a potential new regulatory path for the approval of M-Vax in France.

     Our continued belief in the AC Vaccine technology is, however, tempered by our continuing need to raise sufficient capital to implement an aggressive product development effort. As a result, for the past two years, our primary focus has been on reducing costs, raising additional capital, taking the least expensive steps possible to maintain positive momentum in product development, and clinical advancement of the technology. The recent infusion of additional capital does not assure success in developing a marketable product in Europe or in the U.S., but it does allow us to accelerate the plan of operation described below. Our continuing most significant challenge is our limited capital resources.

RESEARCH AND DEVELOPMENT EXPENSES

     Our clinical trials were halted by the FDA in March 2001, and we have only recently initiated new clinical programs with the AC Vaccine since that time. Research and development activities during the interim period include re-engineering the manufacturing processes for production of the AC Vaccine, development of new tests required for the appropriate identification, sterility and potency of the AC Vaccine, and validation of the techniques, personnel and procedures that have been implemented. In addition, we have incurred research and development expenses in designing clinical trial protocols, amending protocols and working with regulatory authorities in the U.S. and France to get clinical trials initiated for the AC Vaccine.

     Our research and development expenses consist primarily of costs associated with the clinical trials of our product candidates, compensation and other expenses for research personnel, payments to collaborators under contract research agreements, costs for our consultants and compensation, materials, maintenance and supplies for the operation and maintenance of our biological clean room facilities which are necessary for the production of materials to be used in clinical trials. All these costs qualify as research and development expenses in accordance with the guidance included in Statement of Financial Accounting Standards No. 2 "Accounting for Research and Development Costs."

     Currently, the facilities and personnel maintained for manufacturing are the minimum required to be in compliance with current Good Manufacturing Practices (cGMP). Based upon the current capacity of facilities and personnel and our current and future planned clinical trials, we presently have excess capacity in our manufacturing facility in Lyon, France. We use the excess capacity in Lyon to generate cash flow in the form of contract manufacturing alliances.

     Contract manufacturing encompasses services we provide to other biotechnology or pharmaceutical companies that are pursuing the clinical development of biological products. The engagements generally consist of two components. The first component is process validation in which the contracting company provides information on its product and the processes and techniques used to produce the product. Procedures are developed, documented and cataloged for the cGMP production of the product using known and acceptable techniques, tests and materials. Small scale lots are produced, techniques validated and feasibility of the production processes and tests validated. The end product of the first phase of an engagement is a pilot batch of product and the necessary production formulation and techniques to be used to file an IND with regulatory authorities for human clinical trials. The second phase of an engagement consists of the production of batches of product to be used in human clinical trials. The typical engagement results in production of small batches of product to be used in early stage (Phase I and II) clinical trials.

     In February 2004, our subsidiary, Genopoeitic, entered into an expanded contract manufacturing alliance with OPISODIA SAS, a French pharmaceutical company (OPI). As of the end of May 2005, we and OPI orally agreed to terminate the arrangement. During that time, we incurred essentially no incremental additional expenses to perform contract services for OPI. To maintain our existing clean room facility in Lyon, France requires a minimum level of personnel to perform regulatory quality control and quality assurance functions. The personnel we utilize at our Lyon facility is the minimum compliment that we believe is required to maintain the cGMP status of that facility. With this current established infrastructure, we have had and continue to have excess capacity for the production of biological products. We used this excess capacity to provide the contract services to OPI, at essentially no additional expense to us.

     The costs incurred to provide these services to OPI were not broken out from our research and development expenses as they have not been material to date. If contract manufacturing costs in future periods are material, they will be broken out from research and development expenses and classified as costs of goods sold.

     Our research and development activities are primarily focused on clinical development and trials of our AC Vaccine technology for the treatment of melanoma and other cancers.

     In 2004, we incurred research and development expense of $3,005,565 compared to $1,984,193 in 2003, and $6,349,530 in 2002. Research and development expenses have been $39,872,552 for the period from inception through December 31, 2004 and $41,624,536 through June 30, 2005. Research and development costs were $1,751,984 and $1,600,648, for the six months ended June 30, 2005 and 2004, respectively. The majority of these costs relate to clinical research and development of the AC Vaccine technology. Our management estimates that greater than 90% of the periodic and cumulative research and development expenses incurred relate to our one major program, the AC Vaccine. At this time, due to the risks inherent in the clinical trial process, risks associated with the product and product characterization and risks associated with regulatory review and approval of clinical product candidates, we are unable to estimate with any certainty the costs we will incur in the continued development of our product candidates for commercialization.

PLAN OF OPERATION

     BACKGROUND. In November 1995, we acquired the rights to the AC Vaccine technology pursuant to a license with Thomas Jefferson University. Assuming we can continue to obtain the necessary funding, we intend to continue to be engaged in the development and commercialization of our AC Vaccine products and our other products and compounds.

     We experienced events during 2001 that significantly affected our operations. In March and April 2001, we received first oral notification and then written confirmation from the FDA that clinical activities for both our M-Vax and O-Vax autologous cancer vaccines were placed on clinical hold pending further review by the agency. The written notification from the FDA confirming the clinical hold identified the specific issues that the FDA would like addressed, which primarily dealt with the sterility of autologous tumors received by us at the Philadelphia facility and the assurance that vaccines being provided to patients would meet FDA sterility guidelines.

     In conjunction with the clinical hold, the FDA conducted an inspection of our manufacturing facility in Philadelphia, which inspection was completed in May 2001. As a result of that facility inspection, we received a Form 483, which is a finding of manufacturing facility deficiencies, to which we initially responded at the end of June 2001. The issues raised in the Form 483 were essentially consistent with those in the clinical hold letter, with no new significant areas of concern identified.

     In developing our response to the FDA clinical hold letters and the Form 483, we identified and began to implement a number of product development initiatives related to the AC Vaccine technology. As a result, we determined certain product improvements to the manufacture of the vaccine could be instituted that would address certain concerns of the FDA and make the vaccine more viable from a regulatory and commercial perspective. Throughout the remainder of 2001 and into 2002, we continued to evaluate (1) the prospect of freezing the haptenized cells for distribution to the end user, (2) steps that could be taken to help ensure that final released vaccines prepared by us are sterile and (3) tests to determine the minimal number of cells necessary for the vaccine to be effective. Based upon the results of these efforts, we re-engineered the manufacturing steps to create and release the vaccine technology to take advantage of these potential product improvements.

     Based upon the changes to the product, the FDA recommended that we consider preparing and filing new INDs for the frozen vaccine. At the recommendation of the FDA, we decided to place our original INDs for M-Vax and O-Vax on inactive status, given the FDA's view that the revisions to the manufacturing process, necessary to address the Agency's concerns, would result in a new product from a regulatory perspective and given the Agency's recommendation that we file new INDs for indications utilizing the new product. Based upon the continuing interactions with the FDA in 2002, we determined to file new INDs for the revised product format for the AC Vaccine for melanoma and ovarian cancer. Our Philadelphia facility was validated and cleared to begin processing clinical samples for administration to patients in clinical trials. Due to a lack of funding, we decided not to initiate the clinical trials and instituted further cost minimization steps which resulted in additional management changes at the end of 2002.

     Also during 2002, based upon a negative reaction by authorities in Australia to an application for product reimbursement for M-Vax, we determined that we would be unable to support further the operation in Australia and a decision was made to discontinue and liquidate the joint venture companies. We had not received formal rejection of our reimbursement application, but a panel of oncologists selected by the regulatory authority in Australia had recommended against governmental reimbursement for M-Vax in Australia. Subsequent to our liquidation of the Australian entity, we received formal notification of our rejection of reimbursement by the appropriate authorities. Our experience in Australia demonstrated the importance of obtaining support for the technology among the leading oncologists within a particular country or community, which we were never able to achieve in Australia during this period. The results of the Australian operation, which was consolidated in our results beginning in the first quarter of 2002, are treated as a discontinued operation and its results are separated from our results from continuing operations.

     In November 2003, we completed a bridge financing of $950,000 (before expenses of approximately $26,250), which provided funding for U.S. operations (and certain of our European costs) for the balance of 2003 and the first half of 2004. Seven individual and institutional investors participated in the financing. On May 21, 2004, we closed a private placement of our common stock for gross proceeds of $3.05 million. In conjunction with the closing of the private placement, the $950,000 principal amount of the bridge notes and accrued interest in the amount of $23,275 were converted into approximately 7,487,000 shares of common stock in accordance with the terms of the bridge notes.

     On April 5, 2005, we closed a private placement of 25,343,430 shares of common stock at a purchase price of $0.34 per share with 12 accredited and institutional investors. We received gross proceeds of approximately $8,616,000, and incurred offering-related expenses of $630,240 payable to advisors and legal fees related to the fundraising. In connection with the private placement, we also issued to the investors warrants to purchase 3,801,515 shares of common stock at a warrant exercise price of $0.41 per share, and warrants to purchase 3,801,515 shares of common stock at a warrant exercise price of $0.48 per share. All warrants issued in this private placement expire on April 5, 2010.

     CURRENT PLAN OF OPERATION. The following is a summary of our plan of operation based on our current cash resources and assuming no material capital infusion in the next six months.

     We are currently engaged in contract manufacturing and the development and commercialization of biotechnology and pharmaceutical products and technologies. These activities take advantage of the facilities and personnel that we are required to maintain to ensure that we process our products in accordance with cGMP requirements. With our current compassionate use and clinical activities, we anticipate that this excess capacity will exist at our Lyon, France facility into the near and long term.

     In February 2004 we entered into a manufacturing alliance with OPI that provided approximately $1,500,000 (US) funding from OPI for our combined facilities for 2004 and 2005, which combined facilities are under the management of Genopoietic, our French subsidiary. OPI is not presently current in its payment obligations to us under this manufacturing alliance. As of the end of May 2005, we and OPI orally agreed to terminate the current arrangements. We will continue to consider providing contract manufacturing for OPI on future terms in accordance with our plan of operation. Although the OPI contract was critical to our ongoing operations in 2004, with the recent capital infusion, this contract is no longer critical to our ongoing operations in France.

     We will continue to pursue additional contract manufacturing agreements in the U.S. and France, which would provide us with additional revenue to fund our operations and the costs of the facilities while we continue to explore other options to finance our product and technology development programs. We believe that we have developed significant expertise in producing certain biological products for clinical and development purposes, and that this expertise can be marketed by us to other companies and research institutions engaged in clinical trials and product development programs. In addition, we have invested significant amounts to establish and maintain current Good Manufacturing Practices (cGMP) at our manufacturing facilities in Philadelphia, Pennsylvania and Lyon, France. We believe that services provided by these facilities may be valuable to other companies that wish to avoid the significant cash outlays associated with buying or building their own cGMP facilities. Although we are not currently conducting any clinical or pre-clinical development programs at our Philadelphia facility, we would consider re-activating that facility if a sufficiently significant opportunity presented itself.

     With the net proceeds from our private placement of common stock and warrants closed on April 5, 2005, we are pursuing the following development plan. We have, throughout 2003 and 2004, laid the foundation for a significantly more aggressive development plan for our key technologies that we have not been able to pursue during the past three years. The steps we took in 2003 and 2004 to implement this plan include:

         o Continuing development work on the AC Vaccine, particularly in France.

         o Pre-Biological License Application (BLA) filing meetings and follow-up contacts with representatives of AFSSAPS (the French counterpart of the FDA) regarding our filing of a BLA in France for the AC Vaccine.

         o Two IND filings in France relating to the AC Vaccine for indications other than melanoma.

         o Alliance with OPI to place management of their French facility under Genopoietic management control and to obtain funding of the combined facility manufacturing operations from OPI.

         o Established and maintained at our Lyon, France facility the designation "Establissment Pharmaceutique" under applicable French regulations.

         o Commenced treatment of melanoma patients in Europe on a compassionate use basis with our AC Vaccine.

         o Hired Dr. David Berd as our full-time Medical Director to oversee directly the development of the AC Vaccine technology for us.

     With this foundation and the net proceeds from our April 2005 private placement of common stock and warrants, we are pursuing the following plan of operation:

         o Recommencing our clinical trial in the U.S. for the treatment of melanoma with the AC Vaccine, using DTH as the endpoint. We have received all FDA approvals to recommence this clinical trial, and we began treating patients in the second quarter of 2005.

         o Commencing a Phase I-II clinical trial in non-small cell lung cancer in collaboration with the University of Pennsylvania Cancer Center. We anticipate submitting an IND application to the FDA for treatment of non-small-cell lung cancer with the AC Vaccine early in the third quarter of 2005.

         o Pursuing our BLA filing with AFSSAPS for the approval of commercial sale of the AC Vaccine for treatment of melanoma in France. We anticipate that this will be ongoing in 2005.

         o Continuing to offer M-Vax on a compassionate use basis in Spain and Belgium, and seeking approval of compassionate use in other European countries to broaden the acceptance of the therapy within the European oncology community.

         o Approaching the FDA with clinical data generated from our clinical trials in the U.S., and with the planned BLA French submission information, to determine the expected clinical programs that we will need to complete to be in a position to submit clinical data for approval of the vaccine in the United States.

         o Beginning planning and implementation of later stage pivotal registration trials in the United States for the appropriate indications.

     We continually evaluate our plan of operation discussed above to determine the manner in which we can most effectively utilize our limited cash resources. The timing of completion of any aspect of our plan of operations is highly dependant upon the availability of cash to implement that aspect of the plan and other factors beyond our control. We believe we have the current cash resources to pursue this plan of operation through the end of 2005 and into the first quarter of 2006. The full implementation of this plan of operation is dependent upon us obtaining additional funding before the end of 2005 or early in 2006. We believe we have the facilities, the facility managers and technical staff, the scientific staff and consultants in place to implement this plan.

RESULTS OF OPERATIONS

     FISCAL YEAR 2004 COMPARED TO FISCAL YEAR 2003. Revenue recognized in 2004 was $1,691,063 compared to revenue in 2003 of $930,727. The increase in revenues was attributable to revenues realized related to contract manufacturing related to the OPI contract entered into in February 2004 plus additional revenue earned pursuant to a pilot manufacturing agreement entered into with Aventis during 2004 versus the prior years revenue which related to a contract manufacturing agreement that was in run-off through the second half of 2003.

     During 2004, our manufacturing, research and development expenses increased 51% from $1,984,193 to $3,005,565, largely as a result of increased in clinical activities in France and the U.S. with the AC Vaccine and the preparation of the BLA filing for M-Vax for approval in France. Expenses for the periods are broken out by region as follows:

                                     YEAR ENDED DECEMBER 31,
                                     2003              2004
                                ----------------------------------
          United States          $  900,908         $  813,236
          France                  1,083,285          2,192,329
                                ----------------------------------
                                 $1,984,193         $3,005,565
                                ==================================

     In the United States there was an overall expense decrease resulting from the cancellation of license agreement with Rutgers and no additional costs being incurred on research agreements with Rutgers or TJU. These decreases in expenses were partially offset by increases in expenses associated with the re-launch of clinical activities in the United States and the hiring of a Chief Medical Officer.

     The increase in the costs incurred in France are due to the filing of two new INDs in France for additional indications, validation and support work necessary for the filing of the amended INDs in the Untied States and increased costs associated with the preparation and validation work necessary for the filling of the BLA with the French regulatory authorities.

     Selling, general and administrative expenses decreased approximately 8%, from $2,210,836 for the year ended 2003 to $2,025,934 for the year ended 2004. Expenses for the periods are broken out by region as follows:

                                     YEAR ENDED DECEMBER 31,
                                     2003              2004
                                ----------------------------------
          United States            $1,845,952       $1,448,475
          France                      364,884          577,459
                                ----------------------------------
                                   $2,210,836       $2,025,934
                                ==================================

     In the United States, the decrease in costs is the result of decreased administrative salaries and decreased outside professional fees associated with marketing, business development and legal activities.

     In France there was an increase in administrative expenses due to higher salaries included in general and administrative expenses with support staff and higher allocation of the General Managers salary and additional costs allocated to general and administrative expenses related to the OPI contract manufacturing agreement which do not constitute research and development expenses.

     Interest income decreased from $15,557 earned in 2003 to $13,522 for the year 2004. The decline is a function of the decrease in the average invested asset base combined with a reduction in the rates on commercial paper in which we typically invested.

     We anticipate that our spending over the next 12 months for manufacturing, research and development expenses will increase as compared with 2004 as we continue to implement and accelerate the plan of operation described above.

THREE AND SIX MONTHS ENDED JUNE 30, 2005, COMPARED TO THREE AND SIX MONTHS OF ENDED JUNE 30, 2004.

     Revenues recognized in the six and three months ended June 30, 2005 were $951,138 and $224,396, respectively, compared with revenues of $855,260 and $507,557, respectively, for the same periods in 2004. Revenue for the six months increased slightly due to increased revenues earned for compassionate use sales versus the prior year. The revenue for the three month period were lower due to the termination of the OPI contract in the current period, which resulted in the recognition of lower revenues versus the three month period of the prior year, in which we recognized a full quarter of revenues.

     For the first six months of 2005, our research and development expenses increased to $1,751,984 from $1,600,648 for the same six months in 2004. Expenses for the periods are broken out by region as follows:


                         THREE MONTHS ENDED               SIX MONTHS ENDED
                              JUNE 30,                        JUNE 30,
                   -------------------------------------------------------------
                        2004          2005             2004            2005
                   -------------------------------------------------------------
United States         $ 193,431    $ 400,736       $  519,826    $  620,349
France                  575,365      568,855        1,080,822     1,131,635
                   -------------------------------------------------------------
                      $ 768,796    $ 969,591       $1,600,648    $1,751,984
                   =============================================================

     Research expenses increased for the six month period in both the United States and France. In the United States the increase relates to the launch of the melanoma clinical study plus bonuses paid in the second quarter to employees. In France the six month expenses increased over the prior year primarily related to efforts to support the manufacturing of the vaccine for the melanoma trial, validation work to produce samples for other planned clinical studies and efforts to support and file the IND for non-small cell lung cancer.

     Research expenses in the United States for the three month period were higher due to the launch of the melanoma clinical study in June and bonuses paid to manufacturing employees. In France, research expenses decreased slightly compared to the prior years. Costs incurred in the prior year included activities preparing for the filing of a BLA and clinical protocols, which did not recur in the current year but were replaced with efforts towards supporting the clinical manufacturing of vaccines for the U.S. trials plus production of samples for validation and compassionate sales.

         For the first six months of 2005, our selling, general and administrative expenses increased to $1,014,290 from $949,788 for the same six months in 2004. Expenses for the periods are broken out by region as follows:

                         THREE MONTHS ENDED              SIX MONTHS ENDED
                              JUNE 30,                       JUNE 30,
                   -------------------------------------------------------------
                        2004          2005            2004             2005
                   -------------------------------------------------------------
United States         $330,746      $428,350        $728,288      $  716,135
France                 106,259       118,483         221,500         298,155
                   -------------------------------------------------------------
                      $437,005      $546,833        $949,788      $1,014,290
                   =============================================================

     For the six and three month periods, general and administrative expenses increased in both the U.S. and France. In the U.S. increased costs were seen in patent counsel fees related to new applications being filed and increases in salaries related to bonuses paid to our President and Chairman. These increases were partially offset by decreases in travel costs and rent expense related to the Kansas office, which was closed in November 2004. Increases in costs in France relate to additional support costs incurred in salary and offices expenses associated with supporting the clinical and commercial activities with the vaccine in Europe.

     In the United States the three month increase in general and administrative expenses relates to increased patent costs and increased salaries as noted above. In France the increase in the expenses for the three month period relates to additional salaries incurred associated with supporting the clinical and commercial activities with the vaccine in Europe.

     No interest expense was recorded for the six and three months ended June 30, 2005, compared to $130,994 and $45,002, respectively, in the same periods of 2004. Prior year interest was associated with interest accrued on the face amount of the loans plus amortization of the discount on the bridge loans issued in December 2003. The loans subsequently matured and the notes and related accrued interest were converted into common stock in May 2004. No new notes were issued or outstanding in 2005.

     We anticipate that over the second half of 2005 research and development expenses will increase as compared with 2004 due to planned increases in the development activities related to the AC Vaccine.

LIQUIDITY AND CAPITAL RESOURCES

     We presently anticipate that our current resources, including the net proceeds of the private placement that we closed in April 2005, should be sufficient to fund operations through the end of 2005 and into the first quarter of 2006, depending upon how aggressively we implement our development plans discussed above. That current operating plan includes anticipated expenses relating to (1) recommencing our clinical trials for M-Vax in the U.S., (2) costs associated with our BLA submission in France in March 2005, (3) our planned clinical trial for non-small cell lung cancer, which we expect to commence in 2005, (4) continuing maintenance costs associated with our Philadelphia facility for future utilization in production or contract manufacturing, and (5) continuing costs associated with maintaining a cGMP-compliant facility in Lyon, France. We will need to raise additional money or to initiate additional contract manufacturing relationships on terms favorable to us by the end of 2005 or early in 2006 to continue our operations through 2006. If we are unable to raise additional money, secure additional contract manufacturing relationships or enter into strategic alliances, we will have to curtail our development initiatives.

     If our current and planned clinical trials for the AC Vaccine in the United States or France do not demonstrate continuing progress toward taking one or more products to market, our ability to raise additional capital to fund our product development efforts would likely be seriously impaired. The ability of a biotechnology company, such as AVAX, to raise additional capital in the marketplace to fund its continuing development operations is conditioned upon the company continuing to move its development products toward ultimate regulatory approval and commercialization. If in the future we are not able to demonstrate adequate progress in the development of one or more products, we will not be able to raise the capital we need to continue our then-current business operations and business activities, and we would not likely have sufficient liquidity or cash resources to continue operating.

     Because our working capital requirements depend upon numerous factors, including progress of our research and development programs, pre-clinical and clinical testing, timing and cost of obtaining regulatory approvals, changes in levels of resources that we devote to the development of manufacturing and marketing capabilities, competitive and technological advances, status of competitors, and our ability to establish collaborative arrangements with other organizations, there can be no assurance that our current cash resources will be sufficient to fund our operations beyond the first quarter of 2006. Because we have no committed external sources of capital, and expect no significant product revenues for the foreseeable future, we will require additional financing to fund future operations or will need to enter into contract manufacturing relationships on terms favorable to us. There can be no assurance, however, that we will be able to obtain the additional funds or attract contract manufacturing relationships that we will require on acceptable terms, if at all. If additional funds are not raised in early 2006, we will likely cease operations in 2006.

CRITICAL ACCOUNTING POLICIES

     Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. We review our estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. Our accounting policies are described in more detail in Note 1 to our consolidated financial statements. We have identified the following as the most critical accounting policies and estimates used in the preparation of our consolidated financial statements.

     GOODWILL. In accordance with Statement of Financial Accounting Standards, or SFAS, No. 142, Goodwill and Other Intangible Assets, we do not amortize goodwill. Instead, we review goodwill for impairment at least annually and whenever events or changes in circumstances indicate a reduction in the fair value of the reporting unit to which the goodwill has been assigned. Conditions that would necessitate a goodwill impairment assessment include a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, or the presence of other indicators that would indicate a reduction in the fair value of our Genopoeitic subsidiary to which the goodwill has been assigned. SFAS No. 142 prescribes a two-step process for impairment testing of goodwill. The first step of the impairment test is used to identify potential impairment by comparing the fair value of the entity to which the goodwill has been assigned to its carrying amount, including the goodwill. Such a valuation requires significant estimates and assumptions, including estimating future cash inflows from contracts and other sources, and developing appropriate discount rates and probability rates. If the carrying value of the reporting unit exceeds the fair value, the second step of the impairment test is performed in order to measure the impairment loss.

     Our goodwill has a carrying value of $188,387 at December 31, 2004, and resulted from our acquisition of Genopoeitic in August 2000. We performed our annual goodwill impairment test in accordance with SFAS No. 142 and determined that the carrying amount of goodwill was recoverable. We considered internal risk-adjusted cash flow projections which utilize several key assumptions, including estimated timing of cash inflows into Genopoeitic.

     IMPAIRMENT OF LONG-LIVED ASSETS. Long-lived assets to be held and used, including property and equipment and intangible assets subject to amortization, are reviewed for impairment at least annually and whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the market price of an asset or asset group, a significant adverse change in the extent or manner in which an asset or asset group is being used, a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset or asset group, or the presence of other indicators that would indicate that the carrying amount of an asset or asset group is not recoverable. Determination of recoverability is based on the undiscounted future cash flows resulting from the use of the asset or asset group and its eventual disposition. The determination of the undiscounted cash flows requires significant estimates and assumptions including determining the timing and expected costs to complete in-process projects, projecting regulatory approvals and estimating future cash inflows from product sales and other sources. In the event that such cash flows are not expected to be sufficient to recover the carrying amount of the asset or asset group, the carrying amount of the asset is written down to its estimated fair value.

     RESEARCH AND DEVELOPMENT COSTS. Research and development costs, including payments related to research and license agreements, are expensed when incurred. Contractual research expenses are recorded pursuant to the provisions of the contract under which the obligations originate. Research and development costs include all costs incurred related to the research and development, including manufacturing costs incurred, related to our research programs. We are required to produce our products in compliance with current Good Manufacturing Practices
(cGMP) which requires a minimum level of staffing, personnel and facilities testing and maintenance. Based upon our current staffing level required to be in compliance with cGMP, we have excess capacity. Utilizing this excess capacity, revenue is generated in the form of contract manufacturing engagements. Accordingly, costs associated with the contract manufacturing revenues are not broken out from our research and development costs, as these costs would not differ even if the contracts were not in place.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In January 2003, the FASB issued Financial Interpretation 46, Consolidation of Variable Interest Entities (FIN 46). The interpretation expands upon and strengthens existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. A variable interest entity is a corporation, partnership, trust or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. The interpretation requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of the interpretation applied immediately to variable interest entities created after January 31, 2003. The consolidation requirements applied to older entities in the first fiscal year or interim period beginning after December 15, 2003. We adopted the provisions of FIN 46 during the first quarter 2004 with no impact on the consolidated financial statements.

     Effective January 1, 2003, we adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS No. 146), which addresses the accounting and reporting for costs associated with exit or disposal activities, nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exist an Activity (including Certain Costs Incurred in a Restructuring)" (EITF 94-3) and substantially nullifies EITF Issue No. 88-10, "Costs Associated with Lease Modification or Termination" (EITF 88-10). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as defined in EITF 94-3 was recognized at the date of an entity's commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material effect on our consolidated financial statements.

     In March 2004, the EITF reached a consensus on recognition and measurement guidance previously discussed under EITF No. 03-01 " THE MEANING OF OTHER-THAN-TEMPORARY IMPAIRMENT AND ITS APPLICATION TO CERTAIN INVESTMENTS," ("EITF 03-01"). The consensus clarifies the meaning of other than temporary impairment and its application to investments classified as either available-for-sale or held to maturity under SFAS 115 "ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES," and investments accounted for under the cost method or equity method. The recognition and measurement guidance for which the consensus was reached is to be applied to other than temporary impairment evaluations. In September 2004, the Financial Accounting Standards Board ("FASB") issued a final FASB staff position ("FSP"), FSP EITF No. 03-01-01, which delays the effective date for the measurement and recognition guidance of EITF 03-01. Adoption of this standard will not have an effect on our carrying value of investments or our results of operations.

     In April 2004, the EITF issued Statement No. 03-06, "PARTICIPATING SECURITIES AND THE TWO-CLASS METHOD UNDER FASB STATEMENT NO. 128, EARNINGS PER SHARE," ("EITF 03-06"). EITF 03-06 addresses a number of questions regarding the computation of earnings per share by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company when, and if, it declares dividends on its common stock. EITF 03-06 also provides further guidance in applying the two-class method of calculating earnings per share, clarifying what constitutes a participating security and how to apply the two-class method of computing earnings per share once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. EITF 03-06 is effective for fiscal periods beginning after March 31, 2004. The adoption of EITF 03-06 did not have a material effect on our earnings per share.

     In December 2004, the FASB issued SFAS No. 123R, "SHARE-BASED PAYMENT -- AN AMENDMENT OF FASB STATEMENTS NO. 123 AND 95" ("SFAS 123R"). The new pronouncement replaces the existing requirements under SFAS 123 and APB 25. According to SFAS 123R, all forms of share-based payments to employees, including employee stock options and employee stock purchase plans, would be treated the same as any other form of compensation by recognizing the related cost in the statement of operations. This pronouncement eliminates the ability to account for stock-based compensation transactions using APB 25 and generally would require that such transactions be accounted for using a fair-value based method. For public companies, the FASB has determined that SFAS 123R is effective for awards and stock options granted, modified or settled in cash in fiscal years beginning after December 15, 2005. Accordingly, we will adopt SFAS 123R beginning with our quarter ending March 31, 2006. SFAS 123R provides transition alternatives for public companies to restate prior interim periods or prior years. We are in the process of evaluating the impact of this standard on our financial statements.

                                    BUSINESS

GENERAL

OVERVIEW

     We are a development stage biotechnology company specializing in the development and commercialization of individualized vaccine therapies and other technologies for the treatment of cancer. Our vaccine consists of autologous (the patient's own) cancer cells that have been treated with a chemical ("haptenized") to make them more visible to the patient's immune system. Our previous clinical trials have concentrated on melanoma (M-Vax), ovarian carcinoma (O-Vax), and renal cell carcinoma. We are planning a new clinical trial for non-small cell lung cancer, which we anticipate commencing in the third quarter of 2005.

     We also offer biological manufacturing services to other biotechnology and pharmaceutical companies. These services are provided utilizing the same facilities and personnel that produce our products for clinical and commercial purposes.

     In 1995, we identified the AC Vaccine research being conducted by Dr. David Berd, an oncologist and professor at Thomas Jefferson University ("TJU") in Philadelphia, and licensed the rights to Dr. Berd's research. Since then, we have focused our efforts on the development of an immunotherapy for the treatment of cancer, the AC Vaccine technology. On November 1, 2004, Dr. Berd joined our company as Chief Medical Officer.

     In August 2000, we acquired Genopoietic S.A. and its corporate affiliate ("Genopoietic"), based in Lyon, France, which developed cell and gene-based therapies in collaboration with Pierre et Marie Curie University and Centre National de la Recherche Scientifique. As part of that acquisition, we acquired a biological clean room facility in Lyon, France, at which we now conduct all AC Vaccine manufacturing. In the last three years, much of our development and manufacturing efforts relating to the AC Vaccine have shifted to our Lyon facility, due to the expertise and staffing at that facility and recent developments in France and other European countries that should facilitate development of autologous products, such as the AC Vaccine, in Europe.

CURRENT CANCER THERAPIES

     Cancer is a diverse and complex disorder with multiple causes and variable outcomes. Genetic pre-disposition, environmental factors and diet are among the numerous contributing factors that are associated with the development and evolution of this heterogeneous disease. Each year in the United States alone, over 1.5 million new individuals are diagnosed with various forms of cancer and, as our overall life span increases, the incidence of the disease is expected to increase.

     In a healthy person, tissues and organs consist of cells that are, in part, regulated by the immune system. Normal cell function is characterized by cell growth, cell division and then programmed cell death (the latter referred to as apoptosis) as new cells are generated and function in place of the original cell. Cancer is characterized by the unregulated growth of cells that proliferate as tumors, which can metastasize (i.e., spread) throughout the body, resulting in deposits of tumor cells, called metastases. Cancer cells have adopted many mechanisms by which they can elude the defense systems of the body. A significant feature of their proliferation is their ability to evade recognition by the patient's immune system. The metastatic tumors disrupt normal tissue and organ functions, which in the worst circumstances leads to the death of the patient.

     We believe that for a therapy to be effective it must eliminate or control the growth of the cancer, both at its site of origin and at the site of metastases. Patients with cancer typically undergo a first line of treatment through surgical removal of tumors. Treatments that follow surgery (referred to as adjuvant treatments) include radiation, hormone therapy and chemotherapy. Initial surgery and radiation therapy treat cancer at its origin, but are limited because certain tissues cannot be removed surgically or do not tolerate radiation. Moreover, cancers frequently spread prior to detection, and surgery and radiation cannot control metastases. Chemotherapy and hormonal therapy are frequently used to treat tumor metastases. These therapies, however, can cause severe side effects, including damage to normal tissue. Additionally, chemotherapy and hormonal therapy may shrink tumors, but rarely eliminate them completely. Our approach to development of cancer therapies is to find targets that are novel or to discover compounds that are structurally different from existing therapies with the intent of making the treatments more specific and less toxic.

THE IMMUNE SYSTEM

     The immune system is involved intimately in the regulation of the growth of cells and tissues within the body as well as acting as a natural defense against disease. These functions are performed by a variety of specialized cells. These cells recognize specific chemical structures, called antigens, which are found on disease-causing agents, including tumors. Antigens trigger an immune response, which results in the eventual removal of antigen from the body.

     The type of immune response is characterized by the way the response was initiated through specialized cells known as lymphocytes. There are two main categories of lymphocytes: B-lymphocytes, or B-cells, and T-lymphocytes, or T-cells. Each category of lymphocytes has a different role in the immune response. T-cells combat disease by killing antigen bearing cells directly or by making chemicals called cytokines that work indirectly. In this way, T-cells eliminate cancers and virally infected tissue. T-cell immunity is also known as cell-mediated immunity and is commonly thought to be a key defense against tumors and cells chronically infected by viruses. In contrast, activation of B-cells leads to the production of specific antibodies. The antibodies are secreted by B-cells and bind to antigen found on pathogens or tumor cells resulting in their destruction.

     Cancerous cells are cells that have changed (or mutated) so that they express certain antigens that may or may not be recognized as foreign by the immune system. We believe that the antigens are distinct for each patient so that effective immunization can only be accomplished by using each patient's own cancer cells. In addition, we believe that by a process called haptenization, the cancer antigens are changed so that they become visible to the patient's immune system. This allows the immune system to mount a response against the cancer antigens.

DEVELOPMENT AND CLINICAL PROGRAMS

AUTOLOGOUS CELL VACCINE IMMUNOTHERAPY (AC VACCINE)

     The only major program that we are presently developing for the treatment of cancer is our AC Vaccine technology, licensed from TJU. The AC Vaccine immunotherapy technology is based on the concept of haptenization. This idea has a long history, beginning with the work of the immunologist and Nobel laureate Karl Landsteiner in the 1920's. He and other scientists showed in animal models that attaching a small chemical (a hapten) to a protein allowed that protein to be recognized by the immune system even if the animals were originally unresponsive to the protein. This work has been expanded by a number of researchers in various animal models. We now understand that a large number of T-cells react against the haptenized material and that a small percentage of the T-cells also react against the unmodified, natural material. We believe that tumor antigens, which are proteins, are similarly affected by haptenization.

     Our AC Vaccine technology utilizes the patient's tumor as the basis for a therapeutic vaccine. By extracting cancer cells from a tumor and then treating them with a hapten called dinitrophenyl (DNP), a vaccine is prepared that should be able to elicit a systemic immune response to the unmodified, native cancer cells. The induction of an immune response has been documented in a number of scientific publications. We believe that the best test of tumor immunity in patients is Delayed Type Hypersensitivity (DTH). DTH has long been used as a test for immunity to microbes, such as tuberculosis and is familiar to patients as the Tine test or PPD. DTH to cancer cells is tested in the same way, except that the patient's cancer cells are the test agent. We have demonstrated that the DTH test to cancer cells is meaningful by showing a strong statistical relationship between the intensity of DTH and clinical outcomes, especially 5-year survival. We believe that the future acceptance of this relationship between DTH and clinical outcomes by the U.S. and European regulatory agencies is critical to the regulatory approval path for our AC Vaccine product candidates.

     Our leading AC Vaccine product candidate is M-Vax, which is designed as an immunotherapy for the post-surgical treatment of late stage (stages 3 and 4) melanoma. Melanoma is a highly malignant tumor that can spread so rapidly that it can be fatal within months of diagnosis. The incidence of melanoma is increasing at a faster rate than most other cancers in the U.S., Australia, Northern Europe and Canada. Although there are several causative factors, rising exposure by the general population to ultraviolet radiation in sunlight appears to be the most significant. The National Cancer Institute estimates that the incidence of melanoma in the U.S. is growing at a rate of approximately 4% annually.

     Melanoma patients may be categorized according to the following staging system:

     o Stage 1--lesion less than 1.5mm thickness and no apparent spreading (metastasis) from primary cancer site

     o Stage 2--lesion greater than 1.5mm thickness and no apparent spreading from primary cancer site

     o   Stage 3--metastasis to regional draining lymph nodes; and

     o   Stage 4--distant (bloodbourne) metastasis.

     Historically, patients with stage 3 melanoma have been treated with surgery followed by a year-long regimen of the drug, alpha interferon. This is a biological drug and currently the only FDA-approved post-surgical treatment for patients with stage 3 melanoma. While alpha interferon has been proven to prolong relapse-free survival, its impact on overall survival has been questioned. Further, use of alpha interferon can be associated with many severe side effects, often leading to either reduction in dosage or complete discontinuation before the full course of treatment is completed. Due to limited efficacy and highly toxic side effects, chemotherapy has not been widely used in the treatment of stage 3 patients.

CLINICAL RESULTS ACHIEVED WITH THE AC VACCINE

     We believe that M-Vax is the first immunotherapy to suggest, from clinical trial results, that its use may result in a significant improvement in the survival rate for patients with stage 3 melanoma. There have been 214 patients with stage 3 melanoma treated with M-Vax, who had already had their lymph node tumors excised and processed into vaccines. These studies are mature, in that all surviving patients have completed the planned 5-year follow-up. The 5-year overall survival of these patients is 44%. This compares with the historical post-surgical survival rates of approximately 22-32%. In a total of over 480 patients treated with the AC Vaccine by us or at TJU in clinical trials, no serious side effects have been reported. We believe that only relatively minor side effects, such as brief bouts of mild nausea and soreness and swelling at the site of the injection, have been observed to date.

     Patients who receive M-Vax may develop an immune response to their own melanoma cells as measured by a DTH test to autologous melanoma cells. DTH, which is manifest by the development of a hive at the site of injection of the test material, is known to be a measure of the activity of T-lymphocytes, which are white blood cells that are crucial in tumor rejection. In the stage 3 adjuvant studies, patients who developed positive DTH to their own melanoma cells that were not modified with the hapten had significantly greater chance of 5-year year survival than those who did not (59% vs. 29%, P<.001). We consider this difference to be highly statistically significant. In all these patients, DTH was tested in conjunction with control materials that indicated that all patients had functioning immune systems.

     We believe that the DTH test can be used as a surrogate marker of vaccine activity. In our planned future clinical activities, we will propose to use the DTH test as a primary endpoint to measure activity of the vaccine. As we expand the use of the vaccine into new indications our intent is to use DTH response as the primary indicator of activity of the vaccine and the basis upon which we will proceed further with clinical development. Use of DTH response as an indicator of vaccine activity significantly decreases the duration of studies and, thus, reduces the cost of conducting clinical trials and reaching a primary endpoint.

PLANNED COMMERCIAL AND CLINICAL ACTIVITIES WITH THE AC VACCINE

     In March 2005, we submitted a Biological License Application (BLA) filing with AFSSAPS (the French counterpart of the U.S. Food and Drug Administration) for the treatment of stage 3 and stage 4 melanoma patients in France. This filing was prepared in accordance with Common Technical Document (CTD) filing requirements that were developed for the filing for approval of biological products with regulatory authorities in the United States, Europe and Japan. If approved, this BLA would permit us to market M-Vax, the AC Vaccine for melanoma, to patients in France on a commercial basis.

     In 2002, AFSSAPS published the first regulations specific to the regulation of cell and gene therapies that are produced on an individual patient basis (which includes the AC Vaccine technology). The regulations differentiate these products from standard pharmaceutical products. The regulations evaluate cell and gene therapy products by the level and type of manipulation to the product. Some cellular products, including M-Vax, will be regulated differently from standard drugs. For these technologies, marketing approval may be granted if the therapeutic is manufactured in a current Good Manufacturing Practices
(cGMP)-compliant facility and if a reasonable claim for efficacy can be established. In November 2003, we held a pre-BLA meeting with AFSSAPS representatives to discuss revisions to the manufacturing of the AC Vaccine, the planned testing of the final product and our desire to file our BLA utilizing the data generated to date. These discussions laid the foundation for our final BLA submission to AFSSAPS. In this filing, we use the data generated in the studies conducted at TJU as the basis for our efficacy claims for M-Vax.

     In November 2004, we amended previously accepted Investigational New Drug
(INDs) applications in the United States for the treatment of patients with melanoma. The amendment included changing the manufacturing location from our Philadelphia facility to our facility in Lyon, France and the addition of a control arm to the clinical study. Currently, the study is being reviewed by various hospital Institutional Review Boards for approval of the study at the those institutions.

     In December 2003/January 2004, we filed two INDs in France for use of the AC Vaccine for hepatic and peritoneal cancer, which will include patients that have ovarian and colorectal cancers that have metastasized to these locations. We believe that the AC Vaccine is a technology that has application in a broad spectrum of solid tumor cancers. By initiating and completing trials for other cancer indications, we are seeking to demonstrate this.

     We had previously initiated clinical trials to evaluate the safety and efficacy of M-Vax and O-Vax (our AC Vaccine for ovarian cancer). We experienced events during 2001 that significantly affected our operations. In March and April 2001, we received first oral notification and then written confirmation from the FDA that clinical activities then underway for both our M-Vax and O-Vax autologous cancer vaccines were placed on clinical hold pending further review by the agency. The written notification from the FDA confirming the clinical hold identified the specific issues that the FDA would like addressed, which dealt primarily with the sterility of autologous tumors received by us at the Philadelphia facility and the assurance that vaccines being provided to patients would meet FDA sterility guidelines.

     In conjunction with the clinical hold, the FDA conducted an inspection of our manufacturing facility in Philadelphia, which inspection was completed in May 2001. As a result of that facility inspection, we received a Form 483, which is a finding of manufacturing facility deficiencies, to which we initially responded at the end of June 2001. The issues raised in the Form 483 were essentially consistent with those in the clinical hold letters, focusing primarily with the sterility of autologous tumors received by us at the Philadelphia facility, the handling of sterile and non-sterile tumors and assurance that vaccines being provided to patients would meet FDA sterility guidelines. No significant new areas of concern were identified in the Form 483.

     In developing our response to the FDA clinical hold letters and the Form 483, we identified and began to implement a number of product development initiatives related to the AC Vaccine technology. As a result, we determined certain product improvements to the vaccine could be instituted that would address certain concerns of the FDA and make the vaccine more viable from a regulatory and commercial perspective. Throughout the remainder of 2001 and into 2002, we continued to evaluate (1) the prospect of freezing the haptenized cells for distribution to the end user, (2) steps that could be taken to help ensure that final released vaccines prepared by us are sterile and (3) tests to determine the minimal number of cells necessary for the vaccine to be effective. Based upon the results of these efforts, we reengineered the manufacturing steps to create and release the vaccine technology to take advantage of these potential product improvements.

     In working with the FDA to resolve the issues identified as part of the clinical hold, we concluded that (1) it would no longer be feasible to continue the clinical development of the original AC Vaccine format without the ability to ensure clinical samples have completed sterility testing prior to administration (referred to as the "fresh" vaccine product format), and (2) a revised product format needed to be established, tested and reviewed by the FDA which allowed us to test the vaccine for sterility prior to administration of the vaccine to patients. Through these research and development activities we developed a new product format for the production and distribution of the AC Vaccine, referred to as the "frozen" vaccine technology. Based upon the changes to the manufacturing of the product, the FDA recommended that we consider preparing and filing new INDs for the frozen vaccine. At the recommendation of the FDA, we inactivated the INDs for M-Vax and O-Vax, given the FDA's view that the revisions to the manufacturing process, necessary to address the Agency's concerns, would result in a new product from a regulatory perspective and given the Agency's recommendation that we file new INDs for indications utilizing the new product.

     Based upon the continuing interactions with the FDA, in 2002, we determined it was necessary to file new INDs for the revised product format for the AC Vaccine for melanoma and ovarian cancer, which IND filings were accepted by the FDA. Our Philadelphia facility was cleared to begin processing clinical samples for administration to patients in clinical trials. Due to a lack of funding, we decided not to initiate the clinical trials and instituted further cost minimization steps, which resulted in additional management changes at the end of 2002.

NON-SMALL-CELL LUNG

     Lung cancer is currently the leading cause of cancer death in the Western Hemisphere for both men and women, eclipsing the combined mortalities from breast, colon, and prostate cancers. According to the American Cancer Society it was estimated that in 2004 there were 172,570 new cases of lung cancer in the U.S. and 163,510 deaths from lung cancer. Historically, 80-85% of lung cancer cases have been non-small cell lung cancer (NSCLC). The low cure rate associated with NSCLC can be attributed to the absence of effective screening, the propensity for early spread, and the lack of effective treatment options for metastatic spread.

     We believe that NSCLC may be a good target for our AC Vaccine immunotherapy approach. Lung cancers are chemically-induced, which increases the likelihood that they will express antigens recognized by the immune system. Also, in clinical trials of M-Vax, melanoma lung metastases were more likely to respond well to the AC Vaccine than metastases in other sites.

     In February 2004, we announced a collaboration with the thoracic surgery team at the University of Pennsylvania Cancer Center. This collaboration allowed us to complete a feasibility study of the autologous, hapten-modified vaccine for NSCLC. The study demonstrated that vaccines could be manufactured successfully from most early stage tumors. All the vaccines manufactured as part of the feasibility study also passed sterility tests. These results will form the basis of our planned Phase I-II clinical trial to determine the safety of an autologous, hapten-modified NSCLC vaccine and its ability to induce a DTH response. We anticipate that we will file an IND application and that this clinical trial will be initiated in the third quarter of 2005.

COMPASSIONATE USE OF M-VAX

     Beginning in 2003, we made M-Vax available for sale on a compassionate use basis in various European countries. Compassionate use is considered for patients who have failed to respond to accepted standards of care for their cancer and are facing a prognosis of death. Compassionate use of M-Vax has been permitted by regulatory authorities in France, Spain and Belgium (even though there is no approval for marketing of M-Vax in those countries) when the patient's prognosis is poor and there are no alternative treatments available. We treated one patient on a compassionate use basis in 2003, and treated 20 additional patients through June 30, 2005. An additional 11 patients presented to us for treatment on a compassionate use basis, through June 30, 2005, were untreatable with the vaccine as a result of inadequate cell count, the tumor samples received were not melanoma or sterility issues.

     Compassionate use of M-Vax is important to us and our AC Vaccine technology because it allows us to gain clinical data on patients and to continue to expand the process development steps needed for a full regulatory approval of the vaccine and it also expands the availability of the AC Vaccine within the scientific and medical communities that are now seeking out the compassionate use of M-Vax. These experiences of oncology leaders in various European countries may become critical to the overall market and regulatory acceptance of the AC Vaccine technology in Europe. This also will allow us to educate practitioners to maintain and aseptically handle and ship tumors to reduce incidences where tumors become contaminated. Additionally, the compassionate use of our vaccine provides us with modest revenue. Compassionate use sales currently are paid for by the hospital, which contracts for the acquisition of the vaccine, or via patients' insurance.

NOVEL ANTI-ESTROGENS

     We have licensed from The Texas A&M University System ("Texas A&M") an issued U.S. patent and certain U.S. and foreign patent applications relating to a series of novel cancer-fighting anti-estrogen compounds that may be especially effective against hormone-dependent tumors (the "Texas A&M License"). Texas A&M has filed U.S. patents for both the Texas A&M compounds and their anticancer uses. During 2001, we announced the issuance of an U.S. patent on the use of our anti-estrogen compound in combination with tamoxifen. We have made certain foreign patent applications related to this combined use. We will evaluate additional U.S. and non-U.S. patent coverage based on the results of ongoing laboratory research.

     Anti-estrogens have been proven to be clinically useful anticancer therapies. Current treatments, such as tamoxifen, block the growth of some cancers by preventing estrogen to bind to the estrogen receptor on cancer cells. The estrogen receptor is a nuclear protein that upon binding to estrogen binds to DNA and activates transcription of a series of hormone-responsive genes. Although tamoxifen and other selective estrogen receptor modifiers have shown clinical benefit in battling breast cancer, there has been a disconcerting side effect from these treatments: the increased incidence of endometrial cancer.

     Our anti-estrogen compound works on the estrogen receptor indirectly through the aryl hydrocarbon receptor. In pre-clinical studies of the compounds, it has been documented that there is an inhibitory "cross-talk" between the aryl hydrocarbon receptor and the estrogen receptor. Additionally, as documented in a recent publication in Cancer Research (2001 May 15; 61(10):3902-7) this compound has been shown to enhance the anticancer activity of tamoxifen in the breast while blocking the uterine estrogenic effects of tamoxifen. Unexpectedly, the compound has also shown activity against human pancreatic cancer cells. This is a promising finding, because pancreatic cancer is a devastating disease with no effective therapies.

     Our lead compound, 6-MCDF, was selected by the Drug Development Group ("DDG") of the National Cancer Institute ("NCI") in November 2001 for further testing under the Developmental Therapeutics Program ("DTP") of the NCI/NIH. As the drug discovery and development arm of the NCI, the DTP plans, conducts and facilitates pre-clinical development of therapeutic agents for cancer and AIDS. The DDG reviews all chemotherapeutic agents presented to the NCI for possible development toward clinical trials, and is responsible for oversight and key pre-clinical decision-making. 6-MCDF was accepted for preclinical development program for studies on formulation, range-finding toxicology and additional efficacy testing. Studies have been initiated under this program by the DDG to test the efficacy of the compound in estrogen-receptor-negative cell lines, a target that is currently not treatable with existing estrogen receptor modulating drugs. These studies have been concluded by the DDG providing data that will be useful for the further development of the compound. No further studies have been planned by the DDG at this time.

     Under our agreements with Texas A&M, we intend to continue to expend resources on the research and development of 6-MCDF and possibly related compounds. As the development progresses, we anticipate we will continue to explore strategic opportunities to license our rights to these compounds to another company.

CONTRACT MANUFACTURING

     As a result of our clinical activities in the United States and France, we have developed a level of expertise related to the clinical production and regulation of cell and gene therapies. Cell and gene therapy research and development has been ongoing for a number of years, but specific regulations of these products by most regulatory agencies are just beginning to evolve. In February 2002 (effective April 2002) the United States Pharmacopia published a chapter on manufacturing and testing requirements relating to cell and gene therapies. Prior to the publication of this chapter, there was no published guidance for companies engaged in the production and testing of cell and gene therapies. Likewise, in Europe the European Medicines Evaluation Agency is currently developing guidelines for the production, testing and regulation of cell and gene therapies.

     Based on our expertise, we entered into two separate contract manufacturing relationships in France, one of which has been completed. This has been made possible by the validation of our manufacturing facility first in France by AFSSAPS and secondly through successful IND filings in the United States, Japan and in Europe. A contract manufacturing engagement normally consists of two components. The first component of the engagement is a feasibility study. The feasibility study typically involves the transfer of production techniques from an unrelated scientific laboratory to our facilities. After transferring the techniques, we are engaged to develop the required procedures, tests and assays so that the product can be produced in compliance with cGMP (current Good Manufacturing Practices) requirements. After validating the procedures, tests and assays, we would then contract to produce the necessary components for the manufacturing section to be filed as part of an IND application.

     Upon acceptance of the IND by a regulatory agency, the second component of the engagement would then commence. This component consists of the manufacturing and testing of clinical samples for administration to patients as part of a clinical trial. As part of this operation, we would contract to maintain all the necessary paperwork and documentation to demonstrate the work was done in compliance with standards established by the applicable regulatory agency. In addition, the documentation would be used to support further IND filings and could be used as a component of a BLA for approval to market the product.

     In February 2004 we entered into a manufacturing alliance with OPI that provided approximately $1,500,000 (US) funding per year from OPI for our combined facilities for 2004 and 2005, which combined facilities are under the management of Genopoietic, our French subsidiary. OPI is not presently current in its payment obligations to us under this manufacturing alliance. As of the end of May 2005, we and OPI orally agreed to terminate the current arrangement. We will continue to consider providing contract manufacturing for OPI on future terms in accordance with our plan of operation. Although the OPI contract was critical to our ongoing operations in 2004, with the recent capital infusion, this contract is no longer critical to our ongoing operations in France.

     We intend to enter into future contract manufacturing arrangements only to the extent the required work does not limit or interfere with our own clinical development programs.

LICENSE AND RESEARCH AGREEMENTS

THE THOMAS JEFFERSON UNIVERSITY (TJU) LICENSE AND RESEARCH AGREEMENT

     We entered into license and research agreements with TJU for the AC Vaccine technology in November 1995. The TJU License is a perpetual royalty-bearing license for the rights to the AC Vaccine technology, and provides for certain payments upon the occurrence of certain milestones. As partial consideration, we paid $10,000 to TJU for the TJU License, $10,000 upon initiation of the first clinical trial, and $25,000 upon our receipt of approval from the FDA (or comparable international agency) to market products relating to the AC Vaccine technology (which payment was triggered by our receipt of that regulatory approval in Australia). We also issued to each of TJU and Dr. Berd, 229,121 shares of our common stock, representing 7.5% (15% in the aggregate) of our total outstanding voting securities at that time.

     In addition to the milestone payments we have already made to TJU, we were obligated to pay TJU $10,000 upon the first filing of a marketing application with the FDA (or comparable filing with a comparable international agency). We paid this milestone payment to TJU upon the commercialization of the Vaccine in Australia in 2001.

     In connection with the TJU License, we also entered into a Clinical Study and Research Agreement with TJU (the TJU Research Agreement). Under the TJU License and the TJU Research Agreement, we have agreed to provide TJU with minimum sponsored research funding relating to the development of additional immunotherapies based on the AC Vaccine technology. We renewed this agreement for a three-year period through November 2004. The research conducted by Dr. Berd and TJU under the TJU Research Agreement has pertained to applications of the AC Vaccine technology beyond the core vaccine products we are developing.

     We are presently obligated under the TJU License to spend a minimum of $500,000 per year on the development of the AC Vaccine technology until commercialized in the United States. This spending includes funding provided pursuant to the TJU Research Agreement, our internal expenditures and external expenditures incurred by us. If we file for FDA approval of a Company-sponsored marketing application for the right to market an AC Vaccine product, we may elect to spend less than $500,000 per year on the development of the AC Vaccine technology during the period of time the marketing application is under review by the FDA.

     In 2004 we reached an agreement with TJU to terminate the TJU Research Agreement and all our obligations thereunder in exchange for a final payment by us to TJU of $300,000, $150,000 of which we paid in July 2004, and the balance of which we were obligated to pay in November 2004. In April 2005, we paid $150,000 to TJU in satisfaction of all our outstanding liabilities to TJU under the TJU Research Agreement. We do not believe that the termination of this agreement will have any meaningful effect upon us or our ability to continue our AC Vaccine development efforts.

     In November 2004, Dr. Berd joined our company as our Chief Medical Officer. Dr. Berd continues to be instrumental to our regulatory and development efforts for the AC Vaccine technology.

     We are also obligated to pay royalties on our net sales revenue and a percentage of all revenues received from sublicenses relating to the AC Vaccine technology. We bear the expense of maintaining and defending the patents that are subject to the TJU License Agreement.

THE TEXAS A&M LICENSE AND RESEARCH AGREEMENT

     We entered into license and research agreements with Texas A&M University for a series of novel cancer-fighting anti-estrogen compounds in February 1997. Under the Texas A&M License, we are obligated to make milestone payments to Texas A&M as follows: $24,000 upon the initiation of a specified toxicity evaluation, $12,000 upon completion of a toxicity evaluation demonstrating acceptable toxicity levels, $12,000 upon the submission of an IND to the FDA or its equivalent in a major market country, $5,000 upon the completion of the first Phase I clinical investigations and $15,000 upon the FDA's granting of the first NDA. In addition, we are required to achieve certain milestones toward development of a licensed product within certain specified time frames.

     In connection with the Texas A&M License, in May 1997, we entered into a three-year Sponsored Research Agreement with Texas A&M (the Texas A&M Research Agreement). Under the Texas A&M License and the Texas A&M Research Agreement, we agreed to provide minimum yearly funding of $108,750 for Texas A&M's research. Texas A&M waived any up front payment by us for the Texas A&M License in recognition of our three-year research funding commitment. Currently there is no research agreement in place with the University. We are evaluating potential studies with the principal investigator at Texas A&M and may decide to enter into a further research alliance.

     We are also obligated to pay royalties on any net sales revenue derived from these compounds and a percentage of net sales revenues received from sublicenses of the compounds.

     We bear the expense of maintaining and defending the patents that are subject to the Texas A&M License.

RESEARCH AND DEVELOPMENT EXPENSE

     Our research and development activities focus primarily on clinical development and trials of our AC Vaccine technology for the treatment of melanoma, ovarian cancer, lung cancer and other cancers. Our clinical development program includes the development of techniques, procedures and tests that need to be developed as part of the manufacturing of our biological product so that the product can be evaluated and potentially approved by regulatory authorities. We are also developing an anti-estrogen compound for the treatment of cancer, but we do not consider this to be a major program.

     Our research and development expenses consist primarily of costs associated with the clinical trials of our product candidates, compensation and other expenses for research personnel, payments to collaborators under contract research agreements, costs for our consultants and compensation, materials, maintenance and supplies for the operation and maintenance of our biological clean room facilities which are necessary for the production of materials to be used in clinical trials. All of these costs qualify as research and development expenses in accordance with the guidance included in Statement of Financial Accounting Standards No. 2 "Accounting for Research and Development Costs."

     Manufacturing costs included in this category relate to the costs of developing, supporting and maintaining facilities and personnel that produce clinical samples in compliance with current Good Manufacturing Practices (cGMP). Our facilities and the personnel maintained for manufacturing are currently at what we feel are the minimum required for compliance with cGMP. Based upon the current capacity of our facilities, our personnel and our current and future planned clinical trials, we have excess capacity for the production and testing of biological products. We use this excess capacity to generate cash in the form of contract manufacturing alliances. Because the incremental costs incurred to provide these services are not material or quantifiable, they are not presented separately.

     In 2004, we incurred research and development expense of $3,005,565 compared to $1,984,193 in 2003, and $6,349,530 in 2002. Research and development expenses have been $39,872,552 for the period from inception through December 31, 2004 and $41,624,536 through June 30, 2005. Research and development expenses were $1,751,984 and $1,600,648, for the six months ended June 30, 2005 and 2004, respectively. The majority of these costs relate to clinical research and development of the AC Vaccine technology. Our management estimates that greater than 90% of the periodic and cumulative research and development expenses incurred relate to our one major program, the AC Vaccine. At this time, due to the risks inherent in the clinical trial process, risks associated with the product and product characterization and risks associated with regulatory review and approval of clinical product candidates, we are unable to estimate with any certainty the costs we will incur in the continued development of our product candidates for commercialization.

INTELLECTUAL PROPERTY AND OTHER TECHNOLOGY PROTECTIONS

     Our success will depend in large part on our ability to:

         o Maintain and obtain patent and other proprietary protection for products, process and uses of our products;
         o    Defend patents;
         o    Preserve trade secrets; and
         o Operate without infringing the patents and proprietary rights of third parties.

     We intend to seek appropriate patent protection for our proprietary technologies by filing patent applications when possible in the United States and selected other countries. In November 1995, we entered into an exclusive, worldwide license agreement with TJU for all of its patents and pending patent applications relating to the AC Vaccine. Currently, four U.S. patents have been issued and one U.S. patent is in the process of re-issue, all of which are subject to the TJU license. In addition two foreign patents have been issued that are subject to this license, and there are several U.S. patent applications and international or foreign counterpart applications pending. The following table summarizes the issued U.S. patents for the AC Vaccine:

PATENT NO.           PATENT                                          DATE ISSUED              DATE EXPIRES

6,248,585            Composition for preserving haptenized tumor     June 19, 2001            November 16, 2019
                     cells for uses in vaccines

6,333,028            Methods of using haptenized ovarian carcinoma   December 25, 2001        August 14, 2018
                     tumor cells

6,403,104            Hapten-conuugated mammalian cells and methods   June 11, 2002            March 16, 2020
                     of making and using thereof

6,458,369            Composition comprising tumor cells and          October 1, 2002          May 4, 2019
                     extracts and method of using thereof

     Patent 5,290,551 which was originally issued on March 1, 1994 "Treatment of melanoma with a vaccine comprising irradiated autologous melanoma tumor cells conjugated to a hapten" is currently under re-issue.

     These patents cover methods of making the vaccine, composition of matter, as well as claims to therapeutic use. We intend to continue using our scientific expertise to pursue and file patent applications on new developments with respect to processes, methods and compositions to enhance our intellectual property position in the field of cancer treatment.

     In 1997, we entered into an exclusive, worldwide license agreement with Texas A&M University for all of its patents and pending patent applications relating to a series of novel cancer-fighting anti-estrogen compounds. Currently, two U.S. patents have been issued and additional U.S. patent applications and international or foreign counterpart applications are pending, all of which are subject to the Texas A&M license. Texas A&M is responsible for filing patent applications. With our prior written authorization, the principal investigator of this technology has the right to publish works and findings subject to our combined license and research agreements. The following table summarizes the issued U.S. patents subject to this license.

PATENT NO.          PATENT                                           DATE ISSUED           DATE EXPIRES

5,516,790           Synthesis and application of alkyl-substituted   May 14, 1996          July 19, 2014
                    dibenzoflurans as antitumorigenic agents

6,136,845           Endocrine therapy for breast cancer; combined    October 24, 2000      December 21, 2018
                    treatment with tamoxifen plus alkyl PCDFs

     These patents cover composition of matter, claims to therapeutic use, and claims to use in combination with other therapy.

     Any patents or patent rights that we obtain may be circumvented, challenged or invalidated by our competitors. In addition, others may challenge that our products and processes specifically infringe their patents. On September 17, 1999, a complaint was filed against us in the U.S. District Court for the District of Maryland by Intracel Corporation. Intracel sought monetary damages and an injunction against the use of our autologous cell vaccine technologies. Intracel claimed that our technologies infringed their U.S. patent entitled "Active Specific Immunotherapy." Intracel later withdrew their case.

     We also rely on trade secrets and proprietary know-how related to the production and testing of our products, especially when we do not believe that patent protection is appropriate or can be obtained. Our policy is to require each of our employees, consultants and advisors to execute a confidentiality and inventions agreement prohibiting the disclosure of our confidential information before they begin a relationship with us.

MANUFACTURING AND MARKETING

AC VACCINES - GENERAL

     Our AC Vaccine products under development are individualized therapies that are manufactured by first receiving cells from a patient, treating those cells and creating a liquid vaccine using the cells as a raw material, then delivering the vaccine to the doctor's office for administration to the patient. We believe that the key to success in developing and distributing individualized therapies relies upon a model employing central processing, so that manufacturing cell based products can be a standardized process that can benefit from economies of scale and efficient distribution. The basic model for the vaccine is "cells in-product out," where the final product looks like a traditional mass-produced drug to the end-user, but is manufactured individually. We are not currently treating patients in the U.S. or Europe, other than on a compassionate use basis in certain European countries, because the AC Vaccine products have not yet been approved for treatment.

MANUFACTURING THE AC VACCINE

     Based upon re-engineering the manufacture of the vaccine technology, we no longer require regional manufacturing capabilities. We made a strategic decision in early 2003 to use our facility in Lyon, France as our primary facility for the production of our cell based therapies. The Lyon facility has been inspected by AFSSAPS (the French equivalent of the U.S. FDA) and has received the designation of "Establissment Pharmaceutique"and more recently has obtained the designation "Establissement Therapies Geniques et Cellulaires."The Establissment Pharmaceutique designation is required for the production of any commercial product to be sold in France and throughout Europe. The Establissment Therapies Geniques et Cellulaires designation is required in France for the commercial production of cell and gene therapy products.

OTHER FOREIGN MARKETS FOR M-VAX

     During 2002, we entered into a distribution agreement with Ferrer Internacional, S.A. for the sales and marketing of the vaccine in certain territories in Europe, Latin America and Asia. With the assistance of Ferrer, we are investigating potential market opportunities to begin initiating sales of M-Vax in certain countries in Europe. The commercialization of M-Vax in one or more European countries will be subject to meeting certain requirements determined by each applicable regulatory agency.

SOURCES AND AVAILABILITY OF RAW MATERIALS

     We do not expect to encounter significant difficulties in obtaining raw materials for M-Vax, O-Vax or any of our other AC Vaccine products, because they consist primarily of a readily available chemical reagents and the patient's own tumor cells.

COMPETITION

CANCER DRUGS - GENERAL

     We are aware of estimates that more than 300 companies are reported to have more than 1,000 cancer drugs, including chemotherapies and immunotherapies, under development worldwide, many of which are under development in the U.S. A substantial number of these drugs are, or may be in direct competition with M-Vax, O-Vax or any other of our immunotherapies or compounds.

     Our competitors include (i) large established pharmaceutical and biotechnology companies with commitments to oncology or antiviral research, development and marketing, including, Schering Plough Corporation, Chiron Corporation, Bristol-Myers Squibb and Johnson & Johnson; (ii) smaller biotechnology companies with similar strategies, including IDEC Pharmaceuticals, Inc. and Biomira Diagnostics; and (iii) many development stage companies licensing or developing oncology therapeutics. In addition, many research institutes, hospitals and universities are working to develop products and processes in the same field of cancer that may in the future be in direct competition with our products.

OTHER COMPANIES DEVELOPING CANCER VACCINES

     A number of companies or research institutions are developing cancer vaccines, including Ribi ImmunoChem Research, Inc./Corixa, Cancer Vax, and Progenics, Inc., in melanoma; AltaRex, Genentech and Biomira, in breast cancer; Intracel in colorectal cancer; Cell Genesys in lung cancer; Dendreon in prostate, multiple myeloma, ovarian and breast cancers; and Antigenics in renal cell and other cancers.

     The principal competitive factors in the area of cancer immunotherapies are
(i) the efficacy of the product, (ii) the timing of the entry of the product into the market and (iii) cost of goods and ease of use. Initially, we face competition from these companies for the registration of new patients in planned clinical trials. There are a limited number of persons eligible for participation in any particular clinical trial, and we and our research partners compete directly with other pharmaceutical and biotechnology companies, research firms, hospitals and universities for the inclusion of patients in the clinical trials. Enrollment rates for clinical trials are a key determinant in the timelines for bringing products to market.

GOVERNMENT REGULATION

     The research, pre-clinical development, clinical trials, product manufacturing and marketing conducted by us or on our behalf are subject to regulation by the FDA in the United States, AFSSAPS (the French equivalent of the U.S. FDA) in France, and similar health authorities in other foreign countries, as well as the European Medical Evaluations Agency (EMEA), which has broad oversight over most European Member States. Our proposed products and technologies also may be subject to certain other international, U. S. federal, state and local government regulations, including, the Federal Food, Drug and Cosmetic Act, Public Health Service Act, and their state, local and foreign counterparts.

     Generally, the steps required before a pharmaceutical or therapeutic biological agent may be marketed in the U.S. include: (i) pre-clinical laboratory tests, pre-clinical studies in animals, toxicity studies and formulation studies; (ii) the submission to the FDA of an IND for human clinical testing, that must become effective before human clinical trials commence; (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug; (iv) the submission of a marketing application to the FDA;
(v) approval of the manufacturing processes and controls; and (vi) FDA approval of the marketing application prior to any commercial sale or shipment of the drug.

     Pre-clinical studies include laboratory evaluation of the product, mostly conducted under Good Laboratory Practice regulations, and animal studies to assess the pharmacological activity and the potential safety and effectiveness of the drug. The results of the pre-clinical studies are submitted to the FDA in the IND. Unless the FDA objects to an IND, it becomes effective 30 days following submission and the clinical trial described in the IND may then begin.

     Clinical trials begin when a drug is approved for testing on humans. There are usually said to be three main phases of clinical trials that a drug must go through in the U.S. before the drug is approved to be manufactured and marketed to the public. These phases may involve testing of drugs in healthy human volunteers (Phase I) for assessment of safety, followed by tests of effectiveness and safety in patients with illnesses the drug is designed to treat (Phases II and III). In most instances, Phase III studies are the final group of studies that are conducted before a product can be approved by the FDA for commercial use. In the case of life-threatening illness, the study process and phases of clinical trials may be compressed and accelerated. In some cases, Phase II trials are deemed sufficient for market approval by the FDA or foreign regulatory authorities. Pivotal registration trials are large-scale Phase II or III trials, the data obtained from which are intended to be used to provide for the registration of a drug or product for market use.

     Every clinical trial must be conducted under the review and oversight of an institutional review board at each institution participating in the trial. The institutional review board evaluates, among other things, ethical factors, the safety of human subjects, and the possible liability of the institution. In addition, when a sponsor has more than one clinical site participating in a study they typically establish a Data Safety Monitoring Board, which has oversight responsibilities for the safe conduct of the clinical studies.

     The results of the pre-clinical and clinical trials are submitted to the FDA as part of an application to market the drug. The marketing application also includes information pertaining to the chemistry, formulation and manufacture of the drug and each component of the final product. The FDA review of a marketing application takes from one to two years on average to complete, though reviews of treatments for cancer and other life-threatening diseases may be accelerated. The process may take substantially longer, however, if the FDA has questions or concerns about a product. Following review, the FDA may ultimately decide that an application does not satisfy regulatory and statutory criteria for approval or that further information and testing is required. In some cases, the FDA may approve a product but require additional clinical tests following approval that are referred to as post marketing studies (i.e., Phase IV).

     In addition to obtaining FDA approval for each product, each domestic drug manufacturing facility must be registered with, and approved by the FDA. Domestic manufacturing facilities are subject to inspections by the FDA and must comply with current Good Manufacturing Practices. To supply products for use in the U.S., foreign manufacturing facilities also must comply with current Good Manufacturing Practices, and are subject to periodic inspection by the FDA or by comparable foreign regulatory agencies under reciprocal agreements with the FDA.

     If marketing approval of any of our products is granted, we must continue to comply with FDA requirements not only for manufacturing, but also for labeling, advertising, record keeping, and reporting to the FDA of adverse experiences and other information. In addition, we must comply with federal and state health care anti-kickback laws and other health care fraud and abuse laws that affect the marketing of pharmaceuticals. Failure to comply with applicable laws and regulations could subject us to administrative or judicial enforcement actions, including product seizures, injunctions, civil penalties, criminal prosecution, refusals to approve new products or withdrawal of existing approvals, as well as increased product liability exposure.

     The regulatory approval process for new drugs in France is substantially similar to the process described above for the U.S. Generally, the steps required before a pharmaceutical or therapeutic biological agent may be marketed in France include (i) pre-clinical laboratory tests, pre-clinical studies in animals, toxicity studies and formulation studies; (ii) the submission to AFFSSAPS of an IND for human clinical testing, that must become effective before human clinical trials commence; (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug; (iv) the submission of a marketing application to AFFSSAPS; (v) approval of the manufacturing processes and controls; and (vi) AFFSSAPS approval of the marketing application prior to any commercial sale or shipment of the drug.

     The primary difference between the U.S. and French regulatory processes is the evolution of the thinking of each regulatory agency to the application of the procedures described above, which were designed for traditional, mass-produced prescription drugs and similar procedures, to the regulation of autologous products, meaning those products, such as the AC Vaccine, whose origin is primarily from the patient with minimal manipulation.

     In 2002, AFSSAPS published the first regulations specific to the regulation of cell and gene therapies that are produced on an individual patient basis (which includes the AC Vaccine technology). These regulations differentiate these products from standard pharmaceutical products. We interpret that these regulations will evaluate cell and gene therapy products by the level and type of manipulation to the product. We believe that certain cellular products, including M-Vax, will be regulated differently from standard drugs. For these technologies, marketing approval will be authorized upon the satisfaction of two criteria. One of the requirements will be that the therapeutic is manufactured in a cGMP-compliant facility and manner. Secondly, the therapeutic will need to be able to demonstrate a reasonable claim for efficacy.

     Using the data generated in the studies conducted at TJU as the basis for the efficacy claims of M-Vax, we submitted a Biologics License Application (BLA) to the French authorities in March 2005. In preparing the submission, we utilized the format for the Common Technical Document (CTD) provided by the International Conference of Harmonization and adopted by the United States, Europe and Japan. The purpose of the CTD is to harmonize the filing requirements for biologic products in the various regions. We received acknowledgement from AFSSAPS of receipt of our submission effective March 23, 2005.

     For clinical investigation and marketing outside the U.S. and France, we also are subject to certain foreign regulatory requirements governing human clinical trials and marketing approval for drugs. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely for European countries both within and outside the European Union (EU). Normally, foreign marketing authorizations are applied for at a national level, although within the EU certain registration procedures are available to companies wishing to market their products in more than one EU member state. If any applicable regulatory authority is satisfied that adequate evidence of safety, quality and efficacy has been presented, a marketing authorization will be granted. The system for obtaining marketing authorizations within the EU registration system is a dual one in which certain products, such as biotechnology and high technology products and those containing new active substances, will have access to a central regulatory system that provides registration throughout the entire EU. Other products will be registered by national authorities in individual EU member states, operating on a principle of mutual recognition.

EMPLOYEES

     As of June 30, 2005, we had 20 total employees, consisting of 17 full-time employees at our subsidiary in France and 3 full-time employees in the U.S.

DESCRIPTION OF PROPERTY

     We lease a pharmaceutical and gene therapy clinical manufacturing facility in Lyon, France. The facility consists of approximately 9,000 square feet of which approximately 7,000 square feet are utilized for manufacturing development, including 3,000 square feet of clean rooms and 2,000 square feet for office space. Currently, the monthly rental on the facility is approximately $13,250. The lease is for a 9-year period through 2009 and is extendable for another 9-year period. The lease may be cancelled by us after July 2006.

     We lease a facility in Philadelphia, Pennsylvania, which is used for executive offices and is suitable for our clinical manufacturing activities. The facility consists of approximately 11,900 square feet, of which approximately 9,300 square feet are suitable for manufacturing development, while the remaining 2,600 square feet are used for office space. We have options for additional space. Currently, the monthly rental on the facility is approximately $13,860. The lease is for a 10-year period through February 2008 and is extendable for two five-year periods.

     We believe that each of these properties is adequately covered by insurance.

LEGAL PROCEEDINGS

     We are periodically involved in ordinary, routine litigation and administrative proceedings incidental to our business. As of the date of this prospectus, there are no pending, or to our knowledge threatened, material claims against us.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         Our executive officers and directors, as well as certain information about them, are as follows:

Name                              Age        Position with the Company

John K. A. Prendergast, Ph.D.     50         Chairman of the Board and Director

Richard P. Rainey                 38         President and Corporate Secretary

David Berd, M.D.                  59         Chief Medical Officer

Andres Crespo                     48         General Manager, Genopoeitic

Henry E. Schea III                51         Director of Quality Systems

Edson D. de Castro                65         Director

Andrew W. Dahl, Sc.D.             61         Director

Carl Spana, Ph.D.                 41         Director

     JOHN K. A. PRENDERGAST, PH.D., has been one of our directors since July 1996. Dr. Prendergast has served as President and principal of Summercloud Bay, Inc., a biotechnology-consulting firm, since 1993. He is a co-founder and/or a member of the Board of Ingenex, Inc., Atlantic Pharmaceuticals, Inc., Optex Ophthamologics, Inc., Gemini Gene Therapies, Inc., Channel Therapeutics, Inc., Xenometrix, Inc., Avigen, Inc., and Palatin Technologies, Inc. From October 1991 through December 1996, Dr. Prendergast was a Managing Director of Paramount Capital Investments, LLC and a Managing Director of The Castle Group Ltd. Dr. Prendergast received his M.Sc. and Ph.D. from the University of New South Wales, Sydney, Australia and a C.S.S. in Administration and Management from Harvard University. In November 2003, Dr. Prendergast was named the Chairman of the Board.

     RICHARD P. RAINEY, C.P.A., has been our President and Secretary since December 2002, Vice President for Finance and Administration since March 28, 2001, and previously served as Controller since September 1998. Prior to joining our company, Mr. Rainey was a partner with Rainey & Rainey, a certified public accounting firm that he founded in 1993. During that period, Rainey & Rainey provided accounting and consulting services to corporations with an emphasis in health care. From 1988 to 1993, Mr. Rainey was an associate with Ernst & Young, LLP specializing in auditing and consulting. Mr. Rainey received his B.S. in Accounting from Pennsylvania State University in 1988.

     DAVID BERD, M.D., joined us as Chief Medical Officer in November 2004. He has been Professor of Medicine at Thomas Jefferson University since 1984. Dr. Berd is the inventor of the AC-Vaccine technology, and conducted all the clinical trials of the vaccine completed to date. He is the author of numerous published papers on the basic science and clinical testing of the vaccine. Dr. Berd is a board-certified medical oncologist, and received training at the University of Pennsylvania and Yale University School of Medicine.

     ANDRES CRESPO joined us as General Manager of our Genopoietic subsidiary when it was acquired by us in 2000. Prior to joining Genopoietic, Dr. Crespo was in charge of biopharmaceutical production for Rhone-Poulenc and later Rhone-Poulenc's Gencell division, where he was responsible for organizing the coordination of the various Rhone-Poulenc laboratories specializing in gene therapy. Dr. Crespo was also in charge of the GMP production of gene therapy vectors while at Rhone-Poulenc. Dr. Crespo received his M.Sc. and Ph.D. from the University of Toulouse in Pharmaceutical Sciences.

     HENRY E. SCHEA III has been our Director of Quality Systems since May 2002. Mr. Schea has over 20 years experience in research, product development, GMP manufacturing and quality control and assurance, with a focus in cell and gene therapies. From 1981 to 1991, Mr. Schea served in various manufacturing and quality control positions at Amgen. From 1991 through 2001, Mr. Schea developed quality systems for new biotech firms including Gene Medicine and Chimeric Therapies. Mr. Schea received his B.S. in Microbial Genetics from the University of Massachusetts in 1976.

     EDSON D. DE CASTRO has been one of our directors since October 1993. Since 1990, Mr. de Castro has been consulting for companies and participating as a member of certain Boards of Directors. Mr. de Castro was one of five co-founders of Data General Corporation in 1968 for which, from 1968 to 1989, he served as its President and Chief Executive Officer, and from 1989 to 1990, he served as its Chairman of the Board of Directors. From 1995 to 1997, Mr. de Castro was the Chief Executive Officer and Chairman of the Board of Directors of Xenometrix, Inc. Mr. de Castro was a founder and Executive Committee Member of the Massachusetts High Tech Council. Mr. de Castro is a Trustee of Boston University. Mr. de Castro received his B.S. in Electrical Engineering from the University of Lowell in 1960.

     ANDREW W. DAHL, SC.D., has been one of our directors since September 1999. Since March 2005, Dr. Dahl has served as the Vice President of Consumer Driven Health and Human Resources of Alegent Health, a $1 Billion nonprofit, multi-hospital and health system headquartered in Omaha, Nebraska. He served as President and CEO of Evolution Benefits, a Division of Evolution Health, LLC., from July 2000 through February 2005. From July 1994 through December 1999, Dr. Dahl served as the President and Chief Executive Officer of HealthNet, Inc. From July 1990 through March 1994, Dr. Dahl served as President and Chief Executive Officer of IVF America, Inc. (now known as IntegraMed America), where he was instrumental in taking the corporation public. Dr. Dahl also served as Executive Vice President and Chief Operating Officer of St. John Health and Hospital Corporation in Detroit, a university-affiliated medical center, and was Vice President for Development of the Hospital Corporation of America, Management Company. Dr. Dahl received his Sc.D. from The Johns Hopkins University and a M.P.A. from Cornell University. Dr. Dahl is also a fellow in the American College of Health Care Executives.

     CARL SPANA, PH.D., has been one of our directors since September 1995 and was our Interim President from August 1995 to June 15, 1996. Dr. Spana is a co-founder of Palatin Technologies, Inc. and has been its president and chief executive officer since June 2000. He has been a director of Palatin since June 1996 and has been a director of RhoMed Incorporated since July 1995. Dr. Spana has served Palatin in other executive capacities prior to June 2000. Dr. Spana was vice president of Paramount Capital Investments, LLC, a biotechnology and biopharmaceutical merchant banking firm, and of The Castle Group Ltd., a medical venture capital firm. Through his work at Paramount Capital Investments and Castle Group, Dr. Spana co-founded and acquired several private biotechnology firms. From July 1991 to June 1993, Dr. Spana was a Research Associate at Bristol-Myers Squibb, a publicly traded pharmaceutical company, where he was involved in scientific research in the field of immunology. Dr. Spana received his Ph.D. in molecular biology from The Johns Hopkins University and his B.S. in biochemistry from Rutgers University.

AUDIT COMMITTEE FINANCIAL EXPERT

     Our Board of Directors has determined that Mr. de Castro and Dr. Spana qualify as "audit committee financial experts" as defined by the rules of the Securities and Exchange Commission. Mr. de Castro and Dr. Spana are independent within the meaning of Nasdaq Rules 4200(a)(15) and 4350(d), which are the independence tests utilized by the Board even though our common stock is no longer listed on Nasdaq.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth the compensation earned by the persons serving as our chairman of the board, chief executive officer and the other named key employees (who were our only other employees who made in excess of $100,000 in 2004) (the "Named Officers") for the last three fiscal years. We have no long-term incentive plans.

     Our Chairman of the Board, Dr. John Prendergast, is not an employee. He has served as one of our independent directors since 1996. Due to the dramatic reduction in our executive staff, since 2002, Dr. Prendergast, at the request of the Board of Directors, has assisted management in certain strategic initiatives and related matters. The Board of Directors continues to view Dr. Prendergast as an independent director, but his compensation has significantly exceeded the customary fees for outside directors due to the services provided by Dr. Prendergast at the request of the Board. All extraordinary consulting fees paid to Dr. Prendergast have been approved by the other members of the Board, all of whom are independent within the meaning of Nasdaq Rule 4200(a)(14), which is the independence test utilized by the Board even though our common stock is no longer listed on Nasdaq. Effective December 1, 2003, the Board approved monthly compensation to Dr. Prendergast of $10,500, plus reimbursement of out-of-pocket expenses for consulting services provided by Dr. Prendergast to us, which will consist of not less than five days of service per calendar month.

     Neither Andres Crespo nor Henry Schea served as one of our officers in 2003 or 2004. They are included in the following tables because they were key employees who made in excess of $100,000.

                           SUMMARY COMPENSATION TABLE
                               ANNUAL COMPENSATION

                                                                               SHARES OF COMMON       ALL OTHER
                                                 SALARY           BONUS        STOCK UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION        YEAR           ($)              ($)         OPTIONS/SARS (#)          ($)
--------------------------------------------------------------------------------------------------------------------
John K.A. Prendergast, Ph.D. -     2004        $      0           $     0          190,000            $126,000
Chairman of the Board (1)
                                   2003               0                 0               -0-            120,625

                                   2002               0                 0               -0-             47,500

Richard P. Rainey, C.P.A. -        2004         195,000                 0          250,000                  -0-
President and Corporate
Secretary (2)                      2003         182,521           150,000               -0-                 -0-

                                   2002         147,875                 0               -0-                 -0-

                                   2001         133,068            24,000          180,000                  -0-

Andres Crespo - General Manager,   2004         178,758                 0          175,000                  -0-
Genopoeitic (3)
                                   2003         162,621                 0               -0-                 -0-

Henry E. Schea III - Director of   2004         125,000                 0          100,000                  -0-
Quality Systems
                                   2003         119,792                 0               -0-                 -0-

Dr. David Berd - Chief Medical     2004          30,000                 0          200,000                  -0-
Officer (4)

_______________
(1) The other compensation shown for Dr. Prendergast consisted of $11,500 and $4,000 in customary directors' fees paid in 2002 and 2003, respectively, and $36,000, $116,625 and $126,000 of additional compensation paid for the extraordinary additional services rendered by Dr. Prendergast as a non-employee director of the Company.
(2) In February 2003, we paid Mr. Rainey a $150,000 retention bonus to induce Mr. Rainey to remain in employment with us in view of our then current financial circumstances and prospects. In exchange for this payment, Mr. Rainey agreed to remain an employee of the Company for at least the next 12 months in accordance with the terms and conditions of his Employment Agreement, as amended. At that time, we and Mr. Rainey entered into a letter agreement amending his employment agreement with us. The employment agreement, as amended is described below under "Employment Agreement."

(3) Compensation is paid in Euros, and is shown in US$ at the rate of 1.1316 and 1.2439 U.S.$ to one European Euro for 2003 and 2004 respectively.
(4) Dr. Berd's employment commenced November 1, 2004 and his agreement provides for an annual base salary of $180,000.

OPTIONS

                                     OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

                                                 NUMBER OF           % OF TOTAL
                                                SECURITIES          OPTIONS/SARS
                                                UNDERLYING            GRANTED TO        EXERCISE OR
                                               OPTIONS/SARS          EMPLOYEES IN       BASE PRICE     EXPIRATION
NAME AND PRINCIPAL POSITION                      GRANTED             FISCAL YEAR          ($/SH)          DATE
--------------------------------------------------------------------------------------------------------------------
John K.A. Prendergast, Ph.D. - Chairman           40,000                3.04%              $0.17        01/01/14
of the Board
                                                 150,000               11.41                0.125       10/01/11

Richard P. Rainey, C.P.A. - President            250,000               19.01                0.125       10/01/11
and Corporate Secretary

Andres Crespo - General Manager,                 175,000               13.31                0.17        02/02/11
Genopoeitic

Henry E. Schea III - Director of                 100,000                7.60                0.17        02/02/11
Quality Systems

Dr. David Berd - Chief Medical Officer           200,000               15.21                0.22       11/01/11

     During 2004, 1,240,000 options were granted to our employees and directors. We have not granted any stock appreciation rights. In accordance with the terms of our 2000 Directors' Stock Option Plan, on January 2, 2004, our four directors were each automatically granted options to purchase 40,000 shares of common stock, at an option exercise price of $0.17 per share. The options vest quarterly over a four-year period of continuing service as a director. Effective February 2, 2004, we granted 380,000 options to employees pursuant to the 2001 Stock Option Plan. Effective October 1, 2004, the Board of Directors granted stock options to Mr. Rainey, Dr. Prendergast and Dr. Spana for 250,000, 150,000 and 100,000 shares, respectively, at an option exercise price of $0.125 per share. Effective November 1, 2004, the Board of Directors granted stock options to Dr. Berd for 200,000 shares at an option exercise price of $0.22 per share. All options vest quarterly over a four-year period of continuing service as an employee or director, as applicable. The option grants to Dr. Prendergast and Dr. Spana reflect the additional demands on those two directors due to our limited executive management team. The options vest quarterly over 16 quarters from the date of grant.


                        AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF SECURITIES                 VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED                IN-THE-MONEY OPTIONS
                                                             OPTIONS AT DECEMBER 31, 2004            AT DECEMBER 31, 2004(1)
----------------------------------------------------------------------------------------------------------------------------------
                                      SHARES ACQUIRED
Name                                  ON EXERCISE(#)       EXERCISABLE      UNEXERCISABLE        EXERCISABLE       UNEXERCISABLE
----------------------------------------------------------------------------------------------------------------------------------
John K.A. Prendergast, Ph.D.                -0-             104,976            183,125             $4,103            $38,747
Richard P. Rainey, C.P.A.                   -0-             290,000            270,000              3,672             55,078
Andres Crespo                               -0-              32,813            142,188              6,234             27,016
Henry E. Schea III                          -0-              65,625            109,375              3,563             15,438
David Berd                                  -0-                   -            200,000                  0             42,000

_______________
(1) Value is based on the difference between the option exercise price and $0.36, the market value of the common stock on December 31, 2004 (based upon the average closing bid and asked prices on the OTC Bulletin Board), multiplied by the number of shares of common stock issuable upon exercise of the options.

EMPLOYMENT AGREEMENT

     RICHARD P. RAINEY. On February 14, 2005, we executed a new Employment Agreement with Richard P. Rainey, which supersedes all prior employment agreements and letters with Mr. Rainey. The new Employment Agreement is effective as of April 1, 2004, which is the date that his prior employment agreement expired. Pursuant to the terms of the Employment Agreement, Mr. Rainey continues to serve as our President. The initial term of the Employment Agreement expires March 31, 2007.

     Under the terms of the Employment Agreement, Mr. Rainey receives a current annual base salary of $200,000 and is entitled to receive a discretionary annual incentive bonus targeted to be 30% of his base salary. Under the new Employment Agreement, we granted Mr. Rainey an option to purchase 250,000 shares of common stock under the our 2001 Stock Option Plan at an exercise price of $0.125 per share. All such options vest at a rate of 1/16 per quarter over a four-year period, and are exercisable for a period of seven years from their grant date. Mr. Rainey is also entitled to additional stock options at the sole discretion of our Board of Directors.

     The Employment Agreement provides that Mr. Rainey is to receive a lump sum payment equal to two times his Base Salary upon termination of his employment following a Change in Control, as defined in the Employment Agreement. Upon termination for any reason other than, (i) following a Change of Control, (ii) due to Mr. Rainey's death or to his disability, (iii) by us for "just cause," or
(iv) by Mr. Rainey for "good reason," then we are required to pay Mr. Rainey, as his sole damages for his termination, a lump sum payment equal to his annual base salary. Such amount will not be set-off against amounts earned from alternative employment. In addition, any stock options granted to Mr. Rainey will thereupon become immediately vested. If, at any time prior to March 31, 2007, (i) Mr. Rainey's employment is terminated by us with "just cause," (ii) Mr. Rainey terminates his employment for "good reason," or (iii) Mr. Rainey's employment is terminated due to death or disability, we are required to pay Mr. Rainey, or his estate, his base salary accrued but unpaid as of the date of termination.

     The Employment Agreement also contains a two-year covenant not to compete (assuming Mr. Rainey is dismissed for cause), a three-year covenant not to disclose confidential information and an 18-month non-solicitation agreement.

     DR. DAVID BERD. Effective November 1, 2004, we entered into an Employment Letter with Dr. David Berd, under which Dr. Berd was named our Chief Medical Officer. Dr. Berd is the inventor of the AC Vaccine technology that we license from Thomas Jefferson University (TJU). Dr. Berd has worked closely with us as a tenured professor at TJU and a consultant to us during the 10-year period in which we have had the AC Vaccine in development. Dr. Berd's initial employment term with us was for six months, running through April 30, 2005. This has been extended to October 31, 2005. Any agreement to extend Dr. Berd's employment beyond October 31, 2005, will be completed no later than 60 days prior to the scheduled end of Dr. Berd's initial employment period.

     Under the terms of the Employment Letter, Dr. Berd receives a current annual base salary of $180,000 per year, payable pro rata for any partial calendar year for which we employ Dr. Berd. Pursuant to this Employment Letter, Dr. Berd was granted an option under our 2001 Stock Option Plan to purchase 200,000 shares of common stock exercisable for seven years at an exercise price equal to $0.22 per share, which was the market value of the common stock as of the effective date of the Employment Letter. The option vests at the rate of 25% per quarter until the first anniversary of the effective date.

COMPENSATION OF DIRECTORS

     Effective November 2, 2001, we elected to pay our non-employee directors a fee of $4,000 per meeting for Board meetings attended in person, $1,000 per meeting for committee meetings attended in person and $500 per meeting for telephonic Board and committee meetings. In 2004, we had no in-person Board meetings, no in-person committee meetings, and six telephonic Board or committee meetings.

     In accordance with the terms of our 2000 Directors' Stock Option Plan, on January 2, 2004, each of our four directors was automatically granted options to purchase 40,000 shares of common stock, at an option exercise price of $0.17 per share. The options vest quarterly over a four-year period of continuing service as a director.

     See "Executive Compensation" above for a description of certain compensation paid to Dr. Prendergast in 2003 and 2004 and stock options awarded to Dr. Prendergast and Dr. Spana for additional services provided by Dr. Prendergast to us, at the request of our Board of Directors.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On December 4, 2003, we completed a bridge financing in the aggregate principal amount of $950,000 in a private offering with various institutional and individual investors in reliance upon the exemption from registration in
Section 4(2) of the Securities Act of 1933. We issued $950,000 aggregate principal amount of our 5% Convertible Notes due May 17, 2004, and warrants to purchase an aggregate of 7,115,300 shares of common stock at an exercise price of $0.143 per share. The notes automatically converted on May 21, 2004, in connection with our $3,050,000 private placement of our common stock, into 7.692 shares of our common stock for each $1.00 of unpaid principal and interest on the Notes on the conversion date (a ratio of $0.13 per share).

     A partnership in which Mr. Rainey, our President, is a 50% partner and Mr. Rainey's brother is the other 50% partner, purchased $50,000 principal amount of the Convertible Notes and associated warrants. Dr. Prendergast, our Chairman, purchased $25,000 principal amount of the Convertible Notes and associated warrants. The Board of Directors approved the participation of both Mr. Rainey and Dr. Prendergast in the bridge financing.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of July 18, 2005, certain information regarding the beneficial ownership of the common stock (i) by each person known by us to be the beneficial owner of more than five percent of the outstanding shares of the common stock and (ii) by each of our Named Officers (as defined herein) and directors.

                                                                                    AMOUNT AND
                                                                                     NATURE OF            PERCENTAGE OF CLASS
                                                                                    BENEFICIAL               BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                        TITLE OF STOCK           OWNERSHIP                 OWNED(1)
------------------------------------                        --------------          ----------                 --------

NAMED EXECUTIVE OFFICERS AND DIRECTORS (2)
Richard P. Rainey, C.P.A.(3)                                Common Stock             1,142,354                 1.81%
Edson D. de Castro(4)                                       Common Stock                63,101                 *
Andrew W. Dahl, Sc.D.(5)                                    Common Stock                67,222                 *
John K.A. Prendergast, Ph.D.(6)                             Common Stock               592,149                 *
Carl Spana, Ph.D.(7)                                        Common Stock               190,518                 *
David Berd, MD                                              Common Stock               266,621                 *
Andres Crespo(8)                                            Common Stock                54,688                 *
Henry E. Schea III(8)                                       Common Stock                87,500                 *
All executive officers and directors as a group (5          Common Stock             2,055,344                 3.22
persons)(9)

5% SHAREHOLDERS
Rock Castle Ventures, L.P.(10)                              Common Stock             5,452,630                 8.36
Park Place Columbia LTD(11)                                 Common Stock             5,405,616                 8.37
Aqua RIMCO LTD(12)                                          Common Stock             9,558,937                14.76
Firebird Global Master Fund, LTD(13)                        Common Stock             3,466,667                 5.47
Yoshinoro Shirono(14)                                       Common Stock             9,558,823                14.76
CS Equity Fund Management Company(15)                       Common Stock             7,821,666                12.15

_______________
*REPRESENTS LESS THAN 1%.
(1) The percentage of common stock beneficially owned is determined by adding the number of shares of common stock outstanding 61,415,018 as of July 18, 2005 to the number of shares issuable upon conversion of the Series C Preferred Stock 1,130,755 as of July 18, 2005 plus, for each beneficial owner or group, any shares of common stock that owner or group has the right to acquire within 60 days of July 18, 2005, pursuant to options or warrants.
(2) The address of the named individuals is c/o AVAX Technologies, Inc., 2000 Hamilton Street, Suite 204, Philadelphia, Pennsylvania 19130.
(3) Includes 356,250 shares of common stock that Mr. Rainey may acquire within 60 days upon exercise of options held by Mr. Rainey and also includes 393,504 shares and 384,600 warrants owned by a partnership in which Mr. Rainey holds a 50% interest.
(4) Represents shares of common stock that Mr. de Castro may acquire within 60 days upon the exercise of options held by Mr. De Castro.
(5) Represents shares of common stock that Dr. Dahl may acquire within 60 days upon the exercise of options held by Dr. Dahl.
(6) Includes 138,101 shares of common stock that Dr. Prendergast may acquire within 60 days upon exercise of options held by Dr. Prendergast and also includes 261,748 shares and 192,300 warrants owned by Dr. Prendergast.
(7) Includes 125,601 shares of common stock that Dr. Spana may acquire within 60 days upon the exercise of options held by Dr. Spana.
(8) Represents shares of common stock that Dr. Crespo and Mr. Schea may acquire within 60 days of the exercise of options held by each individual.
(9) Consists only of directors and Richard P. Rainey, the sole executive officer of the Company as of the date of this prospectus.
(10) Includes 2,692,200 warrants owned by Rock Castle Ventures, L.P.
(11) Includes 2,067,600 warrants owned by Park Place Columbia LTD.
(12) Includes 2,205,908 warrants owned by Aqua RIMCO LTD.
(13) Includes 800,000 warrants owned by Firebird Global Master Fund, Ltd.
(14) Includes 2,205,882 warrants owned by Yoshinori Shirono.
(15) Includes 1,805,000 warrants owned by CS Equity Fund (Lux) Global Biotech.

EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth as of December 31, 2004 (a) the number of securities to be issued upon exercise of outstanding options, warrants and rights, (b) the weighted average exercise price of outstanding options, warrants and rights and (c) the number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)).

                                (a)                          (b)                          (c)
                                                                                          NUMBER OF SECURITIES
                                                                                          REMAINING AVAILABLE FOR
                                                                                          FUTURE ISSUANCE UNDER
                                NUMBER OF SECURITIES TO      WEIGHTED-AVERAGE             EQUITY COMPENSATION
                                BE ISSUED UPON EXERCISE      EXERCISE PRICE OF            PLANS (EXCLUDING
                                OF OUTSTANDING OPTIONS,      OUTSTANDING OPTIONS,         SECURITIES REFLECTED IN
PLAN CATEGORY                     WARRANTS AND RIGHTS        WARRANTS AND RIGHTS                COLUMN(a))
-------------                   -----------------------      -------------------          -----------------------

EQUITY COMPENSATION PLANS
APPROVED BY SECURITY HOLDERS           2,358,889                    $1.26                          1,400,394

EQUITY COMPENSATION PLANS NOT
APPROVED BY SECURITY HOLDERS           1,773,328                     1.86                                 -0-

TOTAL                                  4,132,217

     The warrants and options issued without stockholder approval include (1) warrants to purchase 218,759 shares of common stock at an exercise price of $11.125 per share issued to certain brokers and finders in connection with our 2000 private placement of securities, all of which expired on March 10, 2005;
(2) warrants to purchase 288,450 shares of common stock at an exercise price of $0.143 per share issued to a broker in connection with our 2003 bridge financing, which expire on December 1, 2008; (3) warrants to purchase 733,333 shares of common stock at an exercise price of $0.33 per share issued to a broker in connection with our 2004 private placement of securities, which expire on May 10, 2009; and (4) warrants to purchase 300,000 shares of common stock at an exercise price of $0.23 per share issued to two individuals for certain financial advisory services, which expire on December 16, 2009.

     The warrants and options issued without stockholder approval also include 161,786 options to acquire common stock issued to current and former directors outside of our stock option plans, which options were granted at various times prior to 2000 in conjunction with services (including extraordinary levels of services) provided by those directors to us. Those options expire at various times between March 15, 2006 and November 2, 2008, and have option exercise prices between $0.89 per share and $3.00 per share.

     The warrants and options issued without stockholder approval also include 71,000 options to acquire common stock issued to two former consultants to us, 50,000 of which have expired since December 31. 2004. The remaining 21,000 options have an exercise of $2.25 per share and expire on November 30, 2005. See
Note 5 of the Notes to Financial Statements for information concerning the material terms of equity compensation plans pursuant to which the foregoing options and warrants have been issued. Equity compensation plans approved by security holders consist of the 1992 Stock Option Plan, the 2001 Stock Option Plan and the 2000 Director Stock Option Plan.

                              SELLING STOCKHOLDERS

     On April 5, 2005, we issued an aggregate of 25,343,430 shares of our common stock, and warrants to purchase up to an aggregate of 7,603,030 shares of our common stock, in a private placement to certain of the selling stockholders listed below. As of the date of this prospectus, none of these warrants have been exercised.

     On May 21, 2004, we issued an aggregate of 10,166,667 shares of our common stock, and warrants to purchase up to an aggregate of 3,050,000 shares of our common stock, in a private placement to certain of the selling stockholders listed below. In connection with the closing of the private placement, we also issued 7,486,430 shares of our common stock to the certain of the selling stockholders listed below in accordance with the mandatory conversion of $950,000 aggregate principal amount of convertible notes and accrued interest thereon issued by us in November 2003 in a private offering. In connection with the original issuance of the convertible notes, we also issued warrants to purchase up to an aggregate of 7,307,400 shares of our common stock. As of the date of this prospectus, warrants to purchase 338,400 shares of common stock have been exercised. In consideration of their assistance in these transactions, we also issued warrants to purchase a total of 855,117 shares of our common stock to our European broker. The shares represented by these warrants are not being registered for resale as part of this prospectus.

     All of the shares described above, aggregating 60,956,957 shares of common stock, are covered by this prospectus.

     The following table sets forth certain information with respect to the ownership of common stock by the selling stockholders as of June 30, 2005, and the shares offered in this prospectus by the selling stockholders.

                                                                                                                        PERCENTAGE
                                                                      SHARES                           SHARES OWNED        OWNED
                                                                    CURRENTLY          SHARES TO          AFTER            AFTER
SELLING STOCKHOLDER(1)                                                OWNED           BE OFFERED         OFFERING        OFFERING
---------------------                                                 -----           ----------         --------        --------

Freeland Family Trust U/A/D 8-10-93(2),(4),(9)                    1,083,333          1,083,333            0                *
Firebird Global Master Fund, LTD(2),(9),(12)                      2,166,667          2,166,667            0                *
Fortis Investment Management NV/SA(2),(9),(11)                    2,600,000          2,600,000            0                *
Matignon Technologies FCPR(2),(9),(13)                            2,166,667          2,166,667            0                *
CS EQUITY FUND MANAGEMENT COMPANY on behalf of CS Equity Fund                                                              *
     (Lux) Global Biotech(2), (5),(9),(11)
                                                                  4,766,666          4,766,666            0
Close Finsbury Life Sciences Fund(2),(9),(14)                       433,334            433,334            0                *
Rock Castle Ventures, L.P.(3),(6),(10)                            5,452,630          5,452,630            0                *
Cardinal Partners, L.P.(3),(6),(10)                               2,335,735          2,335,735            0                *
SG Private Banking (Suisse) S.A. (formerly CBG COMPAGNIE                                                                   *
     BANCAIRE (GENEVE)) (3),(10),(11)                             2,336,683          2,336,683            0
SCB Family Partnership(3),(7),(10)                                  389,131            389,131            0                *
Bruno Jacquot(3),(10)                                               389,131            389,131            0                *
203 Investment Partners(3),(8),(10)                                 778,104            778,104            0                *
Park Place Columbia LTD(3),(10),(11)                              3,112,416          3,112,416            0                *
Yoshinori Shirono(15),(16),(28)                                   9,558,823          9,558,823            0                *
JFE Hottinger & Co. (15),(17),(29)                                  602,219            602,219            0                *
JFE Hottinger & Co. (15),(18),(29)                                  477,946            477,946            0                *
JFE Hottinger & Co. (15),(19),(29)                                1,328,685          1,328,685            0                *
R&H Trust Co. Ltd. (15),(20),(30)                                   390,000            390,000            0                *
Firebird Global Master Fund, Ltd. (15),(21),(31)                  1,300,000          1,300,000            0                *
Global Biomedical Partners Holding AG(15),(20),(32)                 390,000            390,000            0                *
Gerlach & Company (15),(22),(33)                                  1,950,000          1,950,000            0                *
Randall N. Gatz(15),(23),(34)                                       130,000            130,000            0                *
Park Place Columbia Ltd. (15), (24), (35)                         2,293,200          2,293,200            0                *
Aqua RIMCO, Ltd. (15),(25),(36)                                   9,558,937          9,558,937            0                *
Mizuho Securities Co., LTD(15),(26),(37)                          1,911,650          1,911,650            0                *
CS Equity Fund Lux Global Biotech(15),(27),(38)                   3,055,000          3,055,000            0                *

TOTAL                                                            60,956,957         60,956,957
                                                                 ==========         ==========

_______________
*    Represents less than 1.0 %.
(1) Each selling stockholder purchased the shares in the ordinary course of business and at the time of the purchase of the securities to be resold, the sellers had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(2) Includes 10,166,667 shares of common stock owned and 3,050,000 shares of common stock issuable upon the exercise of the warrants issued in connection with the May 2004 private placement of common stock.
(3) Includes 7,824,830 shares of common stock owned and 6,969,000 warrants for shares of common stock issuable upon the exercise of the warrants issued in connection with the November 2003 bridge note financing effected as a private placement of $950,000 aggregate principal amount of convertible notes.
(4) We have been advised by the selling stockholder that its controlling person is Jesse R. Freeland.

(5) We have been advised by the selling stockholder that it is affiliated with several broker-dealers who are also part of Credit Suisse Group, the selling stockholder's parent company.
(6) We have been advised by the selling stockholder that its controlling person is Dr. Yuichi Iwaki.
(7) John K.A. Prendergast, the Chairman of our Board, is the beneficial owner of the shares held by SCB Family Partnership and consequently has voting control and investment discretion over the shares. As of June 10, 2004, Mr. Prendergast was also the beneficial owner of 207,179 shares of common stock, which includes 126,262 shares of common stock that Dr. Prendergast may acquire within 60 days upon the exercise of options by Dr. Prendergast, that are not included in the table and are not being registered for resale pursuant to this prospectus.
(8) Richard P. Rainey, our President, and his brother, Thomas Rainey, are each 50% owners of 203 Investment Partners. As general partner of 203 Investment Partners, Richard Rainey has voting control and investment discretion over the shares. As of June 10, 2004, Richard Rainey was also the beneficial owner of 231,125 shares, which includes 223,125 shares of common stock that Mr. Rainey may acquire within 60 days upon the exercise of options by Mr. Rainey, that are not included in the table and are not being registered for resale pursuant to this prospectus.
(9) The identified selling stockholder purchased shares of common stock and warrants to purchase shares of common stock in the May 2004 private placement.
(10) The identified selling stockholder participated in the November 2003 convertible bridge note financing.
(11) We have been advised by the selling stockholder that it is not controlled, directly or indirectly, by any natural person. We cannot confirm the accuracy of this representation without the unreasonable expenditure of time and money.
(12) We have been advised by the selling stockholder that it is controlled, directly or indirectly, by Harvey Sawikin and Ian Hague.
(13) We have been advised by the selling stockholder that it is controlled, directly or indirectly, by M. Christian Haas and M. Philippe Dhamelincourt.
(14) We have been advised by the selling stockholder that it is controlled, directly or indirectly, by Michael Bourne and Andrew Clark.
(15) The identified selling stockholder purchased shares of common stock and warrants to purchase shares of common stock in the April 2005 private placement.
(16) Includes 7,352,941 shares of common stock owned and 2,205,882 shares of common stock issuable upon the exercise of the warrants issued in connection with the April 2005 private placement of common stock.
(17) Includes 463,245 shares of common stock owned and 138,974 shares of common stock issuable upon the exercise of the warrants issued in connection with the April 2005 private placement of common stock.
(18) Includes 367,650 shares of common stock owned and 110,296 shares of common stock issuable upon the exercise of the warrants issued in connection with the April 2005 private placement of common stock.
(19) Includes 1,022,065 shares of common stock owned and 306,620 shares of common stock issuable upon the exercise of the warrants issued in connection with the April 2005 private placement of common stock.
(20) Includes 300,000 shares of common stock owned and 90,000 shares of common stock issuable upon the exercise of the warrants issued in connection with the April 2005 private placement of common stock.
(21) Includes 1,000,000 shares of common stock owned and 300,000 shares of common stock issuable upon the exercise of the warrants issued in connection with the April 2005 private placement of common stock.
(22) Includes 1,500,000 shares of common stock owned and 450,000 shares of common stock issuable upon the exercise of the warrants issued in connection with the April 2005 private placement of common stock.
(23) Includes 100,000 shares of common stock owned and 30,000 shares of common stock issuable upon the exercise of the warrants issued in connection with the April 2005 private placement of common stock.
(24) Includes 1,764,000 shares of common stock owned and 529,200 shares of common stock issuable upon the exercise of the warrants issued in connection with the April 2005 private placement of common stock.
(25) Includes 7,353,029 shares of common stock owned and 2,205,908 shares of common stock issuable upon the exercise of the warrants issued in connection with the April 2005 private placement of common stock.
(26) Includes 1,470,500 shares of common stock owned and 441,150 shares of common stock issuable upon the exercise of the warrants issued in connection with the April 2005 private placement of common stock.
(27) Includes 2,350,000 shares of common stock owned and 705,000 shares of common stock issuable upon the exercise of the warrants issued in connection with the April 2005 private placement of common stock.
(28) We have been advised by the selling stockholder that it is controlled, directly or indirectly, by Yoshinori Shirono.
(29) We have been advised by the selling stockholder that it is controlled, directly or indirectly, by Jean-Conrad Hottinger.
(30) We have been advised by the selling stockholder that it is controlled, directly or indirectly, by Egon Vorfeld.
(31) We have been advised by the selling stockholder that it is controlled, directly or indirectly, by Jamie Kanterman.

(32) We have been advised by the selling stockholder that it is controlled, directly or indirectly, by Pierre-Alain Mathier.
(33) We have been advised by the selling stockholder that it is controlled, directly or indirectly, by Raoul Paglia.
(34) We have been advised by the selling stockholder that it is controlled, directly or indirectly, by Randall N. Gatz.
(35) We have been advised by the selling stockholder that it is controlled, directly or indirectly, by Terry Foulser.
(36) We have been advised by the selling stockholder that it is controlled, directly or indirectly, by Ayumi Nakanishi.
(37) We have been advised by the selling stockholder that it is controlled, directly or indirectly, by Tadashi Kawata.
(38) We have been advised by the selling stockholder that it is controlled, directly or indirectly, by Michael Nawrath.

                              PLAN OF DISTRIBUTION

     We have registered the 60,956,957 shares of our common stock offered in this prospectus on behalf of the selling stockholders. We will pay all expenses of this registration (estimated to be approximately $90,000), other than fees and expenses, if any, of counsel or other advisors to the selling stockholders. The selling stockholders are responsible for paying any commissions, discounts, or other brokerage fees incurred in connection with their sale of any of the shares.

     At any time, without notifying us, the selling stockholders can sell all or a portion of the common stock offered in this prospectus. The selling stockholders can sell the common stock to buyers directly or through underwriters, brokers, dealers or agents. The sale price for the common stock will be either a price negotiated between the selling stockholder and the buyer, or the prevailing market price of the common stock at the time of the sale. The common stock is listed for quotation on the OTC Bulletin Board under the symbol "AVXT.OB."

     We will not receive any proceeds from the sale of shares by the selling stockholders. Under the terms of the private placements, we have agreed to indemnify the selling stockholders against liabilities they may incur as a result of any untrue statement of a material fact in the registration statement, of which this prospectus is a part, or for any omission in this prospectus or the registration statement to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. This indemnification includes liabilities that the selling stockholders may incur under the Securities Act of 1933.

     The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance on Rule 144 under the Securities Act of 1933, if they meet the criteria and conform to the requirements of that rule.

     The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of shares may be underwriters within the meaning of the Securities Act of 1933. Any commissions received by broker-dealers or agents on the sales and any profit on the resale of shares purchased by broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Two of the selling stockholders, CS Equity Fund Management Company and CS Equity Fund (Lux) Global Biotech, have represented to us that they purchased shares of our common stock in the May 2004 and April 2005 private placements, respectively, in the ordinary course of their businesses and, at the time of the purchase, neither had any agreements or understandings, directly or indirectly, with any persons who distribute these securities.

     Under the rules of the Securities and Exchange Commission, any person engaged in the distribution or the resale of our common stock may not simultaneously buy, bid for or attempt to induce any other person to buy or bid for our common stock in the open market for a period of two business days prior to the beginning of the distribution. The rules and regulations under the Securities Exchange Act of 1934 may also limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We have notified the selling stockholders they should not begin any distribution of common stock unless they have stopped purchasing and bidding for common stock in the open market as provided in applicable securities regulations, including, without limitation, Regulation M.

     We have informed the selling stockholders that the anti-manipulation provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to the sales of their shares. We have advised the selling stockholders of the requirement for delivery of this prospectus in connection with any sale of the common stock.

                          DESCRIPTION OF CAPITAL STOCK

     We are authorized to issue up to 150,000,000 shares of our Common Stock, par value $.004 per share, and 5,000,000 shares of our preferred stock, par value, $.01 per share. As of June 30, 2005, 61,415,018 shares of Common Stock and 36,750 shares of Series C Preferred Stock were issued and outstanding.

COMMON STOCK

     Each holder of our Common Stock is entitled to one vote for each share held of record. There is no right to cumulative voting of shares for the election of directors. The shares of Common Stock are not entitled to preemptive rights and are not subject to redemption or assessment. Each share of Common Stock is entitled to share ratably in distributions to stockholders and to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon our liquidation, dissolution or winding up, the holders of Common Stock are entitled to receive, pro-rata, our assets which are legally available for distribution to stockholders. The issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

PREFERRED STOCK

     We are authorized to issue up to 5,000,000 shares of preferred stock, par value $.01 per share. Our preferred stock can be issued in one or more series as may be determined from time-to-time by the Board of Directors. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular. The Board of Directors has the authority, without stockholder approval, to fix the rights, preferences, privileges and restrictions of any series of preferred stock including, without limitation: (a) the rate of distribution, (b) the price at and the terms and conditions on which shares shall be redeemed, (c) the amount payable upon shares for distributions of any kind, (d) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion and (e) voting rights except as limited by law.

     Although we currently do not have any plans to issue additional shares of preferred stock or to designate a new series of preferred stock, there can be no assurance that we will not do so in the future. As a result, we could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to our assets upon liquidation, the right to receive dividend coupons before dividends would be declared to holders of Common Stock, and the right to the redemption of such shares, together with a premium, prior to the redemption to Common Stock. Our current stockholders have no redemption rights. In addition, the Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

SERIES A PREFERRED STOCK

     At one time, we had designated and issued shares of Series A Preferred Stock, par value $.01 per share (Series A Preferred Stock). Pursuant to an automatic conversion provision in the Certificate of Designations therefor, all outstanding shares of Series A Preferred Stock were converted into shares of Common Stock effective June 1996. Thereafter, the Series A Preferred Stock was eliminated pursuant to a Certificate of Elimination filed by us.

SERIES B PREFERRED STOCK

     At one time, we had designated and issued shares of Series B Preferred Stock, par value $.01 per share (Series B Preferred Stock). Pursuant to an optional conversion provision in the Certificate of Designations therefor, all outstanding shares of Series B Preferred Stock were converted into shares of Common Stock, at our option, effective March 2000.

SERIES C PREFERRED STOCK

     Our Board of Directors has authorized the issuance of up to 120,000, of which 36,750 are outstanding, shares of Series C Preferred Stock, par value $.01 per share, the rights, preferences and characteristics which include a liquidation preference in the amount of $100 per share (cumulative preference amount of $3,675,000) in the event of: (1) a liquidation, (2) if we cease to exist as a result of a merger in which we are not the surviving corporation, or
(3) if one person or entity acquires more than 50% of the voting power of our company.

DIVIDENDS

     The holders of Series C Preferred Stock are entitled to receive dividends as, when and if declared by our Board of Directors out of funds legally available therefor. If we declare a dividend or distribution on the Common Stock, the holders of the Series C Preferred Stock will be entitled to receive for each share of Series C Preferred Stock a dividend or distribution in the amount of the dividend or distribution that would be received by a holder of Common Stock into which each share of Series C Preferred Stock is convertible on the record day of the dividend or distribution. We do not intend to pay cash dividends on the Series C Preferred Stock or the underlying Common Stock for the foreseeable future.

CONVERSION

     Each share of Series C Preferred Stock is convertible, in whole or part, at the option of the holder at any time after the initial issuance date into
30.76923 shares of Common Stock based upon an initial conversion price of $3.25 per share of Common Stock (the Initial Conversion Price). The conversion price is subject to adjustment upon the occurrence of certain mergers, reorganizations, consolidations, reclassifications, stock dividends or stock splits which will result in an increase or decrease in the number of shares of Common Stock outstanding.

MANDATORY CONVERSION

     We have the right at any time to cause the Series C Preferred Stock to be converted in whole or in part, on a pro rata basis, into shares of Common Stock if the Common Stock is then listed on the Nasdaq National Market System and the closing price of the Common Stock exceeds 300% of the then applicable conversion price for at least 20 trading days in any 30 consecutive trading day period.

LIQUIDATION

     Upon (i) our liquidation, dissolution or winding up, whether voluntary or involuntary, (ii) a sale or other disposition of all or substantially all of our assets or (iii) merger or consolidation (a Merger Transaction) in which we are not the surviving entity and shares of Common Stock consisting in excess of 50% of the voting power of our company are exchanged (subparagraphs (i), (ii) and (iii) being collectively referred to as a Liquidation Event), after payment or provision for payment of the debts and other liabilities, the holders of the Series C Preferred Stock then outstanding will first be entitled to receive, pro rata (on the basis of the number of shares of the preferred stock then outstanding), and in preference to the holders of the Common Stock and any other series of junior stock, an amount per share equal to $100.00 plus accrued but unpaid dividends, if any (the Liquidating Payment); provided, however, that in the case of a Merger Transaction, such $100.00 per share may be paid in cash and/or securities of the surviving entity in such Merger Transaction. In the case of any Liquidation Event, after payment to the holders of the Series C Preferred Stock of the Liquidating Payment, each share of Series C Preferred Stock then outstanding will be converted into the kind and amount of shares of stock or other consideration receivable in connection with such transaction by a holder of the number of shares of Common Stock into which such share of Series C Preferred Stock could have been converted immediately prior to such transaction.

VOTING RIGHTS

     The holders of the Series C Preferred Stock have the right at all meetings of stockholders to the number of votes equal to the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock at the record date for determination of the stockholders entitled to vote. So long as 25% of the shares of Series C Preferred Stock initially issued remain outstanding, the holders of 66.67% of the Series C Preferred Stock are entitled to approve (i) any amendment to the Certificate of Incorporation or our Bylaws that would affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Series C Preferred Stock, or (ii) any authorization or issuance or any increase in the authorized amount of any class or series of stock or any security convertible into stock of such class or series ranking prior to the Series C Preferred Stock upon our liquidation, dissolution or winding up or a sale of all or substantially all of our assets or as to any dividends or distributions. Except as provided above or as required by applicable law, the holders of the Series C Preferred Stock will be entitled to vote together with the holders of the Common Stock and not as a separate class.

TRANSFER AGENT

     The transfer agent for our common stock is UMB Bank, N.A.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our Certificate of Incorporation, our Bylaws and Delaware corporation law are broad enough to authorize the indemnification of our directors and officers under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of a small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.


                                  LEGAL MATTERS

     The validity of shares of common stock being offered pursuant to this prospectus will be passed upon for us by Gilmore & Bell, P.C., Kansas City, Missouri.


                                     EXPERTS

     Our consolidated financial statements for the year ended December 31, 2004 and for the period from January 12, 1990 (Incorporation) to December 31, 2004, appearing in this Prospectus and Registration Statement have been audited by Briggs, Bunting & Dougherty LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein. Our consolidated financial statements for the year ended December 31, 2003, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as discussed in Note 1 to the consolidated financial statements) appearing elsewhere herein. These financial statements are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

     On September 23, 2004, we received a letter from Ernst & Young LLP dated September 22, 2004, informing us that Ernst & Young LLP would resign as our independent registered public accounting firm effective upon the completion of the quarterly review of the quarter ending September 30, 2004. The reports of Ernst & Young LLP on our financial statements for the two-year period ended December 31, 2003, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that such reports were modified as to an uncertainty regarding our ability to continue as a going concern.

     In connection with its audits of the two years in the period ended December 31, 2003 and through the date of this Registration Statement, there have been no disagreements, whether or not resolved, with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference thereto in their reports on the financial statements for such years.

     On March 14, 2005, our Audit Committee engaged the accounting firm of Briggs, Bunting & Dougherty, LLP of Philadelphia, Pennsylvania to act as the Company's independent registered public accounting firm to audit our financial statements for the fiscal year ended December 31, 2004.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are a reporting company as that term is used in the Securities Exchange Act of 1934. As a reporting company, we are required to file reports, proxy statements and other information with the Securities and Exchange Commission, including the information listed below. You may read and copy any of the reports, proxy statements and other information that we have filed with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room, located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may get information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-732-0330. The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements, and other information regarding us and other issuers that electronically file information with the Securities and Exchange Commission. The address of that site is (http://www.sec.gov). Our Web site is (www.avax-tech.com). Our website and the information contained on our website are not incorporated into this prospectus or the registration statement of which it forms a part.

     This prospectus constitutes a part of a registration statement on Form SB-2 filed by us with the Securities and Exchange Commission under the Securities Act of 1933. You may want to refer directly to the registration statement for more information about us and our common stock. You may want to review a copy of any contract or document filed as an exhibit to the registration statement. We are a small business issuer as that term is defined in Rule 405 under the Securities Act of 1933.

                          INDEX TO FINANCIAL STATEMENTS

AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Reports of Independent Registered Public Accounting Firms............................................  F-1
Consolidated Balance Sheet as of December 31, 2004...................................................  F-3
Consolidated Statements of Operations and Comprehensive Loss for the years ended
   December 31, 2004 and 2003 and for the period from January 12, 1990 (incorporation)
   to December 31, 2004 .............................................................................  F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the years ended
   December 31, 2004 and 2003 and for the period from January 12, 1990 (incorporation)
   to December 31, 2004..............................................................................  F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2004 and 2003 and for the period from January 12, 1990 (incorporation) to December 31, 2004.....................  F-8
Notes to Consolidated Financial Statements........................................................... F-10

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets--As of December 31, 2004 and June 30, 2005 (Unaudited)................... F-24
Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)--
    For Three Months and Six Months Ended June 30, 2005 and 2004 and for the Period
    from January 12, 1990 (Incorporation) through June 30, 2005...................................... F-25
Consolidated Statements of Cash Flows (Unaudited)--For the Six Months Ended
    June 30, 2005 and 2004 and for the Period from January 12, 1990 (Incorporation)
    through June 30, 2005............................................................................ F-26
Notes to Consolidated Financial Statements (Unaudited)............................................... F-28

             Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
AVAX Technologies, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of AVAX Technologies, Inc. (a development stage company) and subsidiaries as of December 31, 2004, and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit), and cash flows for the year then ended and for the period from January 12, 1990 (incorporation) to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AVAX Technologies, Inc. and subsidiaries as of December 31, 2004, and the consolidated results of their operations and their cash flows for the year then ended and for the period from January 12, 1990 (incorporation) to December 31, 2004 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses from operations and may not have adequate capital to fund its operations through 2005. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in
Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                             /s/ Briggs, Bunting & Dougherty LLP

Philadelphia, PA
April 19, 2005




                                      F-1
================================================================================

             Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
AVAX Technologies, Inc. and Subsidiaries

We have audited the accompanying consolidated statements of operations and comprehensive loss, stockholders' equity (deficit) and cash flows of AVAX Technologies, Inc. (a development stage company) for the year ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of AVAX Technologies, Inc. for the year ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and has inadequate capital to fund existing operations through 2004. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


                                                           /s/ Ernst & Young LLP


Kansas City, Missouri
March 18, 2004



                                      F-2
================================================================================

                    AVAX Technologies, Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
                           Consolidated Balance Sheet

                                                                                        DECEMBER 31,
                                                                                           2004
                                                                                       ------------
ASSETS
Current assets:
   Cash and cash equivalents                                                           $  1,560,761
   Accounts receivable, net of allowance for doubtful accounts of $192,066                   73,080
   Inventory                                                                                 13,561
   VAT receivable                                                                           185,828
   Prepaid expenses and other current assets                                                204,238
                                                                                       ------------
Total current assets                                                                      2,037,468
                                                                                       ------------
Property, plant and equipment, at cost                                                    3,674,935
   Less accumulated depreciation                                                          2,498,864
                                                                                       ------------
Net property, plant and equipment                                                         1,176,071
                                                                                       ------------
Research and development tax credit receivable                                              240,016
Goodwill                                                                                    188,387
                                                                                       ------------
Total assets                                                                           $  3,641,942
                                                                                       ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued expenses                                               $  1,621,758
   Accrued and withheld payroll taxes and liabilities                                       205,650
   Deferred revenue                                                                         224,540
   Loans payable - ANVAR grant payable                                                      374,402
                                                                                       ------------
Total current liabilities                                                                 2,426,350
Stockholders' equity:
   Preferred stock, $.01 par value:
     Authorized shares - 5,000,000, including Series B - 300,000 shares and
       Series C - 120,000 shares Series B convertible preferred stock:
        Issued and outstanding shares - 0
       Series C convertible preferred stock:
        Issued and outstanding shares - 36,750 (liquidation preference - $3,675,000)            367
   Common stock, $.004 par value:
     Authorized shares - 150,000,000
     Issued and outstanding shares - 36,071,568                                             144,286
   Additional paid-in capital                                                            69,426,457
   Subscription receivable                                                                     (422)
   Accumulated other comprehensive income                                                   426,818
   Deficit accumulated during the development stage                                     (68,781,914)
                                                                                       ------------
Total stockholders' equity                                                                1,215,592
                                                                                       ------------
Total liabilities and stockholders' equity                                             $  3,641,942
                                                                                       ============

SEE ACCOMPANYING NOTES.


                                      F-3
================================================================================

                    AVAX Technologies, Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
          Consolidated Statements of Operations and Comprehensive Loss

                                                                                                          PERIOD FROM
                                                                                                       JANUARY 12, 1990
                                                                                  YEAR ENDED          (INCORPORATION) TO
                                                                                  DECEMBER 31,            DECEMBER 31,
                                                                             2004             2003           2004
                                                                         -----------------------------------------------
Revenue:
   Gain from sale of the Product                                         $        --     $        --    $  1,951,000
   Product and contract service revenue                                    1,691,063         930,727       4,046,347
                                                                         -----------------------------------------------
Total revenue                                                              1,691,063         930,727       5,997,347
Costs and expenses:
   Research and development                                                3,005,565       1,984,193      39,872,552
   Acquired in process research and development                                   --              --       4,420,824
   Write down of acquired intellectual property and other intangibles             --              --       3,416,091
   Amortization of acquired intangibles                                           --              --         715,872
   Selling, general and administrative                                     2,025,934       2,210,836      31,321,990
                                                                         -----------------------------------------------
Total operating loss                                                      (3,340,436)     (3,264,302)    (73,749,982)
Other income (expense):
   Interest income                                                            13,522          15,557       5,640,787
   Interest expense                                                         (130,994)        (34,780)       (812,067)
   Other, net                                                                     --          (2,575)        143,193
                                                                         -----------------------------------------------
Total other income (loss), net                                              (117,472)        (21,798)      4,971,913
                                                                         -----------------------------------------------
Loss from continuing operations                                           (3,457,908)     (3,286,100)    (68,778,069)
Loss from discontinued operations                                                 --              --          (3,845)
                                                                         -----------------------------------------------
Net loss                                                                  (3,457,908)     (3,286,100)    (68,781,914)
Amount payable for liquidation preference                                         --              --      (1,870,033)
                                                                         -----------------------------------------------
Net loss attributable to common stockholders                              (3,457,908)    $(3,286,100)    (70,651,947)
                                                                         ===============================================

Loss per common share - basic and diluted
   Loss from continuing operations                                       $     (0.12)    $     (0.19)
   Loss from discontinued operations                                            -               -
                                                                         -------------------------------
   Net loss                                                              $     (0.12)    $     (0.19)
                                                                         ===============================
Weighted-average number of common shares outstanding                      29,409,357      17,503,152
                                                                         ===============================
Net loss                                                                 $(3,457,908)    $(3,286,100)
Foreign currency translation adjustment                                       20,739          10,175
                                                                         -------------------------------
Comprehensive loss                                                       $(3,437,169)    $(3,275,925)
                                                                         ===============================


SEE ACCOMPANYING NOTES.


                                      F-4
================================================================================

                    AVAX Technologies, Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
            Consolidated Statements of Stockholders' Equity (Deficit)

                                              SERIES A             SERIES B             SERIES C
                                             CONVERTIBLE          CONVERTIBLE          CONVERTIBLE
                                           PREFERRED STOCK      PREFERRED STOCK      PREFERRED STOCK       COMMON STOCK
                                        -------------------------------------------------------------------------------------
                                           SHARES     AMOUNT    SHARES     AMOUNT    SHARES     AMOUNT     SHARES    AMOUNT
                                        -------------------------------------------------------------------------------------

Issuance of common stock for
   services in January 1990                     -  $       -         -     $   -          -    $    -     582,500   $ 2,330
Net loss                                        -          -         -         -          -         -           -         -
                                        -------------------------------------------------------------------------------------
Balance at December 31, 1990                    -          -         -         -          -         -     582,500     2,330
   Issuance of common stock for
     services in August 1991                    -          -         -         -          -         -     230,000       920
   Net loss                                     -          -         -         -          -         -           -         -
                                        -------------------------------------------------------------------------------------
Balance at December 31, 1991                    -          -         -         -          -         -     812,500     3,250
   Conversion of note payable to
     related party to common stock              -          -         -         -          -         -      22,913        92
     in June 1992
   Issuance of common  stock for
     services in May and June 1992              -          -         -         -          -         -     264,185     1,056
   Issuance of Series A  convertible
     preferred stock, net of
     issuance cost in June, July        1,287,500     12,875         -         -          -         -           -         -
     and September 1992
   Net loss                                     -          -         -         -          -         -           -         -
                                        -------------------------------------------------------------------------------------
Balance at December 31, 1992            1,287,500     12,875         -         -          -         -   1,099,598     4,398
   Issuance of common stock for
     services in July and November
     1993                                       -          -         -         -          -         -       8,717        35
   Net loss                                     -          -         -         -          -         -           -         -
                                        -------------------------------------------------------------------------------------
Balance at December 31, 1993            1,287,500     12,875         -         -          -         -   1,108,315     4,433
   Issuance of common stock for
     services in July 1994                      -          -         -         -          -         -       3,750        15
   Net loss                                     -          -         -         -          -         -           -         -
                                        -------------------------------------------------------------------------------------
Balance at December 31, 1994            1,287,500     12,875         -         -          -         -   1,112,065     4,448
   Common stock returned and
     canceled in April and May 1995             -          -         -         -          -         -    (307,948)   (1,232)
   Shares issued in September and
     November 1995                              -          -         -         -          -         -   1,777,218     7,109
   Amount payable for liquidation               -          -         -         -          -         -           -         -
     preference
   Net income                                   -          -         -         -          -         -           -         -
                                        -------------------------------------------------------------------------------------
Balance at December 31, 1995            1,287,500     12,875         -         -          -         -   2,581,335    10,325
   Repurchase of common stock
     in March 1996                              -          -         -         -          -         -     (77,901)    ( 312)
   Payment of subscription receivable           -          -         -         -          -         -           -         -
   Conversion of Series A preferred
     stock in June 1996                (1,287,500)   (12,875)        -         -          -         -     321,875     1,288


(CONTINUED)


                                                                                                          DEFICIT
                                                                             UNREALIZED                 ACCUMULATED    TOTAL
                                      ADDITIONAL                              LOSS ON       OTHER       DURING THE  STOCKHOLDERS'
                                        PAID-IN   SUBSCRIPTION   DEFERRED    MARKETABLE  COMPREHENSIVE  DEVELOPMENT    EQUITY
                                        CAPITAL    RECEIVABLE  COMPENSATION  SECURITIES    INCOME          STAGE     (DEFICIT)
                                     --------------------------------------------------------------------------------------------
Issuance of common stock for
   services in January 1990                 $920    $    -       $    -        $    -      $    -         $      -     $  3,250
Net loss                                       -         -            -             -           -             (889)        (889)
                                     --------------------------------------------------------------------------------------------
Balance at December 31, 1990                 920         -            -             -           -             (889)       2,361
   Issuance of common stock for
     services in August 1991               5,830         -            -             -           -                -        6,750
   Net loss                                    -         -            -             -           -          (97,804)     (97,804)
                                     --------------------------------------------------------------------------------------------
Balance at December 31, 1991               6,750         -            -             -           -          (98,693)     (88,693)
   Conversion of note payable to
     related party to common stock       160,465         -            -             -           -                -      160,557
     in June 1992
   Issuance of common  stock for
     services in May and June 1992         6,444         -            -             -           -                -        7,500
   Issuance of Series A  convertible
     preferred stock, net of
     issuance cost in June, July       2,258,837         -            -             -           -                -    2,271,712
     and September 1992
   Net loss                                    -         -            -             -           -         (607,683)    (607,683)
                                     --------------------------------------------------------------------------------------------
Balance at December 31, 1992           2,432,496         -            -             -           -         (706,376)   1,743,393
   Issuance of common stock for
     services in July and November        24,965         -            -             -           -                -       25,000
     1993
   Net loss                                    -         -            -             -           -       (1,610,154)  (1,610,154)
                                     --------------------------------------------------------------------------------------------
Balance at December 31, 1993           2,457,461         -            -             -           -       (2,316,530)     158,239
   Issuance of common stock for
     services in July 1994                 4,485         -            -             -           -                -        4,500
   Net loss                                    -         -            -             -           -         (781,221)    (781,221)
                                     --------------------------------------------------------------------------------------------
Balance at December 31, 1994           2,461,946         -            -             -           -       (3,097,751)    (618,482)
   Common stock returned and
     canceled in April and May 1995            -         -            -             -           -                -       (1,232)
   Shares issued in September and
     November 1995                             -    (7,109)           -             -           -                -            -
   Amount payable for liquidation
     preference                         (738,289)        -            -             -           -                -     (738,289)
   Net income                                  -         -            -             -           -        1,380,571    1,380,571
                                     --------------------------------------------------------------------------------------------
Balance at December 31, 1995           1,723,657    (7,109)           -             -           -       (1,717,180)      22,568
   Repurchase of common stock
     in March 1996                             -       312            -             -           -                -            -
   Payment of subscription receivable          -     2,771            -             -           -                -        2,771
   Conversion of Series A preferred
     stock in June 1996                   11,587         -            -             -           -                -            -


                                      F-5
================================================================================

                    AVAX Technologies, Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
      Consolidated Statements of Stockholders' Equity (Deficit) (continued)


                                              SERIES A             SERIES B             SERIES C
                                             CONVERTIBLE          CONVERTIBLE          CONVERTIBLE
                                           PREFERRED STOCK      PREFERRED STOCK      PREFERRED STOCK          COMMON STOCK
                                        -------------------------------------------------------------------------------------
                                           SHARES     AMOUNT    SHARES     AMOUNT    SHARES     AMOUNT      SHARES     AMOUNT
                                        --------------------------------------------------------------------------------------
   Issuance of common  stock and
     Series B preferred stock in a
     private placement in May and
     June 1996                                  -          -   258,198     2,582          -        -       129,099       516
   Issuance of common stock
     and Series B preferred
     stock for services in June 1996            -          -     1,000        10          -        -           500         2
   Exercise of warrants in June and
     July 1996                                  -          -         -         -          -        -       156,250       626
   Amount payable for liquidation
     preference                                 -          -         -         -          -        -             -         -
   Compensation related to stock
     options granted in May and
     September 1996                             -          -         -         -          -        -             -         -
   Amortization of deferred compensation        -          -         -         -          -        -             -         -
   Unrealized loss on marketable
     securities                                 -          -         -         -          -        -             -         -
   Net loss                                     -          -         -         -          -        -             -         -
                                        --------------------------------------------------------------------------------------
Balance at December 31, 1996                    -          -   259,198     2,592          -        -    3,111,158    12,445
   Payment of subscription receivable           -          -         -         -          -        -            -         -
   Write-off of subscription receivable         -          -         -         -          -        -            -         -
   Exercise of warrants in
     April and June 1997                        -          -         -         -          -        -       49,770       199
   Conversion of preferred to
     common stock                               -          -   (55,039)     (551)         -        -    1,421,403     5,685
   Repurchase of fractional shares              -          -         -         -          -        -          (26)        -
   Realization  of loss on marketable
     securities                                 -          -         -         -          -        -            -         -
   Amortization of deferred compensation        -          -         -         -          -        -            -         -
   Net loss                                     -          -         -         -          -        -            -         -
                                        --------------------------------------------------------------------------------------
Balance at December 31, 1997                    -          -   204,159    $2,041          -        -    4,582,305    18,329
   Conversion of preferred to
     common stock                               -          -   (91,470)     (914)         -        -    2,386,174     9,544
   Payment of subscription receivable           -          -         -         -          -        -            -         -
   Issue shares based upon reset
     provisions                                 -          -         -         -          -        -    3,029,339    12,117
   Issue compensatory shares to officer         -          -         -         -          -        -        9,301        38
   Amortization of deferred compensation        -          -         -         -          -        -            -         -
   Net loss                                     -          -         -         -          -        -            -         -
                                        --------------------------------------------------------------------------------------
Balance at December 31, 1998                    -          -   112,689     1,127          -        -   10,007,119    40,028
   Conversion of preferred to
     common stock                               -          -   (38,805)     (388)         -        -    1,012,286     4,049
   Issue shares based upon reset
     provisions                                 -          -         -         -          -        -       20,885        84
   Issuance of Series C preferred
     stock in a private placement in
     March 1999                                 -          -         -         -    101,300    1,013            -         -
   Exercise of Warrants pursuant to
     cashless exercise provisions               -          -         -         -          -        -       37,500       150
   Capital contributed through sale
     of 20% interest in consolidated
     subsidiaries to unrelated third
     party                                      -          -         -         -          -        -            -         -

(CONTINUED)

                                                                                                          DEFICIT
                                                                              UNREALIZED                ACCUMULATED     TOTAL
                                          ADDITIONAL                           LOSS ON        OTHER     DURING THE  STOCKHOLDERS'
                                           PAID-IN   SUBSCRIPTION  DEFERRED   MARKETABLE  COMPREHENSIVE DEVELOPMENT    EQUITY
                                           CAPITAL    RECEIVABLE COMPENSATION SECURITIES     INCOME        STAGE      (DEFICIT)
                                        ----------------------------------------------------------------------------------------
   Issuance of common  stock and
     Series B preferred stock in a
     private placement in May and
     June 1996                           22,217,397         -            -          -           -                -   22,220,495
   Issuance of common stock
     and Series B preferred
     stock for services in June 1996         99,988         -            -          -           -                -      100,000
   Exercise of warrants in June and
     July 1996                                5,624         -            -          -           -                -        6,250
   Amount payable for liquidation
     preference                          (1,131,744)        -            -          -           -                -   (1,131,744)
   Compensation related to stock
     options granted in May and
     September 1996                       1,076,373         -   (1,076,373)         -           -                -            -
   Amortization of deferred compensation          -         -      112,949          -           -                -      112,949
   Unrealized loss on marketable
     securities                                   -         -            -     (2,037)          -                -       (2,037)
   Net loss                                       -         -            -          -           -       (1,536,842)  (1,536,842)
                                        ----------------------------------------------------------------------------------------
Balance at December 31, 1996            24,002,882    (4,026)    (963,424)     (2,037)          -       (3,254,022)  19,794,410
   Payment of subscription receivable            -     1,761            -           -           -                -        1,761
   Write-off of subscription receivable     (1,833)    1,833            -           -           -                -            -
   Exercise of warrants in
     April and June 1997                      (199)        -            -           -           -                -            -
   Conversion of preferred to
     common stock                           (5,134)        -            -           -           -                -            -
   Repurchase of fractional shares             (76)        -            -           -           -                -          (76)
   Realization  of loss on marketable
     securities                                  -         -            -       2,037           -                -        2,037
   Amortization of deferred compensation         -         -      269,100           -           -                -      269,100
   Net loss                                      -         -            -           -           -       (4,266,125)  (4,266,125)
                                        ----------------------------------------------------------------------------------------
Balance at December 31, 1997            23,995,640      (432)    (694,324)          -           -       (7,520,147)  15,801,107
   Conversion of preferred to
     common stock                           (8,630)        -            -           -           -                -            -
   Payment of subscription receivable            -        10            -           -           -                -           10
   Issue shares based upon reset
     provisions                            (12,117)        -            -           -           -                -            -
   Issue compensatory shares to officer     24,962         -            -           -           -                -       25,000
   Amortization of deferred compensation         -         -      269,100           -           -                -      269,100
   Net loss                                      -         -            -           -           -       (5,838,130)  (5,838,130)
                                        ----------------------------------------------------------------------------------------
Balance at December 31, 1998            23,999,855      (422)    (425,224)          -           -      (13,358,277)  10,257,087
   Conversion of preferred to
     common stock                           (3,661)        -            -           -           -                -            -
   Issue shares based upon reset
     provisions                                (84)        -            -           -           -                -            -
   Issuance of Series C preferred
     stock in a private placement in
     March 1999                          9,283,726         -            -           -           -                -    9,284,739
   Exercise of Warrants  pursuant to
     cashless exercise provisions           27,000         -            -           -           -                -       27,150
   Capital contributed through sale
     of 20% interest in consolidated
     subsidiaries to unrelated third
     party                               2,099,200         -            -           -           -                -    2,099,200

                                      F-6
================================================================================

                    AVAX Technologies, Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
      Consolidated Statements of Stockholders' Equity (Deficit) (continued)

                                             SERIES A            SERIES B             SERIES C
                                            CONVERTIBLE         CONVERTIBLE          CONVERTIBLE
                                          PREFERRED STOCK     PREFERRED STOCK      PREFERRED STOCK            COMMON STOCK
                                        -------------------------------------------------------------------------------------
                                           SHARES   AMOUNT    SHARES    AMOUNT     SHARES     AMOUNT       SHARES      AMOUNT
                                        -------------------------------------------------------------------------------------
   Amortization of deferred compensation        -        -         -         -          -          -             -          -
   Net loss                                     -        -         -         -          -          -             -          -
                                        -------------------------------------------------------------------------------------
Balance at December 31, 1999                    -        -    73,884       739    101,300      1,013    11,077,790     44,311
   Conversion of preferred to
     common stock                               -        -   (73,884)     (739)   (14,550)      (146)    2,375,083      9,500
   Private placement of common
     stock, March 2000                          -        -         -         -          -          -     2,259,494      9,039
   Capital contribution by shareholder          -        -         -         -          -          -             -          -
   Exercise of options and warrants             -        -         -         -          -          -        29,254        117
   Shares issued pursuant to
     acquisition of Subsidiary                  -        -         -         -          -          -       800,000      3,200
   Elimination of contributed venture
      capital related to joint no longer
      consolidated                              -        -         -         -          -          -             -          -
   Amortization of deferred compensation        -        -         -         -          -          -             -          -
   Foreign currency translation
      adjustment                                -        -         -         -          -          -             -          -
   Net loss                                     -        -         -         -          -          -             -          -
                                        -------------------------------------------------------------------------------------
Balance at December 31, 2000                    -        -         -         -      86,750       867    16,541,621     66,167
   Foreign currency translation
     adjustment                                 -        -         -         -          -          -             -         -
   Net loss                                     -        -         -         -          -          -             -         -
                                        -------------------------------------------------------------------------------------
Balance at December 31, 2001                    -        -         -         -      86,750       867    16,541,621     66,167
   Foreign currency translation
     adjustment                                 -        -         -         -          -          -             -         -
   Net loss                                     -        -         -         -          -          -             -         -
                                        -------------------------------------------------------------------------------------
Balance at December 31, 2002                    -        -         -         -      86,750       867    16,541,621     66,167
   Conversion of preferred to                   -        -         -         -    (50,000)      (500)    1,538,450      6,153
   common stock
   Common stock warrants issued in
   conjunction with convertible notes
     payable                                    -        -         -         -          -          -             -         -
   Foreign currency translation
     adjustment                                 -        -         -         -          -          -             -         -
   Net loss                                     -        -         -         -          -          -             -         -
                                        -------------------------------------------------------------------------------------
Balance at December 31, 2003                    -        -         -         -     36,750        367    18,080,071     72,320
   Exercise of warrants                         -        -         -         -          -          -       338,400      1,354
   Conversion of bridge notes to
     common stock                               -        -         -         -          -          -     7,486,430     29,945
   Private placement of common stock            -        -         -         -          -          -    10,166,667     40,667
   Foreign currency translation
     adjustment                                 -        -         -         -          -          -             -          -
   Net loss                                     -        -         -         -          -          -             -          -
                                        -------------------------------------------------------------------------------------
Balance at December 31, 2004                    -   $    -         -     $   -     36,750     $  367    36,071,568   $144,286
                                        =====================================================================================

(CONTINUED)

                                                                                                           DEFICIT
                                                                                UNREALIZED               ACCUMULATED     TOTAL
                                           ADDITIONAL                            LOSS ON        OTHER     DURING THE  STOCKHOLDERS'
                                             PAID-IN   SUBSCRIPTION  DEFERRED   MARKETABLE  COMPREHENSIVE DEVELOPMENT    EQUITY
                                             CAPITAL    RECEIVABLE COMPENSATION SECURITIES     INCOME       STAGE       (DEFICIT)
                                        ------------------------------------------------------------------------------------------
   Amortization of deferred compensation            -        -       269,100         -            -              -       269,100
   Net loss                                         -        -             -         -            -     (7,867,563)   (7,867,563)
                                        ------------------------------------------------------------------------------------------
Balance at December 31, 1999                35,406,036     (422)    (156,124)        -            -    (21,225,840)   14,069,713
   Conversion of preferred to
     common stock                               (8,615)       -            -         -            -              -             -
   Private placement of common
     stock, March 2000                      24,186,656        -            -         -            -              -    24,195,695
   Capital contribution by shareholder          93,637        -            -         -            -              -        93,637
   Exercise of options and warrants            271,273        -            -         -            -              -       271,390
   Shares issued pursuant to
     acquisition of Subsidiary               7,596,800        -            -         -            -              -     7,600,000
   Elimination of contributed venture
      capital related to joint no longer
      consolidated                          (2,099,200)       -            -         -            -              -    (2,099,200)
   Amortization of deferred compensation             -        -      156,124         -            -              -       156,124
   Foreign currency translation
      adjustment                                     -        -            -         -       80,009              -        80,009
   Net loss                                          -        -            -         -            -    (16,276,749)  (16,276,749)
                                        ------------------------------------------------------------------------------------------
Balance at December 31, 2000                65,446,587     (422)           -         -       80,009    (37,502,589)   28,090,619
   Foreign currency translation
     adjustment                                      -        -            -         -      (38,894)             -       (38,894)
   Net loss                                          -        -            -         -            -    (15,109,753)  (15,109,753)
                                        ------------------------------------------------------------------------------------------
Balance at December 31, 2001                65,446,587     (422)           -         -       41,115    (52,612,342)   12,941,972
   Foreign currency translation
     adjustment                                      -        -            -         -      354,789              -       354,789
   Net loss                                          -        -            -         -            -     (9,425,564)   (9,425,564)
                                        ------------------------------------------------------------------------------------------
Balance at December 31, 2002                65,446,587     (422)           -         -      395,904    (62,037,906)    3,871,197
   Conversion of preferred to                   (5,653)       -            -         -            -              -             -
   common stock
   Common stock warrants issued in
   conjunction with convertible notes
     payable                                   142,500        -            -         -            -              -       142,500

   Foreign currency translation
     adjustment                                      -        -            -         -       10,175              -        10,175
   Net loss                                          -        -            -         -            -     (3,286,100)   (3,286,100)
                                        ------------------------------------------------------------------------------------------
Balance at December 31, 2003                65,583,434     (422)           -         -      406,079    (65,324,006)      737,772
   Exercise of warrants                         47,037        -            -         -            -              -        48,391
   Conversion of bridge notes to
     common stock                              943,330        -            -         -            -              -       973,275
   Private placement of common stock         2,852,656        -            -         -            -              -     2,893,323
   Foreign currency translation
     adjustment                                      -        -            -         -       20,739              -        20,739
   Net loss                                          -        -            -         -            -     (3,457,908)   (3,457,908)
                                        ------------------------------------------------------------------------------------------
Balance at December 31, 2004               $69,426,457    $(422)    $      -    $    -     $426,818   $(68,781,914)  $ 1,215,592
                                        ==========================================================================================


SEE ACCOMPANYING NOTES.


                                      F-7
================================================================================

                    AVAX Technologies, Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
                      Consolidated Statements of Cash Flows

                                                                                                                PERIOD FROM
                                                                                                              JANUARY 12,1990
                                                                                                            (INCORPORATION) TO
                                                                                 YEAR ENDED DECEMBER 31         DECEMBER 31,
                                                                                  2004            2003              2004
                                                                          ------------------------------------------------------
OPERATING ACTIVITIES
Net loss                                                                     $(3,457,908)    $(3,286,100)     $  (68,781,914)
Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization                                               395,118         414,305           4,178,249
     Amortization of discount on convertible notes payable                       112,645          29,855             142,500
     Extraordinary gain related to negative goodwill on consolidated
       subsidiary                                                                      -               -            (186,295)
     Cumulative effect of change in accounting                                         -               -            (902,900)
     Amortization of deferred gain on joint venture                                    -               -          (1,805,800)
     Equity in net loss of joint venture                                               -               -           1,703,763
     Minority interest in net loss of consolidated subsidiary                          -               -             (80,427)
     Acquired in-process research and development charge                               -               -           4,420,824
     Write down of acquired intellectual property and other intangibles                -               -           3,416,091
     Compensatory stock issue                                                          -               -              25,000
     Gain on sale of the Product                                                       -               -          (1,951,000)
     Gain on sale of intellectual property                                             -               -                (787)
     Accretion of interest on common stock receivable                                  -               -            (449,000)
     Accretion of interest on amount payable to preferred  stockholders
       and Former Officer                                                              -               -             449,000
     Loss on sale of furniture and equipment                                           -           2,575             246,254
     Issuance of common stock or warrants for services                                 -               -             423,289
     Changes in operating assets and liabilities:
       Accounts receivable                                                       (14,930)        182,105              52,089
       Inventory                                                                  36,257          (3,621)             28,471
       Prepaid expenses and other current assets                                (101,032)        389,180            (152,957)
       Research and development tax credit receivable                            123,828         210,998              92,819
       Accounts payable and accrued liabilities                                  111,246      (1,572,262)            706,123
       Deferred revenue                                                          216,677         (63,966)            216,677
       Amount payable to Former Officer                                                -               -              80,522
                                                                          ------------------------------------------------------
Net cash used in operating activities                                         (2,578,099)     (3,696,931)        (58,129,409)

INVESTING ACTIVITIES
Purchases of marketable securities                                              (945,613)     (1,404,292)       (351,973,210)
Proceeds from sale of marketable securities                                    1,208,357       1,489,000         344,856,738
Proceeds from sale of short-term investments                                           -               -           7,116,472
Purchases of furniture and equipment                                            (219,156)         (6,030)         (3,270,352)
Proceeds from sale of furniture and equipment                                          -           5,600              51,119
Cash acquired in acquisition of control of joint venture                               -               -             991,634
Organization costs incurred                                                            -               -            (622,755)
                                                                          ------------------------------------------------------
Net cash provided by (used in) investing activities                               43,588          84,278          (2,850,354)

                                      F-8
================================================================================

                    AVAX Technologies, Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
                Consolidated Statements of Cash Flows (continued)

                                                                                                      PERIOD FROM
                                                                                                   JANUARY 12, 1990
                                                                                                    (INCORPORATION)
                                                                         YEAR ENDED DECEMBER 31     TO DECEMBER 31,
                                                                         2004             2003           2004
                                                                     ----------------------------------------------
FINANCING ACTIVITIES
Proceeds from issuance of notes payable
   to related party                                                  $         --   $         --    $    957,557
Principal payments on notes payable to related party                           --             --        (802,000)
Proceeds from loans payable and the related issuance of warrants               --        925,000       2,314,000
Principal payments on loans payable                                            --             --      (1,389,000)
Payments for fractional shares from reverse splits and
   preferred stock conversions                                                 --             --             (76)
Financing costs incurred                                                       --             --         (90,000)
Shareholder capital contribution                                               --             --          93,637
Payments received on subscription receivable                                   --             --           4,542
Proceeds received from exercise of stock warrants                          48,391             --          76,892
Elimination of consolidated accounting treatment for joint venture             --             --      (2,511,701)
Capital contribution through sale of interest in consolidated
   subsidiary                                                                  --             --       2,624,000
Net proceeds received from issuance of preferred and common stock       2,893,323             --      60,865,964
                                                                     ----------------------------------------------
Net cash provided by financing activities                               2,941,714        925,000      62,143,815

Effect of exchange rate changes on cash                                    27,598        (26,793)        396,709
                                                                     ----------------------------------------------

Net increase (decrease) in cash and cash equivalents                      434,801     (2,714,446)      1,560,761
Cash and cash equivalents at beginning of period                        1,125,960      3,840,406              --
                                                                     ----------------------------------------------
Cash and cash equivalents at end of period                           $  1,560,761   $  1,125,960    $  1,560,761
                                                                     ==============================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest Paid                                                        $         --   $         --    $    197,072
                                                                     ==============================================
Non-cash activity:
     Conversion of accounts payable into common stock                $         --   $     25,000    $     25,000
                                                                     ==============================================
     Common stock warrants issued with convertible notes             $         --   $    142,500    $    142,500
                                                                     ==============================================
     Conversion of bridge loan into common stock                     $    950,000   $         --    $    950,000
                                                                     ==============================================
     Payment of interest with common stock                           $     23,275   $         --    $     23,275
                                                                     ==============================================

SEE ACCOMPANYING NOTES.


                                      F-9
================================================================================

                    AVAX Technologies, Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)

                   Notes to Consolidated Financial Statements

                           December 31, 2004 and 2003

1.   DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

AVAX Technologies, Inc. and its subsidiaries (the Company) is a development stage biopharmaceutical company.

In November 1995, the Company sold its leading product under development, an over-the-counter nutritional, dietary, medicinal and/or elixorative food supplement or drug and all of the related patents and other intellectual property. The agreement was for $2.4 million in shares of common stock of Interneuron Pharmaceuticals, Inc. (IPI), a public company, the parent of the purchaser of the Product (the Stock). Certain common stockholders of the Company were also common stockholders of IPI. Pursuant to the terms of the agreement, the purchase price, payable in two equal installments in December 1996 and 1997, was fixed, and the number of shares of the Stock would vary depending on the quoted market price of the Stock at such time. Because the Stock was receivable in two equal annual installments, the gain from the sale of the Product, $1,951,000, was calculated by discounting the value of the Stock receivable using a discount rate of 15%.

Also in November 1995, the Company entered into a license agreement with Thomas Jefferson University (TJU) to develop, commercially manufacture and sell products embodying immunotherapeutic vaccines for the treatment of malignant melanoma and other cancers (the Invention) (see NOTE 2).

In December 1996, the Company entered into a license agreement with Rutgers University (Rutgers) to develop, commercially manufacture and sell products embodying a series of compounds for the treatment of cancer and infectious diseases. During 2004 the Company and Rutgers agreed to cancel the license agreement and all of the Company's obligations associated with the license agreement (SEE NOTE 2).

In February 1997, the Company entered into a license agreement with Texas A&M to develop, commercially manufacture and sell products embodying a series of compounds for the treatment of cancer (the Texas A&M Compounds) (see NOTE 2).

In November 1999, the Company entered into a definitive joint venture agreement with Australia Vaccine Technologies (AVT) (formerly Neptunus International Holdings Limited), a pharmaceutical group in Australia, under the subsidiary name, AVAX Holdings Australia Pty Limited (AVAX Holdings). Under the joint venture agreement, AVAX Holdings, through its affiliated entities AVAX Australia Pty Limited and AVAX Australia Manufacturing Pty Limited (the Joint Venture Companies), was organized for the purpose of manufacturing and marketing M-Vax, an immunotherapy for the post-surgical treatment of Stage 3 and 4 melanoma, in Australia and New Zealand. In January 2002, the Joint Venture Companies repurchased 90% of AVT's interest in the two joint venture companies resulting in AVAX owning a 95% interest in the net equity of both joint venture companies. The Company was seeking but was unable to obtain a timely governmental reimbursement for the costs of treatment with the M-Vax in Australia, and determined to discontinue operations in Australia in order to focus the cash resources of the Company on its U.S. and European operations. In September 2002, the Company announced that it would be discontinuing its operations in Australia and in December 2002 the Company completed the liquidation of its Australian subsidiary.

In August 2000, the Company completed its acquisition of GPH, S.A. (Holdings) and Genopoietic S.A. (Genopoietic) each a French societe anonyme based in Paris, France with principal its operating facility in Lyon, France(SEE NOTE 4). Holdings and Genopoietic were organized in 1993 to develop gene therapy applications and market gene therapy treatments for cancer. The Company has designated the Lyon, France operations facility as its primary source facility for the production of vaccines to be used in clinical trials. In addition, the Company currently performs contract manufacturing and research activities at its facilities located in Lyon.

The Company's business is subject to significant risks consistent with biotechnology companies that are developing products for human therapeutic use. These risks include, but are not limited to, uncertainties regarding research and development, access to capital, obtaining and enforcing patents, receiving regulatory approval, and competition with other biotechnology and pharmaceutical companies. The Company plans to continue to finance its operations with a combination of equity and debt financing and, in the longer term, revenues from product sales, if any. However, there can be no assurance that it will successfully develop any product or, if it does, that the product will generate any or sufficient revenues.

BASIS OF PRESENTATION

The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. For the year ended December 31, 2004, the Company incurred a net loss of approximately $3,458,000 and a use of cash in operating activities of approximately $2,578,000. The Company's cash requirements were satisfied through a private placement of common stock in May, 2004 (SEE NOTE 5), maintaining balances in accounts payable and accrued expenses on terms in excess of those afforded in commercial practice and customer agreements and through the use of available cash. In addition, in April 2005 the Company completed an additional private placement of common stock (SEE NOTE 12). However, the Company may have insufficient resources to maintain its existing plan of operations throughout 2005. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Additional debt or equity financing may be required to fund ongoing operations in 2005. There is no assurance that the Company will successfully obtain the required capital or revenues or, if obtained, the amounts will be sufficient to fund ongoing operations in 2005. The inability to secure additional capital could have a material adverse effect on the Company, including the possibility that the Company could have to cease operations.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of AVAX Technologies, Inc., and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

In 1999, the Joint Venture Companies were included in the consolidated financial statements of the Company. Due to additional investment by AVT in the Joint Venture Companies in 2000, whereby AVT acquired a 50% ownership interest, and AVT's substantial and active involvement in the operations of the Joint Venture Companies late in 2000, the Company no longer exercised control over the Joint Venture Companies. During January 2002, the Joint Venture Companies repurchased 90% of AVT's interest in each company in exchange for cash consideration of approximately $1,860,000 AUD (approximately $970,000 US). This resulted in AVAX Holdings owning a 95% interest in the Joint Venture Companies as of the date of the transaction, giving AVAX Holdings control of the companies and requiring that the results of AVAX Holdings and its majority owned subsidiaries be consolidated into AVAX's consolidated results.

FOREIGN CURRENCY TRANSLATION

Holdings and Genopoietic use the European Euro as their functional currency as required by the European Union. The Australian Joint Venture Companies and AVAX Holdings used the Australian Dollar as their functional currency prior to the discontinuance of operations discussed above.

In accordance with Statement of Financial Accounting Standards (SFAS) No. 52, "Foreign Currency Translation", the financial statements of these entities have been translated into United States dollars, the functional currency of the Company and its other wholly-owned subsidiaries and the reporting currency herein, for purposes of consolidation.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

The Company's revenues are related to the provision of contract services and the sale of its product, the AC Vaccine Technology, for the treatment of melanoma. Contract service revenue is recognized in installments based upon the contractual agreement entered into with clients (SEE NOTE 3). Product revenues represent fees received or payable to the Company related to the manufacture and sale of the vaccine. Product revenue is recognized when the vaccine is received by the hospital administering the vaccine. Royalty income related to product sales is recognized sixty days after the product is received for administration to the patient in accordance with the product distribution agreement.

ACCOUNTS RECEIVABLE

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible accounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. Charges in the valuation allowance have not been material to the financial statements. The Company generally does not charge interest on accounts receivable.

CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to credit risk are principally cash and cash equivalents and accounts receivable. The Company places its cash with its principal bank which is a high credit quality financial institution. The cash deposits may, at times, be in excess of the FDIC insurance limit or not covered by the FDIC. Credit limits, ongoing credit evaluations, and account monitoring procedures are utilized to minimize the risk of loss from accounts receivable. Collateral is generally not required.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, the Company considers all highly liquid financial instruments with maturities of three months or less when purchased to be cash equivalents. Cash equivalents as of December 31, 2004 totaled $1,137,998 and consists of money market accounts.

INVENTORIES

Inventories are stated at the lower of cost, determined using the first-in, first-out method, or market. The Company's inventories include raw materials and supplies used in research and development activities.

ACCRUED EXPENSES

The Company provides a provision for accrued expenses based upon its contractual obligation, as calculated by the Company, for all claims made for payment to the Company.

During the fourth quarter 2004 the Company came to agreement with Rutgers University resulting in the Company forgoing further rights to the technology under the Rutgers license agreement and paying Rutgers an amount of $25,000. In consideration for the agreement and payment Rutgers relieved the Company of all obligations to Rutgers related to the previously completed Research Agreement and expenses reimbursable to Rutgers under the license agreement for payment of patent expenses. Expenses for research fees and patent costs of $125,161 and $171,173 that were previously accrued were reversed and credited to research and development expenses and administrative expenses, respectively, for the twelve-month period ended December 31, 2004.

During the second quarter ended June 30, 2003 certain estimated accruals recorded in prior periods were decreased by $770,082 as a result of the settlement of litigation and other claims and lengthy periods of inactivity related to other disputed charges, for which accruals had been recorded. The total impact of the adjustment to these accruals was a decrease in research and development expenses for the twelve-month period of $719,253 and a decrease in administrative expenses of $50,829 for the twelve-month period ended December 31, 2003.

DEFERRED REVENUE

The company records as deferred revenue amounts received in advance of the provision of services in accordance with contracts or grants. At December 31, 2004 deferred revenue consisted of $102,464 received from a grant for which the services had not been provided and an amount of $122,076 related to the OPI contract (SEE NOTE 3).

DEPRECIATION

Depreciation is computed using the straight-line method over the estimated useful lives of the furniture and equipment, which range from three to ten years. Depreciation for the Company's manufacturing facility and related equipment are computed using the straight-line method over estimated useful lives of 5 to 10 years. Leasehold improvements related to the building are being amortized using the straight-line method over the actual life of the lease.

GOODWILL

The Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002. This new accounting standard requires that goodwill and indefinite lived tangible assets no longer be amortized but instead be tested at least annually for impairment and expensed against earnings when the implied fair value of a reporting unit, including goodwill, is less than its carrying amount.

The following pro-forma table reflects the effects of the adoption of SFAS No. 142 on net loss for the period from January 12, 1990 (Incorporation) to December 31, 2004 to exclude amortization of goodwill. The years ending December 31, 2004 and 2003 have been accounted for under SFAS No. 142.

                                                 Period from January 12, 1990
                                                      (Incorporation) to
                                                      December 31, 2004
                                                 ----------------------------
Loss from continuing operations as reported             $(68,778,069)
     Goodwill amortization                                   113,032
                                                 ----------------------------
Loss from continuing operations as adjusted             $(68,665,037)
                                                 ============================
Net loss as reported                                    $(68,781,914)
     Goodwill amortization                                   113,032
                                                 ----------------------------
Net loss as adjusted                                    $(68,668,882)
                                                 ============================

RESEARCH AND DEVELOPMENT COSTS

Research and development costs, including payments related to research and license agreements, are expensed when incurred. Contractual research expenses are recorded pursuant to the provisions of the contract under which the obligations originate. Research and development costs include all costs incurred related to the research and development, including manufacturing costs incurred, related to the Company's research programs. The Company is required to produce its products in compliance with current Good Manufacturing Practices (cGMP), which requires a minimum level of staffing, personnel and facilities testing and maintenance. Based upon its current staffing level required to be in compliance with cGMP, the Company has excess capacity. Utilizing this excess capacity, revenue is generated through contract manufacturing engagements (see Note 3). Costs for production of products will be capitalized and charged to cost of goods sold only after the Company has received approval to market the drug by a Regulatory Authority.

RECLASSIFICATIONS

Certain prior year and cumulative expenses for legal costs for patents have been reclassified from research and development expenses to general and administrative expenses, to conform to current year presentation.

STOCK-BASED COMPENSATION

SFAS No. 123, "Accounting for Stock-Based Compensation," prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," (APB 25) and related interpretations, with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. SFAS No. 148 "Accounting for Stock Based Compensation - Transaction and Disclosures" further established accounting and disclosure requirements using a fair value based method of accounting for stock based employee compensation plans. The Company has elected to continue to account for its stock-based compensation plans in accordance with the provisions of APB 25 using the intrinsic value method.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option or warrant vesting period. The effects of applying SFAS No. 123 for pro forma disclosures are not likely to be representative of the effects on reported net income or losses for future years. The Company's pro forma information follows:

                                                              YEAR ENDED DECEMBER 31,
                                                           ---------------------------
                                                                2004           2003
                                                           ---------------------------

Net loss as reported                                       $(3,457,908)   $(3,286,100)
Stock based compensation expense as reported                        --             --
Stock based compensation expense under fair value method      (916,581)      (254,121)
                                                           --------------------------
Pro forma net loss attributable to common stockholders     $(4,374,489)   $(3,540,221)
                                                           ==========================

Pro forma net loss per share - basic and diluted           $     (0.15)   $     (0.20)
                                                           ==========================
Net loss per share, as reported - basic and diluted        $     (0.12)   $     (0.19)
                                                           ==========================

EARNINGS PER SHARE

Net loss per share is based on net loss divided by the weighted average number of shares of common stock outstanding during the respective periods. Diluted earnings per share information is not presented, as the effects of stock options, warrants and other convertible securities would be anti-dilutive for the periods presented.

RECENTLY ISSUED ACCOUNTING STANDARDS

In March 2004, the EITF reached a consensus on recognition and measurement guidance previously discussed under EITF No. 03-01 " THE MEANING OF OTHER-THAN-TEMPORARY IMPAIRMENT AND ITS APPLICATION TO CERTAIN INVESTMENTS," ("EITF 03-01"). The consensus clarifies the meaning of other than temporary impairment and its application to investments classified as either available-for-sale or held to maturity under SFAS 115 "ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES," and investments accounted for under the cost method or equity method. The recognition and measurement guidance for which the consensus was reached is to be applied to other than temporary impairment evaluations. In September 2004, the Financial Accounting Standards Board ("FASB") issued a final FASB staff position ("FSP"), FSP EITF No. 03-01-01, that delays the effective date for the measurement and recognition guidance of EITF 03-01. Adoption of this standard will not have an effect on our carrying value of investments or our results of operations.

In April 2004, the EITF issued Statement No. 03-06, "PARTICIPATING SECURITIES AND THE TWO-CLASS METHOD UNDER FASB STATEMENT NO. 128, EARNINGS PER SHARE," ("EITF 03-06"). EITF 03-06 addresses a number of questions regarding the computation of earnings per share by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company when, and if, it declares dividends on its common stock. EITF 03-06 also provides further guidance in applying the two-class method of calculating earnings per share, clarifying what constitutes a participating security and how to apply the two-class method of computing earnings per share once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. EITF 03-06 is effective for fiscal periods beginning after March 31, 2004. The adoption of EITF 03-06 did not have a material effect on the Company's earnings per share calculation.

In December 2004, the FASB issued SFAS No. 123R, "SHARE-BASED PAYMENT -- AN AMENDMENT OF FASB STATEMENTS NO. 123 AND 95" ("SFAS 123R"). The new pronouncement replaces the existing requirements under SFAS 123 and APB 25. According to SFAS 123R, all forms of share-based payments to employees, including employee stock options and employee stock purchase plans, would be treated the same as any other form of compensation by recognizing the related cost in the statement of operations. This pronouncement eliminates the ability to account for stock-based compensation transactions using APB 25 and generally would require that such transactions be accounted for using a fair-value based method. For public companies, the FASB has determined that SFAS 123R is effective for awards and stock options granted, modified or settled in cash in interim or annual periods beginning after December 15, 2005. SFAS 123R provides transition alternatives for public companies to restate prior interim periods or prior years. The Company is in the process of evaluating the impact of this standard on the financial statements.

2.   LICENSE AND RESEARCH AGREEMENTS

In November 1995, the Company entered into an agreement with TJU for the exclusive worldwide license to develop, manufacture and sell the Invention (See
Note 1). In consideration for the license agreement, the Company paid cash of $10,000 and issued an aggregate of 458,243 shares of common stock to TJU and the scientific founder (the Scientist).

Under the terms of the license agreement the Company is obligated to (i) pay certain milestone payments as follows: $10,000 upon initiation of the first clinical trial that is approved by the Food and Drug Administration (FDA) or comparable international agency, $10,000 upon the first filing of a New Drug Application (NDA) with the FDA or comparable international agency, and $25,000 upon receipt by the Company of approval from the FDA or comparable international agency to market products, (ii) enter into a research agreement to fund a study to be performed by TJU for the development of the technology related to the Invention (the Study) at approximately $220,000 per annum for the first three years, and (iii) following the third year, spend an aggregate of $500,000 per year (which includes costs incurred pursuant to the research agreement plus other internal and external costs) on the development of the Invention until commercialized in the United States. If following the third year, the Company files for United States marketing approval through a Company sponsored NDA, the Company may elect to spend less than $500,000 per year on the development of the Invention during the period of time the NDA is under review by the FDA. During 2000, a payment of $25,000 was made to TJU pursuant to the license agreement. In addition, the Company is obligated to pay royalties on its worldwide net revenue derived from the Invention and a percentage of all revenues received from sub-licensees of the Invention.

The research agreement with TJU mentioned above was to continue until completion of the Study, although it is terminable, upon notice by either party to the other, at any time. Expenses incurred related to research funding for TJU were $115,000 and $341,000 for the years ended December 31, 2004 and 2003, respectively. This level of funding satisfies the Company's obligations under its research agreement. The Company has recorded in accounts payable an amount of $385,000. The research agreement was terminated by TJU in March 2004.

In December 1996, the Company entered into an agreement with Rutgers for the exclusive worldwide license to develop, manufacture and sell products embodying the Compounds (See Note 1). In consideration for the license agreement, the Company paid cash of $15,000, has agreed to pay $15,000 in each subsequent year as a license maintenance fee and has issued warrants to Rutgers to purchase 125,000 shares of common stock at a price of $8.24 per share based on the achievement of certain development milestones. The first 75,000 warrants will expire in 2006, and the final 50,000 warrants will expire in 2011. These warrants, once issued, shall provide for cashless exercise, piggyback registration rights and certain antidilution rights.

In September 2004 the Company and Rutgers agreed to cancel the license agreement in exchange for a payment of $25,000 to Rutgers which was in full satisfaction of all obligations to Rutgers under the License and Research agreements. Previously issued warrants to Rutgers pursuant to the license agreement were cancelled.

In February 1997, the Company entered into an agreement with Texas A&M for the exclusive worldwide license to develop, manufacture and sell products embodying the Texas A&M Compounds (See Note 1). Under the terms of the license agreement, the Company had agreed to fund research in the amount of approximately $108,000 per year for the first three years. The Company was also obligated to pay certain milestone payments as follows: $24,000 upon initiation of certain toxicity evaluations; $12,000 upon completion of toxicity evaluations demonstrating certain acceptable toxicity levels; $12,000 upon the submission of an IND to the FDA, or comparable international agency; $5,000 upon completion of the first Phase I clinical investigation; and $15,000 upon receipt by the Company of NDA approval from the FDA to market products.

In addition, the Company was obligated to pay royalties on its worldwide net revenue derived from the Compounds and a percentage of all revenues received from sublicensees of products derived from the Compounds. Such royalty payments to be no less than $50,000 in the first year of commercial marketing, $100,000 in the second year and $200,000 in the third year and all following years. The research agreement was extended until January 2004 with no additional funding requirements. No further agreement or extensions have been made to the research agreement.

3.   CONTRACTUAL JOINT MANUFACTURING ALLIANCE

In February 2004 the Company entered into a manufacturing alliance with OPISODIA, SAS, a French pharmaceutical company (OPI) that will provide approximately $1,500,000 (US) funding per year from OPI for the combined French facilities of the Company and OPI for 2004 and 2005, which are under the management of Genopoietic, a French subsidiary. Pursuant to the contract the total manufacturing expenses incurred are allocated to OPI based upon a pre-determined allocation of the total number of personnel available to work on the OPI contract. Proceeds received from OPI as a result of the alliance for the year ended December 31, 2004 were $1,523,214. Expenses which are allocated to OPI pursuant to the agreement of $1,401,138 were recorded as revenue to the extent the proceeds received. Amounts received in excess of expenses allocated to the OPI contract for the period ended December 31, 2004 were $122,076 and were recorded in deferred revenue in the accompanying consolidated balance sheet. The allocation of the expenses is based upon the allocation of the number of employees of the alliance available to work on the manufacture of OPI's products. The expenses allocated to the OPI contract do not represent additional costs incurred in performing work under the OPI contract but instead represent ongoing research and development expenses that are allocated to the contract pursuant to the negotiated contractual terms. This expense allocation does not represent costs incurred by the Company in performing the contract.

4.   ACQUISITION OF GPH AND GENOPOIETIC

On August 24, 2000, the Company completed its acquisition of GPH, S.A. (Holdings) and Genopoietic S.A. (Genopoietic), each a French societe anonyme based in Paris, France. In this transaction, 100% of the outstanding shares of both Holdings, which is the majority shareholder of Genopoietic, and Genopoietic have been contributed to the Company by the shareholders of those two entities in exchange for an aggregate of 800,000 shares of the Company's common stock valued at $7,600,000 as of the acquisition date and $5,000 in notes payable. Of the 800,000 shares issued to Professors David R. Klatzmann and Jean-Loup Salzmann (the primary shareholders), 659,756 shares have been placed in escrow to secure their indemnification obligations under the Contribution Agreement. In addition the Company incurred $621,397 in acquisition costs, which were capitalized as part of the purchase price and allocated to the net assets acquired.

Upon the closing of the transaction, the Company entered into a Rights Agreements dated as of August 24, 2000 between the Company and the two primary shareholders of Holdings, pursuant to which each individual has the right to acquire up to an additional 1,100,000 shares of the Company's common stock, upon the successful and timely achievement of development and commercialization milestones by Genopoietic. These contingent shares have not been included as part of the purchase price.

Simultaneously with the closing of the transaction the Company entered into a Research Funding Agreement with Genopoietic whereby the Company agreed to provide funding to Genopoietic over the next five years in the amount of $8,000,000. Provision of this funding is contingent upon the Company's financial health and may be withheld at the discretion of Company management. In connection with the termination of various agreements between the Company and the former owners of Genopoietic, the Company also terminated this Research Funding Agreement.

The acquisition of Holdings and Genopoietic was accounted for as a purchase. The assets and liabilities of both companies have been recorded on the books of the Company at their fair market values. The operating results of the acquired business have been included in the consolidated statements of operations and comprehensive loss from August 24, 2000, the effective date of the acquisition.

Aggregate consideration for the acquisition of $8,226,397 was allocated, based on estimated fair values on the acquisition date, as follows:

Acquired in-process research and development                $ 4,420,824
Acquired intellectual property and other intangibles:
    Acquired existing technology                              3,114,671
    Patents                                                     904,259
    Assembled workforce                                         301,420
Assets acquired                                                 895,423
Liabilities assumed                                          (1,410,200)
                                                            -----------
Total purchase price                                        $ 8,226,397
                                                            ===========

The acquired existing technology and patents were amortized over their estimated useful lives of ten years and the intangible asset related to assembled workforce is being amortized over its estimated useful life of four years through 2001. Pursuant to the adoption of SFAS No. 142, the assembled workforce has been reclassified as goodwill and is no longer amortized.

Acquired in-process research and development represented the present value of the estimated after-tax cash flows expected to be generated by the purchased technology, which, at the acquisition date, had not yet reached technological feasibility. The cash flow projections for revenues were based on estimates of growth rates and the aggregate size of the respective market for each product; probability of technical success given the stage of development at the time of acquisition; products sales cycles; and the estimated life of a product's underlying technology. Estimated operating expenses and income taxes were deducted from estimated revenue projections to arrive at estimated after-tax cash flows. The rates utilized to discount projected cash flows were 25% to 55% depending upon the relative risk of each technology and the technologies stage of development. In-process research and development acquired in this transaction is reflected as an expense in the accompanying consolidated statements of operations and comprehensive loss.

All estimates and projections were based upon assumptions the Company believed to be reasonable at the time of acquisition, but which are inherently uncertain and unpredictable. If these projects are not successfully developed, the business, operating results and financial condition of the Company may be adversely affected. As of the date of the acquisition, the Company concluded that once completed, the technologies under development can only be economically used for their specific and intended purposes and that such in-process technology has no alternative future use after taking into consideration the overall objectives of the project, progress toward the objectives and uniqueness of developments to these objectives. If the projects fail, the economic contribution expected to be made by the acquired in-process research and development will not materialize.

Due to various changes in 2001 in the Company's scope of operations and the availability of capital to pursue product development and marketing initiatives, the Company undertook an evaluation of the strategic value of each of its core technologies for purposes of determining future development plans. Based upon this review that was completed in the fourth quarter of 2001, the Company determined they would not pursue further development and marketing of the technologies and patents capitalized in the 2000 acquisition of Holdings and Genopoietic. As such, future cash flows related to these acquired intangible assets were determined to be minimal and uncertain. Based on these factors, the net book value of the acquired existing technology ($2,647,471) and patents ($768,620) capitalized in the acquisition, amounting to $3,416,091 in the aggregate, was considered impaired and written off in 2001.

The Company has notified Professors Klatzmann and Salzmann that they are in default of their obligations under the Contribution agreement and has put them on notice that the escrow shares are being cancelled and will revert back to the Company as treasury shares. As of the date of the financial statements the shares have not been formally cancelled.

5.   EQUITY TRANSACTIONS

COMMON AND PREFERRED STOCK

In May 1996, the Company's authorized capital was increased to 50,000,000 shares of common stock, par value $.004, and 5,000,000 shares (of which 2,500,000 shares were designated as Series A preferred stock, 300,000 shares were designated as Series B preferred stock and 120,000 shares were designated as Series C preferred stock) of preferred stock, par value $.01. In June 1998, the Company's authorized common stock, par value $.004, was decreased to 30,000,000 shares. In January 2004, the Company's authorized common stock, par value $.004, was increased to 150,000,000 shares.

Pursuant to a private placement in May and June 1996, the Company issued 258,198 shares of Series B convertible preferred stock. The preferred stockholders also received 129,099 shares of common stock. The total consideration was $25,819,800. The per share price allocated to common stock and Series B convertible preferred stock was $1 and $99, respectively. In connection with the private placement, the Company paid $3,357,000 in commissions and nonaccountable expenses to the Paramount Capital (Paramount), a related party, and issued 500 shares of common stock and 1,000 shares of Series B convertible preferred stock as consideration for legal services valued at $100,000. In addition, the placement agent received warrants to purchase 25,819.8 shares of Series B convertible preferred stock at an exercise price of $110 per share. Such warrants are exercisable until June 11, 2006, contain certain antidilution provisions and may be exercised pursuant to a cashless exercise feature. Other share issuance expenses amounted to $142,000.

At the second closing of the private placement on June 11, 1996, the 1,287,500 shares of Series A preferred stock were automatically converted to 321,875 shares of common stock. Notwithstanding such conversion, holders of the Series A preferred stock have received pro rata 95.85% of shares of common stock of IPI associated with the sale of the Product (See Note 1).

In March 2000, the Company announced the conversion of all outstanding shares of Series B Convertible preferred stock into fully paid nonassessable shares of common stock. As of the conversion date there were 66,093 shares of Series B Convertible Preferred Stock outstanding that were convertible into 1,724,152 shares of Common Stock.

On March 1, 1999, the Company authorized and consummated an offering of Series C Convertible Preferred Stock (the "Series C Offering") pursuant to which the Company raised aggregate gross proceeds of approximately $10,130,000. In the Series C Offering, the Company sold an aggregate of 101,300 shares of Series C Preferred Stock combined with Class A Warrants to purchase an aggregate of 311,692 shares of Common Stock at an exercise price of $4.00 per share and Class B Warrants to purchase an aggregate of 311,692 shares of Common Stock at an exercise price of $4.50 per share. During 2000 2,462 of these Class A and Class B warrants were exercised. The Series C Preferred Stock, the Class A Warrants and the Class B Warrants were sold as a unit in the Series C Offering. The Class A Warrants and Class B Warrants were exercisable until March 1, 2004.

The Series C preferred stockholders are entitled to voting rights equivalent to the number of common shares into which their preferred shares are convertible. The Series C preferred stockholders are also entitled to receive, in preference to the holders of common stock, an amount per preferred share of $100 plus any declared but unpaid dividends.

Pursuant to the terms of the private placement, each share of Series C preferred stock was convertible at any time, in whole or in part, at the discretion of the holders, into common stock at $3.25 per share.

In connection with the private placement, the Company paid $845,261 in finder's fees and non-accountable expenses. Of this amount $709,100 was paid to Paramount, a related party, in the form of a finder's fee.

During 2000 holders of 14,550 shares the Series C Preferred stock converted these shares into 650,931 fully paid nonassessable shares of common stock. During 2001 holders of 50,000 shares of the Series C Preferred stock converted these shares into 1,538,450 fully paid nonassessable shares of common stock. The 36,750 shares of Series C preferred stock, outstanding at December 31, 2004, is convertible into 1,130,755 shares of common stock excluding the effect of any fractional shares.

In March 2000, the Company completed a $25,137,000 private placement with institutional investors. The Company sold an aggregate of 2,259,494 newly issued shares of common stock, and issued warrants to purchase an additional 225,951 shares of common stock at an exercise price of $12.79 per share, for an aggregate warrant exercise price of $2,890,817. The warrants are exercisable until March 10, 2005.

In connection with services rendered in connection with the private placement, the Company paid Gruntal & Co., L.L.C., who acted as the placement agent, a cash fee of approximately $747,000. Other share issuance expenses amounted to approximately $54,000.

Pursuant to a prior agreement, Paramount was paid a fee due to the participation in the private placement of certain investors previously introduced to the Company by Paramount. As a result of this agreement, the Company paid Paramount a cash fee of approximately $140,000.

On May 21, 2004, the Company closed the private placement of 10,166,667 shares of the Company's common stock plus warrants to purchase 1,525,000 shares of common stock at $0.35 per share (Series A warrants) and warrants to purchase 1,525,000 shares of common stock at $0.39 per share (Series B warrants). Gross proceeds from the offering were $3,050,000. Advisory fees and expenses of $156,677 were incurred resulting in net proceeds of $2,893,323.

On May 21, 2004, in compliance with the Note Purchase Agreements entered into in December 2003, the Company converted the principal ($950,000) and interest ($23,275) on the bridge notes into common stock at an exercise price of $0.13 per share resulting in the issuance of 7,486,430 shares of the Company's common stock.

STOCK OPTIONS - 1992 STOCK OPTION PLAN

In April 1992, the Board of Directors approved the 1992 Stock Option Plan (the
Plan), which, as amended, authorized up to 437,500 shares of common stock for granting both incentive and nonqualified stock options to employees, directors, consultants and members of the scientific advisory board of the Company. The Plan was amended in June 1999, to increase the number of shares issuable to 1,500,000. The Plan was further amended in June 2000, to increase the number of shares issuable to 2,500,000. The exercise price and vesting period of the options are determined by the Board of Directors at the date of grant. Options may be granted up to 10 years after the Plan's adoption date and generally expire 7 years from the date of grant.

The following summarizes activity in the Plan:

                                             NUMBER OF OPTIONS
                                             -----------------

Balance at December 31, 1994                           276,375
    Canceled                                          (246,375)
                                                    ----------
Balance at December 31, 1995, 1996 and 1997             30,000
    Granted                                            600,000
                                                    ----------
Balance at December 31, 1998                           630,000
    Granted                                            955,397
    Expired                                           (240,000)
                                                    ----------
Balance at December 31, 1999                         1,345,397
    Granted                                            430,000
    Expired                                            (13,430)
    Exercised                                           (7,955)
                                                    ----------
Balance at December 31, 2000                         1,754,012
    Granted                                          1,039,696
    Expired                                           (386,684)
                                                    ----------
Balance at December 31, 2001                         2,407,024
    Expired                                           (567,365)
                                                    ----------
Balance at December 31, 2002                         1,839,659
    Expired                                         (1,058,755)
                                                    ----------
Balance at December 31, 2003                           780,904
    Expired                                             (1,621)
                                                    ----------
Balance at December 31, 2004                           779,283
                                                    ==========


STOCK OPTIONS - 2001 STOCK OPTION PLAN

In November 2001 the Board of Directors approved the 2001 Stock Option Plan (the 2001 Plan), subject to shareholder approval, authorizing up to 2,500,000 shares of common stock for granting both incentive and nonqualified stock options to employees, directors, consultants and members of the scientific advisory board of the Company. The exercise price and vesting period of the options are determined by the Board of Directors at the date of grant. Options may be granted up to 10 years after the 2001 Plan's adoption date and generally expire 10 years from the date of grant.

    Granted                                            175,108
                                                    ----------
Balance at December 31, 2001                           175,108
    Expired                                            (59,435)
                                                    ----------
Balance at December 31, 2002                           115,673
    Expired                                            (90,688)
                                                    ----------
Balance at December 31, 2003                            24,985
    Granted                                          1,155,000
    Expired                                               (379)
                                                    ----------
Balance at December 31, 2004                         1,179,606
                                                    ==========


In June 2000, the Company adopted the 2000 Director Stock Option plan and authorized the plan to issue up to 480,000 shares of common stock as compensation to the outside directors of the Company for services to be received from the Directors. During 2000, each of the Company's six outside directors received options to purchase 40,000 shares of common stock, which vest quarterly at the rate 2,500 shares, with the first vesting period being January 1, 2000. Pursuant to the plan documents an additional 40,000 options were issued as of January 1, 2004, vesting over a four-year period.


    Granted                                            240,000
                                                    ----------
Balance at December 31, 2001, 2002 & 2003              240,000
    Granted                                            160,000
                                                    ----------
Balance at December 31, 2004                           400,000
                                                    ==========

STOCK OPTIONS - OTHER

The Company, with the authorization of the board of directors issues nonqualified stock options to employees, directors, advisors, consultants and members of the scientific advisory board of the Company. The exercise price, expiration date and vesting period of the options are determined by the Board of Directors at the date of grant.

    Granted                          571,373          Issued                          135,000
                                  ----------
Balance at December 31, 1996         571,373          Expired                        (280,000)
                                                                                     -----------
    Granted                          580,644      Balance at December 31, 2001        1,148,115
                                  ----------
Balance at December 31, 1997       1,152,017          Expired                           (53,000)
                                                                                     -----------
    Granted                          103,404      Balance at December 31, 2002        1,095,115
                                  ----------
Balance at December 31, 1998       1,255,421          Expired                          (501,685)
                                                                                     -----------
    Granted                           20,000      Balance at December 31, 2003          593,430
                                  ----------
Balance at December 31, 1999       1,275,421          Expired                          (360,644)
                                                                                     -----------
    Granted                           27,382      Balance at December 31, 2004          232,786
                                                                                     ===========
    Exercised                         (9,688)
                                  ----------
Balance at December 31, 2000       1,293,115


WARRANTS

The Company, with the authorization of the Board of Directors issues warrants for the purchase of common stock in conjunction with equity and debt offerings as well as to consultants that assist the company in various financial or commercial transactions. The exercise price, expiration date and vesting period of the options are determined by the Board of Directors at the date of grant.


    Granted                            7,750          Granted                           997,801
                                  ----------
Balance at December 31, 1993, 1994     7,750          Exercised                         (75,000)
                                                                                     ----------
    Granted                          165,612      Balance at December 31, 1999        2,283,115
                                  ----------
Balance at December 31, 1995         173,362          Granted                           444,710
    Granted                          931,152          Exercised                         (27,588)
    Exercised                       (156,250)         Expired                          (250,654)
                                  ----------                                         ----------
Balance at December 31, 1996         948,264      Balance at December 31, 2000,
                                                    2001 & 2002                       2,449,583
    Granted                          418,569          Granted                         7,308,000
    Exercised                        (88,769)         Expired                           (84,000)
                                                                                     ----------
    Expired                          (25,000)     Balance at December 31, 2003        9,673,583
                                  ----------
Balance at December 31, 1997       1,253,064          Granted                         4,371,783
    Granted                          115,000          Exercised                        (338,400)
    Expired                           (7,750)         Expired                        (1,110,185)
                                  ----------                                         ----------
Balance at December 31, 1998       1,360,314      Balance at December 31, 2004       12,596,781
                                                                                     ==========


Authorized but unissued shares of common stock were reserved for issuance at December 31, 2004 as follows:


Series C convertible preferred stock                                  1,130,755
1992 Stock option plan                                                2,500,000
2001 Stock option plan                                                2,500,000
2000 Directors option plan                                              480,000
Non plan options                                                        232,786
Warrants to purchase common stock                                     1,478,034
Warrants to purchase Series B convertible preferred stock               654,437
2000 financing warrants                                                 444,710
Warrants  to  purchase  common  stock  pursuant to the 2003 Bridge
  Financing                                                           6,969,600
2004 Series A Warrants                                                1,525,000
2004 Series B Warrants                                                1,525,000
                                                                     ----------
                                                                     19,440,322
                                                                     ==========


A summary of applicable stock option and warrant activity and related information for the years ended December 31, 2004 and 2003 is as follows:


                                                    2004                               2003
                                     ----------------------------------------------------------------------
                                                           WEIGHTED-                          WEIGHTED-
                                                            AVERAGE                           AVERAGE
                                        OPTIONS AND        EXERCISE        OPTIONS AND        EXERCISE
                                          WARRANTS           PRICE          WARRANTS            PRICE
                                     ----------------------------------------------------------------------
 Outstanding at beginning of year         11,312,902          $1.76          5,777,217          $3.84
 Granted                                   5,686,783           0.29          7,308,000           0.14
 Exercised                                  (338,400)           .14                  -              -
 Forfeited                                (1,472,829)          4.38         (1,772,315)          1.90
                                      ----------------                   ---------------
 Outstanding at end of year               15,188,456          $0.99         11,312,902          $1.76
                                      ================                   ===============
 Exercisable at end of year               13,827,205          $1.07         11,117,078          $1.75
                                      ================                   ===============

Exercise prices for options and warrants outstanding range from $0.14 to $12.79. The option and warrant contracts expire at various times through January of 2014.

6.   LOANS PAYABLE

CONVERTIBLE DEBT OFFERING

On December 4, 2003, the Company completed a bridge financing in the aggregate principal amount of $950,000 with eight institutional and individual investors, of which $50,000 and $25,000 were received from an officer and a director, respectively. The notes carried a stated interest rate of 5%. On May 21, 2004, in compliance with the Note Purchase Agreements, the Company converted the principal ($950,000) and interest ($23,275) on the bridge notes into common stock at an exercise price of $0.13 per share resulting in the issuance of 7,486,430 shares of the Company's common stock.

ANVAR GRANT PAYABLE

The Company's French subsidiary receives financial support from a French governmental agency (ANVAR). The grants, which are subject to conditions specifying that non-compliance with such conditions could result in the forfeiture of all or a portion of the future amounts to be received, as well as the repayment of all or a portion of amounts received to date, are accounted for as long term debt. If certain products are commercialized, the December 31, 2004 balance of $374,402 (1,800,000 French Francs) is repayable based on an annual royalty equal to 47% of the revenue related to the project. As such, the total amount of grant proceeds received is recorded as a liability in the accompanying consolidated balance sheet. In case of failure or partial success, as defined in the agreement, $75,121 (400,000 French Francs) is payable. The due date for the obligation has past but the grantor agency has not demanded repayment of the obligation.

7.   INCOME TAXES

At December 31, 2004, the Company has net operating loss carryforwards of approximately $67,089,000 for federal income tax purposes that expire in varying amounts between 2005 and 2024, if not utilized.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities for federal income tax purposes are as follows:

                                                                 DECEMBER 31,
                                                                    2004
                                                            -------------------
       Deferred tax assets:
          Net operating losses                              $        25,762,000
          Deferred compensation                                         413,000
          Depreciation                                                  195,000
          Other                                                           1,000
                                                            -------------------
       Total deferred tax assets                                     26,371,000
       Valuation allowance                                          (26,371,000)
                                                            -------------------
       Net deferred tax assets                              $                 -
                                                            ===================

The valuation allowance at December 31, 2003 was $25,045,000.

Under Section 382 of the Tax Reform Act of 1986, the Company's net operating loss carryforward could be subject to an annual limitation if it should be determined that a change in ownership of more than 50% of the value of the Company's stock occurred over a three-year period.

The following summary reconciles the income tax benefit at the federal statutory rate with the actual income tax provision (benefit):



                                                     YEAR ENDED DECEMBER 31,
                                                --------------------------------
                                                    2004              2003
                                                --------------------------------

  Income taxes (benefit) at statutory rate      $(1,176,000)      $(1,117,000)
  State income taxes, net of federal benefit       (152,000)         (145,000)
  Change in the valuation allowance               1,326,000         1,232,000
  Other                                               2,000            30,000
                                                --------------------------------
  Income tax provision (benefit)                $         -       $         -
                                                ================================

8.   COMMITMENTS AND CONTINGENCIES

LEASES

In December 1997, the Company entered into a 10-year lease agreement for manufacturing facility space that commenced in February 1998 and contains an option to terminate after five years. The first month's rent was payable upon signing of the lease along with a security deposit equivalent to two months rental. This lease is secured by a one-year irrevocable standby letter of credit whereby the lessor is the named beneficiary. This $379,530 letter of credit automatically renews each December and will be reduced by the amortized reduction of the landlord investment each year. A certificate of deposit in the amount of $163,609 at December 31, 2004 is held by the bank as collateral for the letter of credit.

In July 2000, the Company entered into a 9-year lease agreement for manufacturing and research space in Lyon, France. The lease may be cancelled by the Company after July 2006.

In November of 2001, the Company entered into a three-year lease agreement for new office space. The Company provided the landlord with an unconditional commercial letter of credit in the amount of $37,001 as security for the lease. This lease expired during November 2004 and was not renewed.

Rent expense under these agreements was approximately $425,000 and $392,000 for the years ended December 31, 2004 and 2003, respectively. Future minimum rental payments required under non-cancelable operating leases with initial or recurring terms of more than one year as of December 31, 2004 are $323,231 in 2005, $244,740 in 2006 and $152,396 in 2007.

CONSULTING AGREEMENTS

Effective in June 1996, the Company entered into consulting agreements with the Scientist that ran through May 2003 with options to extend on a month-to-month basis. Annual consulting fees payable pursuant to the agreement with the Scientist are $48,000 (SEE NOTE 1). The agreement was terminated in November 2004 when the Scientist joined the Company as a full-time employee.

OTHER

In January 2000, the Company entered into an Agreement for Services with a contract research organization to assist the Company in the performance of its clinical trials. The agreement was to extend over the life of the clinical trials, which has an expected term of in excess of seven years with payments made upon the achievement of various milestones in the study. At signing, total expected payments under this agreement were approximately $11,138,000. This agreement was terminated in June of 2001. Expenses incurred related to this agreement were $597,346 and $1,500,950 for the years ended December 31, 2001 and 2000, respectively. The Company was in a dispute with the vendor as the amount and the method of calculation of the liability due upon the termination of this agreement. The Company accrued during 2001 and 2002 approximately $700,000 which represents what the Company has calculated as the balance due under the agreement plus additional costs estimated to settle the matter while the vendor has claimed the Company's liability is approximately $1,500,000. During 2003 the Company settled this matter for the amount of $250,000 and recorded a decrease in expenses in research and development expenses of $434,000.

The Company is subject to various legal proceedings and claims that arise in the ordinary course of its business. Management believes, based in part upon the opinions of counsel, that the ultimate liability with respect to these actions will not have a material adverse effect on the Company's financial position.

9.       PROPERTY, PLANT AND EQUIPMENT

The following shows the composition of the assets included in property, plant and equipment at December 31, 2004:

                                                                                    Accumulated
                                                                Cost                Depreciation                  Net
                                                      ------------------------------------------------------------------------

Office furniture and equipment                              $   288,802             $   274,352              $    14,450
Manufacturing facility and related equipment                  3,386,133               2,224,512                1,161,621
                                                      ------------------------------------------------------------------------
Total                                                       $ 3,674,935             $ 2,498,864              $ 1,176,071
                                                      ========================================================================

Depreciation expense was $395,118 and $414,305 for the years ended December 31, 2004 and 2003, respectively.

10.      EMPLOYEE BENEFIT PLAN

During 1996, the Company established a discretionary 401(k) plan for all employees over the age of 21. Employee contributions are subject to normal 401(k) plan limitations. The Company was not required to make a contribution in 2004 or 2003.

11.      RELATED PARTY TRANSACTIONS

During 2004 and 2003 the Company paid additional compensation of $126,000 and $116,625, respectively, to one of its Board Members who took a more active role in assisting existing management of the Company. It is anticipated that this role will continue until such time as additional management personnel are hired. The compensation was voted upon and approved by the Board of Directors.

12.      SUBSEQUENT EVENTS

On April 5, 2005, the Company closed a private placement of 25,343,430 shares of common stock at a purchase price of $0.34 per share with 12 accredited and institutional investors. The Company received gross proceeds of approximately $8,616,000, and incurred offering-related expenses of $630,240 payable to advisors and legal fees related to the fundraising. In connection with the private placement, the Company also issued to the investors warrants to purchase 3,801,515 shares of common stock at a warrant exercise price of $0.41 per share, and warrants to purchase 3,801,515 shares of common stock at a warrant exercise price of $0.48 per share. All warrants issued in this private placement expire on April 5, 2010.

                    AVAX Technologies, Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
                           Consolidated Balance Sheets

                                                                                          DECEMBER 31,         JUNE 30,
                                                                                              2004               2005
                                                                                      ----------------------------------------
ASSETS                                                                                                        (UNAUDITED)
Current assets:
   Cash and cash equivalents                                                              $   1,560,761      $     8,054,210
   Accounts receivable                                                                           73,080              184,860
   Inventory                                                                                     13,561               11,695
   VAT receivable                                                                               185,828               87,064
   Prepaid expenses and other current assets                                                    204,238              158,536
                                                                                      ----------------------------------------
Total current assets                                                                          2,037,468            8,496,365
Property and equipment, at cost                                                               3,674,935            3,667,814
   Less accumulated depreciation                                                              2,498,864            2,621,274
                                                                                      ----------------------------------------
Net property and equipment                                                                    1,176,071            1,046,540
Research and development tax credit receivable                                                  240,016              212,820
Goodwill                                                                                        188,387              188,387
                                                                                      ----------------------------------------
Total assets                                                                              $   3,641,942      $     9,944,112
                                                                                      ========================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued expenses                                                  $   1,827,408       $    1,960,982
   Deferred revenue                                                                             224,540              224,646
   Loans payable - ANVAR grant payable                                                          374,402              331,978
                                                                                      ----------------------------------------
Total current liabilities                                                                     2,426,350            2,517,606
Stockholders' equity:
   Preferred stock, $.01 par value:
     Authorized shares - 5,000,000, including Series B - 300,000 shares and
       Series C - 120,000 shares
     Series B convertible preferred stock:
       Issued and outstanding shares - 0
     Series C convertible preferred stock:
       Issued and outstanding shares -36,750 (liquidation preference - $3,675,000)                  367
                                                                                                                         367
   Common stock, $.004 par value:
     Authorized shares - 150,000,000 at December 31, 2004 and June 30, 2005
     Issued and outstanding shares - 36,071,568 at December 31, 2004 and
         61,414,998 at June 30, 2005                                                            144,286              245,660
   Additional paid-in capital                                                                69,426,457           77,311,610
   Subscription receivable                                                                         (422)                (422)
   Accumulated other comprehensive income                                                       426,818              440,610
   Deficit accumulated during the development stage                                         (68,781,914)         (70,571,319)
                                                                                      ----------------------------------------
Total stockholders' equity                                                                    1,215,592            7,426,506
                                                                                      ----------------------------------------
Total liabilities and stockholders' equity                                                $   3,641,942       $    9,944,112
                                                                                      ========================================

SEE ACCOMPANYING NOTES.

                    AVAX Technologies, Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
      Consolidated Statements of Operations and Comprehensive Income (Loss)
                                   (UNAUDITED)

                                                                                                                       PERIOD FROM
                                                                                                                       JANUARY 12,
                                                                                                                           1990
                                                     THREE MONTHS ENDED JUNE 30,        SIX MONTHS ENDED JUNE 30,    (INCORPORATION)
                                                                                                                        TO JUNE 30,
                                                         2004            2005             2004            2005             2005
                                                    --------------- ---------------- --------------- ---------------- --------------
Revenue:
    Gain from sale of the Product                   $          --   $         --     $          --   $            --  $   1,951,000
    Product and contract service revenue                  507,557        224,396          855,260            951,138      4,997,485
                                                    --------------- ---------------- --------------- ---------------- --------------
Total revenue                                             507,557        224,396          855,260            951,138      6,948,485


Costs and expenses:
  Research and development                                768,796        969,591         1,600,648         1,751,984     41,624,536
   Acquired in process research and development                --             --                --                --      4,420,824
   Write down of  acquired  intellectual  property
     and other intangibles                                     --             --                --                --      3,416,091
   Amortization of acquired intangibles                        --             --                --                --        715,872
   Selling, general and administrative                    437,005        546,833           949,788         1,014,290     32,336,280
                                                    --------------- ---------------- --------------- ---------------- --------------
Total operating loss                                     (698,244)    (1,292,028)       (1,695,176)       (1,815,136)   (75,565,118)
Other income (expense):
   Interest income                                            357         21,301             1,681            25,731      5,666,518
   Interest expense                                       (45,002)            --          (130,994)               --       (812,067)
   Other, net                                                  --             --                --                --        143,193
                                                    --------------- ---------------- --------------- ---------------- --------------
Total other income (expense)                              (44,645)        21,301          (129,313)           25,731      4,997,644
                                                    --------------- ---------------- --------------- ---------------- --------------
Loss from continuing operations                          (742,889)    (1,270,727)       (1,824,489)       (1,789,405)   (70,567,474)
Loss from discontinued operations                              --             --                --                --         (3,845)
                                                    --------------- ---------------- --------------- ---------------- --------------
Net loss                                                 (742,889)    (1,270,727)       (1,824,489)       (1,789,405)   (70,571,319)
Amount payable for liquidation preference                      --             --                --                --     (1,870,033)
                                                    --------------- ---------------- --------------- ---------------- --------------

Net loss attributable to common stockholders        $    (742,889)  $  (1,270,727)   $  (1,824,489)  $    (1,789,405) $ (72,441,352)
                                                    =============== ================ =============== ================ ==============

Loss per common share - basic and diluted
                                                    $        (.03)  $       (.021)   $        (.08)  $          (.04)
                                                    =============== ================ =============== ================
Weighted   average   number   of   common   shares
  outstanding                                          27,245,020     57,191,093        22,747,145        46,631,331
                                                    =============== ================ =============== ================

Net loss                                            $    (742,889)  $ (1,270,727)    $  (1,824,489)  $    (1,789,405)
Foreign currency translation gain                          15,108         12,193             8,094            13,792
                                                    --------------- ---------------- --------------- ----------------
Net comprehensive loss                              $    (727,781)  $ (1,258,534)   $   (1,816,395)  $    (1,775,613)
                                                    =============== ================ =============== ================

SEE ACCOMPANYING NOTES.

                      Consolidated Statements of Cash Flows
                                   (UNAUDITED)

                                                                                                        PERIOD FROM JANUARY
                                                                                                              12, 1990
                                                                                                          (INCORPORATION)
                                                                      SIX MONTHS ENDED JUNE 30,              TO JUNE 30,
                                                                     2004                  2005                 2005
                                                            ------------------------------------------------------------------
OPERATING ACTIVITIES
Net loss                                                       $  (1,824,489)        $   (1,789,405)       $    70,571,319
Adjustments to reconcile net loss to net cash used in
   operating activities:
     Depreciation and amortization                                   205,191                219,431              4,397,680
     Amortization of discount on convertible notes payable           112,645                      -                142,500
     Amortization of deferred gain on joint venture                        -                      -               (186,295)
     Equity in net loss of joint venture                                   -                      -               (902,900)
     Extraordinary gain related to negative goodwill on
       consolidated subsidiary                                             -                      -              (1,805,800)
     Cumulative effect of change in accounting                             -                      -              1,703,763
     Compensatory stock issue                                              -                      -                (80,427)
     Minority interest in net loss of consolidated                         -                      -              4,420,824
       subsidiary
     Acquired in-process research and development charge                   -                      -              3,416,091
     Write down of acquired intellectual property and other
       intangibles                                                         -                      -                 25,000
     Gain from sale of the Product                                         -                      -             (1,951,000)
     Gain on sale of intellectual property                                 -                      -                   (787)
     Accretion of interest on common stock receivable                      -                      -               (449,000)
     Accretion of interes on amount payable to
       preferred stockholders and former officer                           -                      -                449,000
     Loss (Gain) on sale or abandonment of furniture and
       equipment                                                           -                      -                246,254
     Issuance of common stock or warrants for services                     -                      -                423,289
     Changes in operating assets and liabilities:
       Accounts receivable                                          (106,345)              (135,403)               (83,314)
       Inventory                                                        (159)                   371                 28,842
       Prepaid expenses and other current assets                      (5,108)               125,271                (27,686)
       Accounts payable and accrued liabilities                      312,896                187,450                893,573
       Deferred revenue                                               93,630                 28,813                245,490
       Research and development tax credit receivable                 90,194                      -                 92,819
       Amount payable to former officer                                    -                      -                 80,522
                                                            ------------------------------------------------------------------
Net cash used in operating activities                             (1,121,545)            (1,363,472)           (59,492,881)

INVESTING ACTIVITIES
Purchase of marketable securities and short-term investments
                                                                    (735,268)                     -           (351,973,210)
Proceeds from sale of marketable securities                          788,012                      -            344,856,738
Proceeds from sale of short-term investments                               -                      -              7,116,472
Purchases of furniture and equipment                                (104,760)              (128,650)            (3,399,002)
Proceeds from sale of furniture and equipment                              -                      -                 51,119
Organization costs incurred                                                -                      -                991,634
Cash acquired in acquisition of control of joint venture                   -                      -               (622,755)
                                                            ------------------------------------------------------------------
Net cash used in investing activities                                (52,016)              (128,650)            (2,979,004)

                                   (UNAUDITED)

                                                                                                         PERIOD FROM JANUARY
                                                                                                               12, 1990
                                                                                                           (INCORPORATION)
                                                                       SIX MONTHS ENDED JUNE 30,           THROUGH JUNE 30,
                                                                      2004                  2005                 2005
                                                                ---------------------------------------------------------------
FINANCING ACTIVITIES
Proceeds from issuance of notes payable to related party        $          -            $         -          $     957,557
Principal payments on notes payable to related party                       -                      -               (802,000)
Proceeds from loans payable and the related issuance of
   warrants                                                                -                      -              2,314,000
Principal payments on loans payable                                        -                      -             (1,389,000)
Payments for fractional shares from reverse splits and
   preferred stock conversions                                             -                      -                    (76)
Financing costs incurred                                                   -                      -                (90,000)
Payments received on subscription receivable                               -                      -                 93,637
Shareholder capital contribution                                           -                      -                  4,542
Proceeds received from exercise of stock warrants                     48,391                      -                 76,892
Elimination of the consolidated accounting treatment
   for joint venture                                                       -                      -             (2,511,701)
Capital contribution throughsale of interest in
   consolidated subsidiaries                                               -                      -              2,624,000
Net proceeds received from issuance of preferred and
   common stock                                                    2,893,323              7,986,527             68,852,491
                                                                ---------------------------------------------------------------
Net cash provided by financing activities                          2,941,714              7,986,527             70,130,342
                                                                ---------------------------------------------------------------

Effect of exchange rate changes on cash                                9,432                   (956)               395,753
                                                                ---------------------------------------------------------------

Net increase in cash and cash equivalents                          1,777,585              6,493,449              8,054,210

Cash and cash equivalents at beginning of period                   1,125,960              1,560,761
                                                                                                                         -
                                                                ---------------------------------------------------------------
Cash and cash equivalents at end of period                      $  2,903,545            $ 8,054,210          $   8,054,210
                                                                ===============================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid                                                   $          -            $         -
                                                                =========================================
Non-cash activity:
Conversion of accounts payable into notes payable               $          -            $         -
                                                                =========================================
Common stock warrants issued in conjunction with
   convertible notes payable                                    $          -            $         -
                                                                =========================================
Conversion of bridge loans into common stock                    $    950,000            $         -
                                                                =========================================
Payment of interest on bridge loans with common stock           $     23,275            $         -
                                                                =========================================

SEE ACCOMPANYING NOTES.

                    AVAX TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             Notes to Consolidated Financial Statements (UNAUDITED)
                 For the Six Months ended June 30, 2005 and 2004


1.       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

AVAX Technologies, Inc. with its subsidiaries (the Company) is a development stage biopharmaceutical company.

In November 1995, the Company sold its leading product under development, an over-the-counter nutritional food supplement and all of the related patents and other intellectual property (the Product).

Also in November 1995, the Company entered into a license agreement with Thomas Jefferson University (TJU) to develop, commercially manufacture and sell products embodying immunotherapeutic vaccines for the treatment of malignant melanoma and other cancers (the Invention) (see NOTE 5).

In February 1997, the Company entered into a license agreement with Texas A&M to develop, commercially manufacture and sell products embodying a series of compounds for the treatment of cancer (the Texas A&M Compounds) (see NOTE 5).

In November 1999, the Company entered into a definitive joint venture agreement with Australia Vaccine Technologies ("AVT") (formerly Neptunus International Holdings Limited), a pharmaceutical group in Australia, under the subsidiary name, AVAX Holdings Australia Pty Limited ("AVAX Holdings"). Under the joint venture agreement, AVAX Holdings, through its affiliated entities AVAX Australia Pty Limited and AVAX Australia Manufacturing Pty Limited ("the Joint Venture Companies"), was organized for the purpose of manufacturing and marketing M-Vax, an immunotherapy for the post-surgical treatment of Stage 3 and 4 melanoma, in Australia and New Zealand. In January 2002, the Joint Venture Companies repurchased 90% of AVT's interest in the two joint venture companies resulting in AVAX owning a 95% interest in the net equity of both joint venture companies. The Company was seeking but was unable to obtain a timely governmental reimbursement for the costs of treatment with the AC Vaccine in Australia, and decided to discontinue operations in Australia in order to focus the cash resources of the Company on its U.S. and European operations. In September 2002, the Company announced that it would be discontinuing its operations in Australia and in December 2002 the Company completed the liquidation of its Australian subsidiary.

In August 2000, the Company completed its acquisition of GPH, S.A. ("Holdings") and Genopoietic S.A. ("Genopoietic") each a French societe anonyme based in Paris, France. Holdings and Genopoietic were organized in 1993 to develop gene therapy applications and market gene therapy treatments for cancer. The Company has designated the Lyon, France operations facility as its primary source facility for the production of vaccines to be used in clinical trials. In addition, the Company currently performs contract manufacturing and research activities at its facilities located in Lyon, France.

BASIS OF PRESENTATION

The financial information as of June 30, 2005 and for the three- and six-month periods ended June 30, 2005 and 2004 contained herein is unaudited. The Company believes this information has been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and Article 10 of Regulation S-X. The Company also believes this information includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for the periods then ended. The results of operations for the three- and six-month periods ended June 30, 2005 and 2004 are not necessarily indicative of the results of operations that may be expected for the entire year.

The accompanying financial statements and the related notes should be read in conjunction with the Company's audited financial statements for the year ended December 31, 2004 included in the Company's annual report on Form 10-KSB.

The Company's business is subject to significant risks consistent with biotechnology companies that are developing novel products for human therapeutic use. These risks include uncertainties regarding research and development, access to capital, obtaining and enforcing patents, receiving regulatory approval, and competing with other biotechnology and pharmaceutical companies. The Company plans to continue to finance its operations with a combination of equity and debt financing and, in the longer term, revenues from product sales, if any. However, there can be no assurance that it will successfully develop any product or, if it does, that the product will generate any or sufficient revenues.

RECLASSIFICATIONS

Certain prior year and cumulative expenses for legal costs for patents have been reclassified from research and development expenses to general and administrative expenses, to conform to current year presentation.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of AVAX Technologies, Inc., and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

In 1999, the Joint Venture Companies were included in the consolidated financial statements of the Company. Due to additional investment by AVT in the Joint Venture Companies in 2000, whereby AVT acquired a 50% ownership interest, and AVT's substantial and active involvement in the operations of the Joint Venture Companies late in 2000, the Company no longer exercised control over the Joint Venture Companies. During January 2002, the Joint Venture Companies repurchased 90% of AVT's interest in each company in exchange for cash consideration of approximately $1,860,000 AUD (approximately $970,000 US). This resulted in AVAX Holdings owning a 95% interest in the Joint Venture Companies as of the date of the transaction, giving AVAX Holdings control of the companies and requiring the results of AVAX Holdings and its majority owned subsidiaries be consolidated into the Company's consolidated results.

REVENUE

The Company's revenues are related to the provision of contract services and the sale of its product, the AC Vaccine Technology for the treatment of melanoma. Contract service revenue is recognized in installments based upon the contractual agreement entered into with clients (see Note 3). Product revenues represent fees received or payable to the Company related to the manufacture and sale of the vaccine. Product revenue is recognized when the vaccine is received by the hospital administering the vaccine. Royalties related to product sales are recorded 60 days after the product is received for administration to the patient in accordance with the product distribution agreement.

2.       JOINT VENTURE AGREEMENT

In November 1999, the Company's subsidiary AVAX Australia Holdings, Pty Limited entered into a joint venture agreement with AVT related to commercialization and sale of the AC Vaccine Technology in Australia and New Zealand. Pursuant to the joint venture agreement, the Company created two operating companies, AVAX Australia Pty Limited and AVAX Australia Manufacturing Pty Limited, and AVT contributed $4 million Australian Dollars giving them a 20% equity interest in the joint venture.

During 2000, AVT, through a subsidiary, contributed an additional $6 million Australian Dollars, raising AVT's total ownership percentage in the joint venture to 50%. Due to the ownership percentage maintained by AVT and their substantial and active involvement in the management and decision making processes of the joint venture, the Company determined that it no longer maintained a controlling interest in the operations of the joint venture. Accordingly, the Company began to account for its investment in the joint venture using the equity method of accounting in late 2000.

At the time of the change from the consolidation method to the equity method, there existed a difference between the Company's cost of its 50% investment in the joint venture and the net book value of the underlying assets. This difference, which amounted to approximately $2.7 million, resulted from the Company's contribution of technology and related licensing rights, which had little recorded value, and AVT's cash investments of $10 million Australian Dollars. The resulting deferred gain was being amortized to income over three years.

During January 2002, Joint Venture Companies repurchased 90% of AVT's outstanding shares for cash consideration of approximately $1.8 million Australian Dollars. After closing the transaction AVAX Holdings owned a 95% equity interest in the Joint Venture Companies.

AVAX accounted for its investment in the Australian Joint Venture Companies using the equity method up through the date of the repurchase of AVT shares. At the date of that transaction, the Company had recorded on its books an investment in joint venture (net of unamortized deferred gain) of approximately $12,282. As a result of the transaction, AVAX's 95% equity in the Joint Venture Companies had a book value of approximately $1,101,400. Of this difference, $902,900, which represented the deferred gain as of December 31, 2001, was recognized as a cumulative effect of change in accounting in the three months ended June 30, 2002. The remaining difference of $186,295 was recognized as an extraordinary gain related to negative goodwill in the consolidated subsidiary. As discussed further below, these amounts are both included in the loss from discontinued operations in the 2002 consolidated statement of operations.

In September 2002 the Company made the decision to discontinue the operations of the Joint Venture Companies. With the adoption of Statement of Financial Accounting Standards (SFAS) No. 144, the Australian operations are required to be accounted for and presented in the accompanying financial statements as a discontinued operation.

The Company liquidated, through sale, all of the long-lived assets of the joint venture companies prior to December 31, 2002. Proceeds received on the sale of the assets of the Company at the time were $40,919 while the cost basis of the assets was $247,210, resulting in a net loss on the disposition of the assets of $206,291, which is included in the loss from discontinued operations.

On December 13, 2002 a liquidator was appointed to oversee the dissolution of the joint venture companies. The combined assets of the joint venture companies included in the June 30, 2005 consolidated balance sheet consists of cash of $53,649 and recorded liabilities of $88,341. Other long-term liabilities related to leasehold obligations were not recorded as obligations as they will not be required to be met pursuant to the liquidation proceedings.

3.   CONTRACTUAL JOINT MANUFACTURING ALLIANCE

In February 2004 the Company entered into a manufacturing alliance with OPISODIA, SAS, a French pharmaceutical company (OPI). The agreement required annual funding from OPI of approximately $1,500,000 (US) for each of 2004 and 2005, and placed the existing OPI facilities and personnel under the direction of Genopoeitic's management. The funding from OPI covered a majority of the manufacturing costs of the combined French facilities in 2004 and was expected to cover a majority of the manufacturing costs in 2005. Pursuant to the contract, the total manufacturing expenses incurred are allocated to OPI based upon a pre-determined allocation of the total number of personnel available to work on the OPI contract. OPI is not presently current in its payment obligations to the Company under this manufacturing alliance. As of the end of May 2005, the Company and OPI orally agreed to terminate the current arrangement.

Proceeds received from OPI as a result of the alliance for the six months ended June 30, 2005 were $556,663. Expenses were $422,870 allocated and were recorded as revenue to the extent the proceeds received were equal to the amount of expenses allocable to OPI. Amounts received in excess of expenses allocated to the OPI contract for the period ended June 30, 2005 were $133,793 and were recorded in deferred revenue in the accompanying consolidated balance sheet. The expenses allocated to the OPI contract do not represent additional costs incurred in performing work under the OPI contract but instead represent the expenses that are allocated to the contract pursuant to the negotiated contractual terms. This expense allocation does not represent costs incurred by the Company in performing the contract.

4.   STOCK BASED COMPENSATION

SFAS No. 123, "Accounting for Stock-Based Compensation," prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," (APB 25) and related interpretations, with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. SFAS No. 148 "Accounting for Stock Based Compensation - Transaction and Disclosures" further established accounting and disclosure requirements using a fair value based method of accounting for stock based employee compensation plans. The Company has elected to continue to account for its stock-based compensation plans in accordance with the provisions of APB 25 using the intrinsic value method.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option or warrant vesting period. The effects of applying SFAS No. 123 for pro forma disclosures are not likely to be representative of the effects on reported net income or losses for future periods. The Company's pro forma information follows:

                                                                     THREE MONTHS                   SIX MONTHS
                                                                    ENDED JUNE 30,                ENDED JUNE 30,
                                                            -------------------------------------------------------------
                                                                 2004           2005           2004           2005
                                                            -------------------------------------------------------------

       Net loss as reported                                      $(742,889)   $(1,270,727)   $(1,824,489)   $(1,789,405)
       Stock based compensation expense as reported                      -                             -
       Stock based compensation expense under fair value
            method                                                 (66,530)       (18,070)      (133,060)       (36,140)
                                                            -------------------------------------------------------------
       Pro forma net loss attributable to common
            stockholders                                         $(809,419)   $(1,288,797)   $(1,957,549)   $(1,825,545)
                                                            =============================================================

       Pro forma net loss per share                                 $(0.03)        $(0.02)        $(0.09)        $(0.04)
                                                            =============================================================

5.   LICENSE AND RESEARCH AGREEMENTS

THE THOMAS JEFFERSON UNIVERSITY (TJU) LICENSE AND RESEARCH AGREEMENT

The Company entered into license and research agreements with TJU for the AC Vaccine technology in November 1995. The TJU License is a perpetual royalty-bearing license for the rights to the AC Vaccine technology, and provides for certain payments upon the occurrence of certain milestones. As partial consideration, the Company paid $10,000 to TJU for the TJU License, $10,000 upon initiation of the first clinical trial, and $25,000 upon receipt of approval from the FDA (or comparable international agency) to market products relating to the AC Vaccine technology (which payment was triggered by the Company's receipt of that regulatory approval in Australia). The Company also issued to each of TJU and Dr. Berd, 229,121 shares of common stock, representing 7.5% (15% in the aggregate) of the total outstanding voting securities at that time.

In addition to the milestone payments the Company already made to TJU, the Company was obligated to pay TJU $10,000 upon the first filing of a marketing application with the FDA (or comparable filing with a comparable international agency). The Company paid this milestone payment to TJU upon the commercialization of the AC Vaccine in Australia in 2001.

In connection with the TJU License, the Company also entered into a Clinical Study and Research Agreement with TJU (the TJU Research Agreement). Under the TJU License and the TJU Research Agreement, the Company agreed to provide TJU with minimum sponsored research funding relating to the development of additional immunotherapies based on the AC Vaccine technology. The Company renewed this agreement for a three-year period through November 2004. The research conducted by Dr. Berd and TJU under the TJU Research Agreement has pertained to applications of the AC Vaccine technology beyond the core vaccine products being developed.

The Company is presently obligated under the TJU License to spend a minimum of $500,000 per year on the development of the AC Vaccine technology until commercialized in the United States. This spending includes funding provided pursuant to the TJU Research Agreement, the internal expenditures and the external expenditures incurred by the Company. If the Company files for FDA approval of a Company-sponsored marketing application for the right to market an AC Vaccine product, the Company may elect to spend less than $500,000 per year on the development of the AC Vaccine technology during the period of time the marketing application is under review by the FDA.

In 2004, the Company reached an agreement with TJU to terminate the TJU Research Agreement and all of the Company's obligations thereunder in exchange for a final payment to TJU of $300,000, $150,000 of which was paid in July 2004 and the balance of which was paid in April 2005 in satisfaction of all the Company's outstanding liabilities to TJU under the TJU Research Agreement. The Company does not believe that the termination of this agreement will have any meaningful effect upon the Company or the Company's ability to continue the AC Vaccine development efforts.

The Company is also obligated to pay royalties on net sales revenue and a percentage of all revenues received from sublicenses relating to the AC Vaccine technology.

The Company bears the expense of maintaining and defending the patents that are subject to the TJU License Agreement.

THE TEXAS A&M LICENSE AND RESEARCH AGREEMENT

The Company entered into license and research agreements with Texas A&M University for a series of novel cancer-fighting anti-estrogen compounds in February 1997. Under the Texas A&M License, the Company is obligated to make milestone payments to Texas A&M as follows: $24,000 upon the initiation of a specified toxicity evaluation, $12,000 upon completion of a toxicity evaluation demonstrating acceptable toxicity levels, $12,000 upon the submission of an IND to the FDA or its equivalent in a major market country, $5,000 upon the completion of the first Phase I clinical investigations and $15,000 upon the FDA's granting of the first NDA. In addition, the Company is required to achieve certain milestones toward development of a licensed product within certain specified time frames.

In connection with the Texas A&M License, in May 1997, the Company entered into a three-year Sponsored Research Agreement with Texas A&M (the Texas A&M Research Agreement). Under the Texas A&M License and the Texas A&M Research Agreement, the Company agreed to provide minimum yearly funding of $108,750 for Texas A&M's research. Texas A&M waived any up front payment for the Texas A&M License in recognition of the three-year research funding commitment. Currently there is no research agreement in place with Texas A&M. The Company is evaluating potential studies with the principal investigator at Texas A&M and may decide to enter into a further research alliance.

The Company is also obligated to pay royalties on any net sales revenue derived from these compounds and a percentage of net sales revenues received from sublicenses of the compounds.

The Company bears the expense of maintaining and defending the patents that are subject to the Texas A&M License.

6.       PRIVATE PLACEMENT OF EQUITIES SECURITIES

On April 5, 2005, the Company closed a private placement of 25,343,430 shares of common stock at a purchase price of $0.34 per share with 12 accredited or institutional investors. The Company received gross proceeds of approximately $8,616,000, and incurred offering-related expenses of $630,240 payable to advisors and the legal fees related to the fundraising. In connection with the private placement, the Company also issued to the investors warrants to purchase 3,801,515 shares of common stock at a warrant exercise price of $0.41 per share, and warrants to purchase 3,801,515 shares of common stock at a warrant exercise price of $0.48 per share. All warrants issued in this private placement expire on April 5, 2010.

                PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our company was organized under the laws of the State of Delaware, and therefore we are subject to Section 145 of the General Corporation Law of the State of Delaware. Section 145 authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms broad enough to include indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

         Article Seven of our Certificate of Incorporation provides that we will indemnify and advance expenses to our directors and officers to the fullest extent permitted by Section 145. Article Nine of our Certificate of Incorporation provides that the liability of our directors is eliminated to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

         Article V, Section 1 of our By-Laws provides for mandatory indemnification of our directors to the fullest extent authorized by the Delaware General Corporation Law. Article V, Section 2 of our By-Laws provides for prepayment of expenses incurred by our directors to the fullest extent permitted by, and only in compliance with, the Delaware General Corporate Law.
Article V, Section 6 of our By-Laws provides for permissive indemnification of our officers, employees and agents if and to the extent authorized by our Board of Directors in compliance with the Delaware General Corporation Law.

         These provisions in the Certificate of Incorporation and the By-Laws do not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provisions also do not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. In addition, we have obtained certain liability insurance coverage for our directors and officers.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the registration of the shares of common stock being offered for sale by the selling stockholders. All amounts are estimates except the Securities and Exchange Commission registration fee.

     Securities and Exchange Commission registration fee           $ 1,241
     Legal fees and expenses                                        50,000
     Accounting fees and expenses                                   35,000
     Blue sky fees and expenses                                        -0-
     Transfer agent fees and expenses                                3,500
                                                                     -----

         Total                                                     $89,741
                                                                   =======


ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES.

         On May 21, 2004, we closed the private placement of 10,166,667 shares of our common stock plus warrants to purchase 1,525,000 shares of common stock at $0.35 per share (Series A warrants) and warrants to purchase 1,525,000 shares of common stock at $0.39 per share (Series B warrants). Gross proceeds from the offering were $3,050,000. The common stock and warrants were issued to accredited investors only in reliance upon Regulation D under Section 4(2) of the Securities Act. On that same day, in accordance with the Note Purchase Agreements entered into in December 2003, we converted the principal ($950,000) and interest ($23,275) on the bridge notes into common stock at an exercise price of $0.13 per share resulting in the issuance of 7,486,430 shares of our common stock.

         In addition, on April 5, 2005, we closed the private placement of 25,343,430 shares of our common stock plus warrants to purchase 3,801,515 shares of common stock at $0.41 per share (2005 Series A warrants) and warrants to purchase 3,801,515 shares of common stock at $0.48 per share (2005 Series B warrants). Gross proceeds from the offering were approximately $8,600,000. The common stock and warrants were issued to accredited investors only in reliance upon Regulation D under Section 4(2) of the Securities Act.

ITEM 27.   EXHIBITS.

                                  EXHIBIT INDEX


    Exhibit No.                                                  Description
    -----------                                                  -----------
       3.1           Certificate of  Incorporation,  as amended  (excluding the  Certificates  of  Designations  for the
                     Series B and Series C Convertible Preferred Stock).(1)

       3.2           Certificate of Amendment of Certificate of Incorporation Dated May 10, 2004.(2)

       3.3           By-Laws.(3)

       4.1           Reference is made to Exhibits 3.1, 3.2 and 3.3.

       4.2           Specimen of common stock certificate.(3)

       4.3           Investors' Rights Agreement Dated November 20, 1995, by and between the Company and certain investors.(3)

       4.4           Form of Placement Warrant Relating to Offering of Series B Placement Warrants.(4)

       4.5           Certificate of Designation of Series C Convertible Preferred Stock.(5)

       4.6           Series C Convertible Preferred Stock Warrant Purchase Agreement.(5)

       4.7           Form of Class A and Class B common stock Purchase Warrant issued in connection with the Series C
                     Convertible Preferred Stock.(5)

       5.1           Opinion of Gilmore & Bell, P.C.*

      10.1           Clinical Study and Research Agreement dated November 20, 1995, by and between the Company and
                     Thomas Jefferson University.(6)

      10.2           License Agreement dated November 20, 1995, by and between the Company and Thomas Jefferson
                     University.(6)

      10.3           Extension to the Clinical Study and Research  Agreement dated November 20, 1995, by and between the
                     Company and Thomas Jefferson University.(5)

      10.4           License Agreement dated February 17, 1997, by and between the Company and The Texas A&M University
                     System.(6)

      10.5           Stock Contribution Agreement dated as of July 17, 2000, among the Company, Professor  David R.
                     Klatzmann, Professor Jean-Loup Salzmann, GPH, S.A. and Genopoietic, S.A(13)

      10.6           [Tax] Agreement dated as of August 24, 2000, among the Company, GPH, S.A., Genopoietic  S.A.,
                     Professor David R. Klatzmann and Professor Jean-Loup Salzmann.(13)

      10.7           Rights Agreement dated as of August 24, 2000,  between the Company and Professor David R. Klatzmann
                     (an identical agreement was entered into between the Company and Professor Jean-Loup Salzmann).(13)

      10.8           Termination Deed - Shareholders Agreement for AVAX Australia and AVAX Manufacturing dated January
                     21, 2002.(14)

      10.9           Royalty Agreement between AVAX Australia Pty Limited and Eastpac, Inc. dated January 21, 2002.(14)

      10.10          2001 Stock Option Plan.(1)

      10.11          2000 Directors' Stock Option Plan.(7)

      10.12          Note Purchase Agreement dated as of November 17, 2003.(8)

      10.13          Form of Convertible Note in connection with the December 2003 bridge financing. (8)

      10.14          Form of Warrant in connection with the December 2003 bridge financing. (8)

      10.15          Society in Participation Agreement between Genopoetic and Opisodia dated January 29, 2004.(9)

      10.16          Securities Purchase Agreement dated as of May 17, 2004.(10)

      10.17          Form of Series 2004A Warrant to purchase common stock. (10)

      10.18          Form of Series 2004B Warrant to purchase common stock. (10)

      10.19          Employment Agreement between AVAX Technologies, Inc. and Richard P. Rainey dated as of April 1,
                     2004.(11)

      10.20          Employment Letter between AVAX Technologies, Inc. and Dr. David Berd dated as of November 1, 2004.
                     (11)

      10.21          Securities Purchase Agreement dated as of April 5, 2005.(12)

      10.22          Form of Series 2005A Warrant to purchase common stock. (12)

      10.23          Form of Series 2005B Warrant to purchase common stock. (12)

      21             Subsidiaries of the Company.*

      23.1           Consent of Gilmore & Bell, P.C. included in Exhibit 5.1.

      23.2           Consent of Briggs, Bunting & Dougherty LLP, Independent Registered Public Accounting Firm.*

      23.3           Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.*

_______________
*    Filed herewith.
(1) Incorporated by reference and previously filed as an exhibit to Annual Report on Form 10-KSB for year ended December 31, 2001.
(2) Incorporated by reference and previously filed as an exhibit to the Quarterly Report on Form 10-QSB for the first quarter of the year ended December 31, 2004.
(3) Incorporated by reference and previously filed as an exhibit to the Registration Statement on Form S-3 (File No. 333-09349) filed on August 1, 1996.
(4) Incorporated by reference and previously filed as an exhibit to Post Effective Amendment No. 6 to the Registration Statement on Form S-3 filed on August 17, 1998.
(5) Incorporated by reference and previously filed as an exhibit to the Annual Report on Form 10-KSB for the year ended December 31, 1998.
(6) Incorporated by reference and previously filed as an exhibit to Amendment No. 9 to the Registration Statement on Form S-3 filed on July 3, 1997.
(7) Incorporated by reference and previously filed as an exhibit to the Annual Report on Form 10-KSB for year ended December 31, 2000.
(8) Incorporated by reference and previously filed as an exhibit to the Current Report on Form 8-K filed on December 9, 2003.
(9) Incorporated by reference and previously filed as an exhibit to the Registration Statement on Form SB-2 (File No. 333-118334) filed on August 18, 2004.
(10) Incorporated by reference and previously filed as an exhibit to the Current Report on Form 8-K filed on June 2, 2004.
(11) Incorporated by reference and previously filed as an exhibit to the Current Report on Form 8-K filed on March 18, 2005.
(12) Incorporated by reference and previously filed as an exhibit to the Current Report on Form 8-K filed on April 7, 2005.
(13) Incorporated by reference and previously filed as an exhibit to the Current Report on Form 8-K, filed on September 8, 2000, as amended by the amendment on Form 8-K/A filed with the Securities and Exchange Commission on November 7, 2000.
(14) Incorporated by reference and previously filed as an exhibit to the Annual Report on Form 10-KSB for year ended December 31, 2000.

ITEM 28.   UNDERTAKINGS.

We hereby undertake:

         (1) To file, during any period in which offers or sales of securities are made, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) That for determining liability under the Securities Act of 1933, we will treat each post-effective amendment to this registration statement, as a new registration statement of the securities offered, and the offering of the securities at that time will be deemed to be the initial BONA FIDE offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company pursuant to the Delaware General Corporation Law, our Certificate of Incorporation and our By-Laws, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities arising under the Securities Act of 1933 (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities that we are registering, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether the indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of that issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Philadelphia, State of Pennsylvania, on this 31st day of August, 2005.

                                               AVAX TECHNOLOGIES, INC.

                                               By:     /s/   Richard P. Rainey
                                                  ----------------------------
                                                           Richard P. Rainey
                                                           President


                                POWER OF ATTORNEY

         In accordance with the requirements of the Securities Act of 1933, as amended, the registration statement has been signed by the following persons in the capacities and on the dates indicated:

      SIGNATURE                   NAME & TITLE                        DATE
      ---------                   ------------                        ----

/s/ Richard P. Rainey   Richard P. Rainey                        August 31, 2005
---------------------   President
                        (Principal Executive, Financial and
                        Accounting Officer)


          *             John K. A. Prendergast, Ph.D.            August 31, 2005
   ---------------      Chairman of the Board and Director


          *             Andrew Dahl                              August 31, 2005
   ---------------      Director

          *             Edson D. de Castro                       August 31, 2005
   ---------------      Director


          *             Carl Spana, Ph.D.                        August 31, 2005
   ---------------      Director



*By:  /s/  Richard P. Rainey
    ------------------------------
      Richard P. Rainey
      Attorney-in-fact